Exhibit 2.1

EXECUTION

AGREEMENT AND PLAN OF MERGER

By and Among

ESSENCE PARENT INC.,

ESSENCE MERGERCO INC.,

and

ESPERION THERAPEUTICS, INC.

Dated as of May 1, 2026

i

ii

Exhibit

Exhibit A	Form of Surviving Corporation Second Amended and Restated Certificate of Incorporation
Exhibit B	Form of Surviving Corporation Third Amended and Restated Bylaws
Exhibit C	Form of CVR Agreement

iii

This AGREEMENT AND PLAN OF MERGER, dated as of May 1, 2026 (this “Agreement”), is by and among Essence Parent Inc., a Delaware corporation (“Parent”), Essence MergerCo Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“MergerCo”), and Esperion Therapeutics, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.12.

WHEREAS, the parties hereto intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), MergerCo will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and pursuant to the Merger, each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock canceled pursuant to Section 2.1(b) and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.7), will be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into this Agreement and consummate the Merger Transactions, (ii) adopted and approved this Agreement and the consummation by the Company of the Merger Transactions, including the Merger, (iii) resolved to recommend and recommended that the stockholders of the Company vote to approve the adoption of this Agreement (this clause (iii), the “Company Board Recommendation”) and (iv) directed that this Agreement and the Merger Transactions be submitted to the stockholders of the Company entitled to vote thereon for adoption;

WHEREAS, the Board of Directors of Parent has unanimously (i) determined that it is in the best interests of Parent and the stockholders of Parent, and declared it advisable, that Parent enter into this Agreement and the CVR Agreement and consummate the Transactions and (ii) adopted and approved this Agreement and the CVR Agreement and the consummation by Parent of the Transactions, including the Merger;

WHEREAS, the Board of Directors of MergerCo has unanimously (i) determined that it is in the best interests of MergerCo and its sole stockholder, and declared it advisable, that MergerCo enter into this Agreement and consummate the Transactions, (ii) adopted and approved this Agreement and the consummation by MergerCo of the Transactions, including the Merger, (iii) recommended that MergerCo’s sole stockholder approve the adoption of this Agreement and (iv) directed that this Agreement and the Transactions be submitted for consideration at a meeting or by unanimous written consent of MergerCo’s sole stockholder;

WHEREAS, Parent, in its capacity as sole stockholder of MergerCo, will approve the adoption of this Agreement and the consummation by MergerCo of the Transactions, including the Merger, by written consent immediately following the execution of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Med Platform II S.L.P., a société de libre partenariat incorporated under the Laws of France, Med Platform II-B FPCI, a fonds professionnel de capital investissement organized under the Laws of France, Med III B SLP, a société de libre partenariat incorporated under the Laws of France, and Med Access S.L.P., a société de libre partenariat incorporated under the Laws of France (collectively, the “Equity Commitment Parties”), have entered into and delivered the Equity Commitment Letter;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Equity Commitment Parties have entered into and delivered a limited guarantee (the “Limited Guarantee”) in favor of the Company, pursuant to which, subject to the terms and conditions contained therein, the Equity Commitment Parties are guaranteeing certain obligations of Parent and MergerCo in connection with this Agreement; and

WHEREAS, the Company, Parent and MergerCo desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Parent and MergerCo hereby agree as follows:

ARTICLE I

The Merger

Section 1.1         The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the DGCL, at the Effective Time, MergerCo shall be merged with and into the Company, the separate corporate existence of MergerCo shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation in the Merger, is hereinafter referred to as the “Surviving Corporation”.

Section 1.2         Closing. Unless this Agreement has earlier been terminated pursuant to Article VII, the closing of the Merger (the “Closing”) shall take place remotely by electronic (including pdf, DocuSign or otherwise) exchange of documents and signatures at 8:00 a.m. (New York City time) as promptly as practicable (and no later than the third Business Day) (the “Closing Date”) following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another date, time or place is agreed to in writing by Parent and the Company; provided that the Closing shall not occur prior to the date that is 60 calendar days following the date of this Agreement without the prior written consent of Parent.

Section 1.3         Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the “Secretary of State of Delaware”) or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of the Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4         Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 259, of the DGCL.

Section 1.5         Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)            At the Effective Time, by virtue of the Merger and without any action on the part of Parent, MergerCo, the Company or any holder of any Company Common Stock or any shares of capital stock of MergerCo, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth on Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation (and subject to Section 5.6).

(b)            At the Effective Time, by virtue of the Merger and without any action on the part of Parent, MergerCo, the Company or any holder of any Company Common Stock or any shares of capital stock of MergerCo, the bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as set forth on Exhibit B hereto, and as so amended and restated shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation (and subject to Section 5.6).

(c)            Prior to the Effective Time, the Company shall use reasonable best efforts to cause (i) each director of the Company and (ii) if so requested by Parent, each director of each of the Company’s Subsidiaries to execute and deliver a letter effectuating his or her resignation as a member of the board of directors of the Company or the applicable Subsidiary, respectively, to be effective as of, and contingent upon the occurrence of, the Effective Time.

Section 1.6         Directors and Officers of the Surviving Corporation.

(a)            The directors of MergerCo immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

(b)            The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

ARTICLE II

Effect of the Merger on Capital Stock; Exchange of Certificates;
Equity-Based Awards; Company Warrants

Section 2.1         Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, MergerCo or the holders of any shares of Company Common Stock or any shares of capital stock of MergerCo:

(a)            Capital Stock of MergerCo. Each issued and outstanding share of capital stock of MergerCo as of immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)            Cancelation of Certain Shares. All shares of Company Common Stock that are owned by the Company as treasury shares immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock then held by Parent or MergerCo shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)            Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock as of immediately prior to the Effective Time (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.1(b) and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.7) shall be converted automatically into and shall thereafter represent only the right to receive (A) an amount in cash equal to $3.16 per share, without interest (the “Per Share Cash Consideration”), plus (B) one contractual contingent value right per share, representing the right to receive contingent payments in cash, without interest, upon the achievement of the Milestones set forth in the CVR Agreement, on the terms and subject to the conditions set forth in this Agreement and the CVR Agreement, in each case subject to Section 2.2(g) (the “CVR” and, together with the Per Share Cash Consideration, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such share of Company Common Stock (each, a “Share Certificate”) or non-certificated shares of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) (other than shares of Company Common Stock to be canceled in accordance with Section 2.1(b) and Appraisal Shares, which shall be treated in accordance with Section 2.7) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor in accordance with Section 2.2.

Section 2.2         Exchange Matters.

(a)            Paying Agent. Prior to the Closing Date, Parent shall appoint the Company’s transfer agent (or such other nationally recognized bank or trust company agreed to between Parent and the Company) to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, prior to the Closing Date shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company and Parent. Prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Per Share Cash Consideration, other than amounts payable in respect of each Equity-Based Award in accordance with Section 2.4 (such cash being hereinafter referred to as the “Exchange Fund”). For the avoidance of doubt, Parent shall not be required to deposit any funds related to the CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. The Exchange Fund shall not be used for any purpose other than as expressly set forth in this Agreement. Pending its disbursement in accordance with this Section 2.2, the Exchange Fund may, in Parent’s sole discretion, be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America (“U.S.”), (ii) short-term obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion; provided, that (A) no such investment shall relieve Parent from making the payments required by this Article II and (B) no such investment shall have maturities that would reasonably be expected to prevent or delay payments to be made pursuant to this Agreement. Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of the Per Share Cash Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Per Share Cash Consideration as provided herein. Any interest or income from investment of the Exchange Fund not required to make all payments of the Per Share Cash Consideration in accordance herewith shall be paid to Parent or the Surviving Corporation, as Parent directs.

(b)            Payment Procedures.

(i)            As promptly as practicable after the Effective Time (but in no event more than three Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of a Share Certificate (other than a Share Certificate representing (A) a share of Company Common Stock to be canceled in accordance with Section 2.1(b) and (B) Appraisal Shares, which shall be treated in accordance with Section 2.7) (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificate shall pass, only upon delivery of such Share Certificate (or affidavits in lieu thereof in accordance with Section 2.2(d)) to the Paying Agent, and which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree prior to the Closing Date) and (y) instructions for use in effecting the surrender of the Share Certificate in exchange for payment of the Merger Consideration as provided in Section 2.1(c).

(ii)            Upon delivery of a letter of transmittal as contemplated in subsection (i) of this Section 2.2(b), duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent), together with surrender of a Share Certificate to the Paying Agent, the holder of such Share Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock represented by such Share Certificate immediately prior to the Effective Time (including the Per Share Cash Consideration, without interest, and one CVR to be recorded by the Rights Agent under the CVR Agreement), and the Share Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.2, each Share Certificate (other than a Share Certificate representing (A) a share of Company Common Stock to be canceled in accordance with Section 2.1(b) and (B) Appraisal Shares, which shall be treated in accordance with Section 2.7) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.

(iii)           The Persons who were, immediately prior to the Effective Time, holders of Book-Entry Shares (other than (A) shares of Company Common Stock to be canceled in accordance with Section 2.1(b) or (B) Appraisal Shares, which shall be treated in accordance with Section 2.7) shall not be required to take any action with respect to the exchange of their Book-Entry Shares for the Merger Consideration, other than as required by the Paying Agent or the Rights Agent, as applicable, in accordance with its customary procedures. As promptly as practicable after the Effective Time (but in no event more than three Business Days thereafter), Parent shall cause (x) the Paying Agent to pay and deliver to the holder of such Book-Entry Shares by wire transfer or check the aggregate Per Share Cash Consideration that such holder has the right to receive pursuant to this Agreement and (y) the Rights Agent under the CVR Agreement to record a number of CVRs equal to the number of shares of Company Common Stock formerly represented by such Book-Entry Shares. Payment of the Merger Consideration with respect to Book-Entry Shares shall be made only to the Person in whose name such Book-Entry Shares are registered.

(iv)          Parent and the Company shall cooperate to establish procedures with the Paying Agent, the Rights Agent, DTC, DTC’s nominees and any other necessary third party intermediaries to ensure that (A) the Paying Agent will transmit to DTC or its nominee as soon as practicable after the Effective Time (but in no event more than one Business Day thereafter), upon surrender of shares of Company Common Stock held of record by DTC or its nominee in accordance with DTC’s customary surrender procedures, the Per Share Cash Consideration payable for each such share held of record by DTC or such nominee immediately prior to the Effective Time, and (B) the Rights Agent under the CVR Agreement will record a number of CVRs in the name of DTC or its nominee equal to the number of such shares held of record by DTC or such nominee.

(v)           If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Share Certificate is registered, Parent may cause the Paying Agent to pay the Merger Consideration to such Person only if such Share Certificate (if applicable) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Paying Agent and Parent that any applicable stock transfer or similar Taxes have been paid or are not applicable. None of Parent, MergerCo and the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in the immediately preceding sentence under any circumstance. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Persons in whose name such Book-Entry Shares are registered in the stock transfer records of the Company.

(vi)          No interest shall accrue on any cash amounts payable under this Section 2.2.

(c)            Transfer Books; No Further Ownership Rights. The Merger Consideration paid in respect of the shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all ownership rights in such shares, and at the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Share Certificates are presented to Parent, the Surviving Corporation or the Paying Agent, for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)            Lost, Stolen or Destroyed Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Share Certificate, the applicable Merger Consideration to be paid in respect of the share(s) of Company Common Stock formerly represented by such Share Certificate as contemplated by this Article II.

(e)            Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, Parent and the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest or other income received with respect thereto) which has not been disbursed to holders of Share Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation for, and Parent and the Surviving Corporation shall remain jointly and severally liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II. Subject to Section 2.2(f), any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f)            No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for any Merger Consideration or portion of the Exchange Fund, as applicable, properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(g)            Withholding. Each of Parent, MergerCo, the Company, the Surviving Corporation, the Paying Agent and their respective Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to this Agreement or the CVR Agreement such amounts as are required to be deducted or withheld under applicable Tax Law (including with respect to any amounts treated as interest under Section 483 of the Code). To the extent that amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement or the CVR Agreement, as applicable, as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.3         Treatment of Equity-Based Awards and Company ESPP .

(a)            At the Effective Time, without any action on the part of Parent, MergerCo, the Company or the holder thereof:

(i)            each restricted stock unit award with respect to Company Common Stock (each, a “Company RSU”) outstanding immediately prior to the Effective Time shall, as of immediately prior to the Effective Time, vest in full (to the extent then-unvested) and be canceled and converted into the right to receive, with respect to each share of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, in full satisfaction of the rights of such holder with respect thereto, (A) a cash payment (rounded down to the nearest cent), without interest and subject to applicable Tax withholding and deductions, equal to the Per Share Cash Consideration (the “RSU Cash Consideration”) and (B) one CVR (payable in accordance with Section 2.4(b) and the CVR Agreement);

(ii)           each option to purchase shares of Company Common Stock (other than any option to purchase shares of Company Common Stock granted under the Company ESPP) (each, a “Company Stock Option”) outstanding immediately prior to the Effective Time shall, as of immediately prior to the Effective Time, vest in full (to the extent then-unvested);

(iii)          each Company Stock Option outstanding immediately prior to the Effective Time having a per share exercise price that is less than the Per Share Cash Consideration shall be canceled and converted into the right to receive, with respect to each share of Company Common Stock issuable upon exercise of such Company Stock Option immediately prior to the Effective Time, in full satisfaction of the rights of such holder with respect thereto, (A) a cash payment (rounded down to the nearest cent), without interest and subject to applicable Tax withholding and deductions, equal to the excess of (i) the Per Share Cash Consideration over (ii) the per share exercise price of such Company Stock Option (the “Stock Option Cash Consideration”) and (B) one CVR (payable in accordance with Section 2.4(b) and the CVR Agreement) (the “Option CVR Consideration”);

(iv)          each Company Stock Option outstanding immediately prior to the Effective Time having a per share exercise price that is equal to or greater than the Per Share Cash Consideration but less than the Merger Consideration (assuming maximum payout with respect to the CVR component of the Merger Consideration) (each, a “Closing Date Underwater Option”) shall be cancelled and converted into the right to receive the Option CVR Consideration, except that if a Milestone is achieved in respect of a CVR, the cash amount to be paid in respect of such Milestone, if any, shall be the Underwater Option Milestone Payment (rather than the Milestone Payment), which amount shall be paid pursuant to and in accordance with Section 2.4(b) and the CVR Agreement; and

(v)           each Company Stock Option outstanding immediately prior to the Effective Time having a per share exercise price that is equal to or greater than the Merger Consideration (assuming maximum payout with respect to the CVR component of the Merger Consideration) (each, an “Underwater Option”) shall be canceled for no consideration.

(b)            (i) No Offering Period (as defined in the Company ESPP) under the Company ESPP shall commence or be extended on or after the date of this Agreement, (ii) beginning on the date of this Agreement, no new participants may commence participation in the Company ESPP, including during the Offering Period in effect under the Company ESPP as of the date of this Agreement (such Offering Period, the “Existing Offering Period”), (iii) beginning on the date of this Agreement, no participant in the Company ESPP may increase the amount of such participant’s payroll deductions under the Company ESPP with respect to the Existing Offering Period, and (iv) the Existing Offering Period shall terminate on the earlier of the date that is (A) five Business Days prior to the Effective Time and (B) the final day of the Existing Offering Period pursuant to the terms of the Company ESPP (the “ESPP Final Purchase Date”) and all participant contributions under the Company ESPP shall be used to purchase shares of Company Common Stock on the ESPP Final Purchase Date in accordance with the terms of the Company ESPP. All shares of Company Common Stock purchased on the ESPP Final Purchase Date shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms of this Agreement.

(c)            Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any duly authorized committee thereof administering the Equity Plans and the Company ESPP) shall adopt such resolutions and take such other actions as are required to (i) give effect to this Section 2.3 and (ii) terminate, in their entirety, each of the Equity Plans and the Company ESPP conditioned upon, and effective as of the Effective Time.

Section 2.4         Payments with Respect to Equity-Based Awards.

(a)            Notwithstanding anything in this Agreement to the contrary, the Stock Option Cash Consideration and the RSU Cash Consideration payable pursuant to this Article II in respect of each Equity-Based Award with respect to which the Surviving Corporation or any of its Subsidiaries has a Tax withholding obligation shall be paid as promptly as reasonably practicable after the Effective Time (but in any event, no later than the first regularly-scheduled payroll date that occurs more than five Business Days after the Effective Time) by the Surviving Corporation or any of its Subsidiaries through their payroll systems or payroll providers, as applicable, less any applicable Tax withholdings and deductions, to the applicable holder of such Equity-Based Award (or, with respect to any non-employee holders of Equity-Based Awards where no Tax withholding obligation exists, through such other method as the Company has typically used for such payments); provided, however, that to the extent any such payment would cause an impermissible acceleration event under Section 409A of the Code (“Section 409A”), such amounts shall be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.

(b)            As contemplated by Section 2.3(a), each holder of an Equity-Based Award (whether vested or unvested) other than an Underwater Option shall receive one CVR in respect of each share of Company Common Stock subject to such Equity-Based Award (each, an “Equity Award CVR”); provided that any payments in respect of an Equity Award CVR shall be on the same schedule and under the same terms and conditions as apply to payments to holders of Company Common Stock, in order for such payment to constitute transaction-based compensation for purposes of Treasury Regulation § 1.409A–3(i)(5)(iv) or shall otherwise be paid in compliance with or under an alternative exemption from Section 409A of the Code. Parent shall make (or shall cause the Surviving Corporation to make) a cash payment in respect of each Equity Award CVR (without interest and less applicable Tax withholdings pursuant to Section 2.2(g)) to the holder thereof as promptly as reasonably practicable after the Milestone Payment Date (but in any event, no later than the first regularly-scheduled payroll date that occurs more than five Business Days after the Milestone Payment Date). The terms of the Equity Award CVRs, and the circumstances in which any Milestone Payment Amount is paid, shall be governed by the CVR Agreement.

Section 2.5         Treatment of Company Warrants. At the Effective Time, each issued and outstanding Company Warrant as of immediately prior to the Effective Time shall remain outstanding and be adjusted and treated in accordance with its terms in connection with a “Fundamental Transaction” (as defined in the applicable Company Warrant).

Section 2.6         Adjustments. If between the date hereof and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other amounts payable pursuant to this Article II shall be equitably adjusted as necessary to reflect, without duplication, such stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change. For the avoidance of doubt, nothing in this Section 2.6 shall be construed to permit the Company or its Subsidiaries to take any action with respect to the Company Common Stock that is prohibited by this Agreement.

Section 2.7         Appraisal Rights.

(a)            Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (such shares, “Appraisal Shares”) shall not be converted into or represent the right to receive the Merger Consideration as provided in Section 2.1(c), but instead shall be canceled and shall only represent the right to receive only those rights provided under Section 262 of the DGCL; provided, however, that if any such Person shall fail to perfect or otherwise shall effectively waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such Person to receive those rights provided under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 2.1(c), without interest thereon.

(b)            The Company shall (i) give prompt notice to Parent of any demands or notices, and withdrawal of any demands, received by the Company for appraisal of any shares of Company Common Stock, and (ii) deliver to Parent copies of any such written notices or demands, and instruments or documents related thereto, and Parent shall have the right to participate in, and in consultation with the Company, direct all negotiations and Actions with respect to such demands or notices. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to any such demands or notices, offer to settle or settle any such demands or Actions, or agree to do any of the foregoing. Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands or notices for appraisal, offer to settle or settle any such demands or Actions, or agree to do any of the foregoing.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and MergerCo that, except as (A) set forth in the confidential disclosure letter delivered by the Company to Parent and MergerCo concurrently with or prior to the execution of this Agreement in accordance with Section 8.16 (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth in one section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such information, item or matter also qualifies or applies to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the Company and publicly available from January 1, 2024 until the date that is one Business Day prior to the execution of this Agreement (the “Filed SEC Documents”), other than any disclosure (except for, in each case, any statements of fact or other statements that are not forward looking and cautionary in nature) in any such Filed SEC Document under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or sections of such reports that are similarly cautionary, forward-looking or predictive statements in such Filed SEC Documents; it being understood that any matter disclosed in such Filed SEC Documents shall not be deemed disclosed for purposes of Section 3.2, Section 3.6(b), Section 3.20(a) and Section 3.22.

Section 3.1         Organization; Standing.

(a)            The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware and is in good standing with the Secretary of State of Delaware. The Company has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business now being conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents. The Company Charter Documents are in full force and effect, and the Company is not in violation of any of the provisions of the Company Charter Documents in any material respect.

(b)            All of the Company’s Subsidiaries and their respective jurisdictions of formation are set forth on Section 3.1(b) of the Company Disclosure Letter. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization and has all requisite organizational power and authority necessary to carry on its business as it is now being conducted, except where the failure to be so organized, in good standing or have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business now being conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Each of the certificates of incorporation, bylaws or comparable governing documents of the Company’s Subsidiaries is in full force and effect and none of the Company’s Subsidiaries is in violation of any provision of the foregoing documents in any material respect.

Section 3.2         Capitalization.

(a)            The authorized shares of capital stock of the Company consist of 480,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Shares”). At the close of business on April 29, 2026 (the “Capitalization Date”), (i) 257,431,942 shares of Company Common Stock were issued and outstanding, (ii) no Company Preferred Shares were issued or outstanding, (iii) 10,682,988 shares of Company Common Stock were subject to outstanding Company RSUs, (iv) 9,084,796 shares of Company Common Stock were subject to outstanding Company Stock Options, 5,991,870 of which have a per share exercise price that is less than the Per Share Cash Consideration and none of which have a per share exercise price that is equal to or greater than the Per Share Cash Consideration but less than the Merger Consideration (assuming maximum payout with respect to the CVR component of the Merger Consideration), (v) 5,433,886 shares of Company Common Stock were reserved and available for issuance under the Company ESPP, of which approximately 58,271 shares of Company Common Stock are subject to outstanding purchase rights under the Company ESPP based on cash contributions made through the Capitalization Date, (vi) 7,642,700 shares of Company Common Stock were subject to issuance pursuant to Company Warrants (subject to adjustment as provided in the Company Warrants), (vii) 19,767,784 shares of Company Common Stock were reserved and available for issuance under the Equity Plans (excluding shares of Company Common Stock underlying outstanding awards), and (viii) $100,000,000 aggregate principal amount of Convertible Notes (with a conversion rate as of the date hereof equal to 326.7974 shares of Company Common Stock per $1,000 principal amount, subject to adjustment as provided in the Convertible Notes Indenture) were issued and outstanding. Since the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has issued any Company Securities (as defined below) other than, in each case, pursuant to the Company ESPP, the vesting, settlement or exercise (as applicable) of Company RSUs, Company Stock Options and Company Warrants. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive rights, subscription rights or any similar rights.

(b)            Except as described in Section 3.2(a), as of the Capitalization Date, there were (i) no issued, reserved for issuance or outstanding shares of capital stock of, or other equity or voting interests in, the Company, and no outstanding obligations to issue, deliver or sell or cause to be issued, delivered or sold any equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no promises or obligations of the Company to grant options, restricted stock units, deferred stock units, phantom equity, equity or equity-based awards, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, deliver or sell or cause to be issued, delivered or sold, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no rights issued by or other obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Other than pursuant to the Equity Plans and related award agreements, the Company ESPP, the Company Warrants and the Convertible Notes Indenture, there are no outstanding agreements of any kind which promise or obligate the Company or any of its Subsidiaries to grant, repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any Company Common Stock. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to (A) the election, designation or nomination of any director of the Company or any of its Subsidiaries or (B) the disposition, voting or dividends with respect to any Company Securities. Neither the Company nor any Subsidiary of the Company has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or, other than the Convertible Notes, which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c)            As of the date hereof, there are (i) no issued, reserved for issuance or outstanding shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company (except to the extent owned by the Company or any other wholly owned Subsidiary of the Company), and no outstanding obligations to issue, deliver or sell or cause to be issued, delivered or sold any equity or voting interests in, any Subsidiary of the Company, (ii) no outstanding securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests of any Subsidiary of the Company, (iii) no outstanding options, warrants, calls, rights or other commitments or agreements to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, deliver or sell or cause to be issued, delivered or sold, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests of any Subsidiary of the Company, (iv) no rights issued by or other obligations to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, any Subsidiary of the Company (the items in clauses (i), (ii), (iii) and (iv), being referred to collectively as, the “Company Subsidiary Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Subsidiary Securities (in each case, other than any such obligations solely among the Company and its wholly owned Subsidiaries). There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities, or obligate the Company or any of its Subsidiaries to grant, extend or enter into any such agreements relating to any Company Subsidiary Securities (other than any such agreements solely among the Company and its wholly owned Subsidiaries).

(d)            The Company and its Subsidiaries own, directly or indirectly, all of the issued and outstanding equity securities of each of the Subsidiaries of the Company, free and clear of all Encumbrances (other than Permitted Encumbrances and transfer restrictions arising under applicable securities Laws), and, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all such outstanding equity securities have been duly authorized and validly issued and are fully paid, nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive rights, subscription rights or any similar rights.

(e)             Each Company Stock Option (i) was granted with an exercise price equal to or greater than the fair market value of such underlying Company Common Stock on the date of the grant (as determined in accordance with Section 409A of the Code) and (ii) has not had its grant date “back-dated”. Each Equity-Based Award (A) has been issued in compliance in all material respects with the applicable Equity Plan under which it was granted and all applicable Laws, including the Exchange Act and the rules of NASDAQ and (B) was granted and maintained in a manner such that it is exempt from or complies with the requirements of Section 409A of the Code or any similar provision in any other Tax jurisdiction. Section 3.2(e) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of each Equity-Based Award (by type) and the following information with respect thereto, as applicable: (i) the name (or other unique identifier) and the country of residence of the holder thereof, (ii) the total number of shares of Company Common Stock subject thereto, (iii) the exercise price, if any, with respect thereto, (iv) the grant date thereof, (v) the Equity Plan under which such award was issued and (vi) if such Equity-Based Award is a Company Stock Option, whether such award is an incentive stock option under Section 422 of the Code, a nonqualified stock option, or is otherwise qualified for a Tax status under applicable foreign Tax Law.

(f)             Section 3.2(f) of the Company Disclosure Letter contains a true, correct and complete list, as of the Capitalization Date, of each outstanding Company Warrant, including (i) the name of the record holder of such Company Warrant, (ii) the date of issuance, (iii) the number of shares of Company Common Stock subject to such Company Warrant upon exercise, and (iv) the exercise price of such Company Warrant.

(g)            All Convertible Notes were issued pursuant to, and all the terms and conditions of the Convertible Notes are evidenced by, the Convertible Notes Indenture and the Convertible Notes issued thereunder, and there are no other agreements or side letters with respect to the Convertible Notes.

Section 3.3         Authority; Noncontravention.

(a)            The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, assuming the representations and warranties set forth in Section 4.11 are true and correct and subject to the receipt of the Company Stockholder Approval, to consummate the Merger Transactions. The execution, delivery and performance by the Company of this Agreement, and, assuming the representations and warranties set forth in Section 4.11 are true and correct, the consummation by it of the Merger Transactions, have been duly authorized by the Board of Directors of the Company and, except for obtaining the Company Stockholder Approval and filing the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”).

(b)            The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into this Agreement and consummate the Merger Transactions, (ii) adopted and approved this Agreement and the consummation by the Company of the Merger Transactions, including the Merger, (iii) resolved to make, and made, the Company Board Recommendation and (iv) directed that this Agreement and the Merger Transactions be submitted to the stockholders of the Company entitled to vote thereon for adoption, which resolutions have not, except after the date hereof as permitted by Section 5.2, been subsequently rescinded, modified or withdrawn.

(c)            Assuming the representations and warranties set forth in Section 4.11 are true and correct, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting or any adjournment or postponement thereof, is the only vote of the holders of any class or series of shares of the Company necessary to adopt this Agreement and approve the Merger Transactions.

(d)            Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Merger Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) subject to the receipt of the Company Stockholder Approval, conflict with or violate any provision of the Company Charter Documents or any provision of any organizational documents of any Subsidiary of the Company, or (ii) assuming that the consents, approvals, filings, licenses, permits, authorizations, declarations, notifications and registrations referred to in Section 3.4 and the Company Stockholder Approval are obtained prior to the Effective Time and the filings referred to in Section 3.4 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries, (y) contravene, conflict with, breach, violate or constitute a default under (or constitute an event that, with or without the filing of notice or the lapse of time or both, would breach, violate or constitute a default under), or result in or permit the termination, cancellation, triggering, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled or require any consent by any Person under any of the terms or provisions of any Material Contract or any material Permit held by the Company or any of its Subsidiaries, or (z) result in the creation or imposition of any Encumbrances (other than a Permitted Encumbrance) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.4         Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (b) compliance with the rules and regulations of The NASDAQ Stock Market LLC (“NASDAQ”), (c) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries are qualified to do business, (d) filings required under, and compliance with other applicable requirements of, the HSR Act or any other Antitrust Laws, (e) the consents, approvals, licenses, permits, waivers, clearances, orders, authorizations, filings, declarations, notifications and registrations specified on Section 3.4 of the Company Disclosure Letter and (f) compliance with any applicable state securities or blue sky laws, no consent, approval, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger Transactions, other than such other consents, approvals, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.5         Company SEC Documents; Undisclosed Liabilities.

(a)            The Company has timely filed with or furnished, as applicable, the SEC all material reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed by the Company with, or furnished by the Company to, the SEC pursuant to the Securities Act of 1933 (the “Securities Act”) or the Exchange Act since January 1, 2023, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed or furnished by the Company with the SEC since January 1, 2023, as they have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2023, no executive officer of the Company has failed to make the certifications required by him or her under Section 302 or 906 of the Sarbanes-Oxley Act, with respect to any Company SEC Document, except as disclosed in certifications filed with the Company SEC Documents. As of the date hereof, there are no material outstanding or unresolved comments from the SEC with respect to any Company SEC Documents. Since January 1, 2023, there has been no material correspondence between the SEC and the Company relating to the Company SEC Documents that is not set forth in the Company SEC Documents or has not otherwise been made available to Parent.

(b)            The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal and recurring year-end adjustments to the extent permitted by GAAP, none of which, if presented, would be material to the Company and its Subsidiaries, taken as a whole).

(c)            Neither the Company nor any of its consolidated Subsidiaries has any liabilities of a type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP (whether absolute or contingent, asserted or unasserted, known or unknown, direct or indirect, and whether accrued or not accrued), except liabilities (i) specifically reflected and adequately reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of December 31, 2025 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, or misappropriation), (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions or (iv) as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. There are no material off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K (or similar Contracts where the purpose is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries) that have not been so described in the Company SEC Documents.

(d)            The Company has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such controls, procedures and systems are designed to provide reasonable assurances (w) that all material information required to be disclosed by the Company in the Company SEC Documents is recorded and made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents, (x) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (y) that transactions are executed only in accordance with the authorization of management and (z) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2025, and such assessment concluded that such controls were effective. Since January 1, 2023, the Company has not identified or, to the Knowledge of the Company, been made aware of (i) “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal control over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated or (ii) any fraud, whether or not material, that involved management or other employees of the Company or any of its Subsidiaries that have a significant role in the Company’s internal control over financial reporting.

(e)            The Proxy Statement (including any amendment or supplement thereto), at the time first sent or given to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, MergerCo or any Representatives thereof for inclusion or incorporation by reference in the Proxy Statement.

Section 3.6         Absence of Certain Changes.

(a)            Since the Balance Sheet Date through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business.

(b)            Since the Balance Sheet Date through the date of this Agreement, there has not been any Material Adverse Effect.

(c)            Since the Balance Sheet Date through the date of this Agreement, the Company has not taken any action that, if taken after the date hereof, would constitute a breach of, or otherwise require the consent of Parent under, any of the covenants set forth in clauses (iii), (vi), (vii), (viii), (ix), (xii) or (xvi) of Section 5.1(b) (or Section 5.1(b)(xxiv) with respect to any of the foregoing).

Section 3.7         Legal Proceedings.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no, and since January 1, 2023 there has not been any, (i) pending or, to the Knowledge of the Company, threatened Action, in each case by or against the Company or any of its Subsidiaries or any of their respective properties or assets, or (ii) outstanding order, judgment, injunction, ruling, arbitration award, writ, settlement, grant, consent, decision or decree (including a suspension or debarment) of any Governmental Authority (a “Judgment”) imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority. As of the date hereof, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company at law or in equity, which have or would reasonably be expected to have a material and adverse effect on the Company’s ability to perform its obligations hereunder or consummate the Merger Transactions. As of the date hereof, the Company is not subject to any outstanding Judgment that has or would reasonably be expected to have a material and adverse effect on the Company’s ability to perform its obligations hereunder or consummate the Merger Transactions.

(b)            As of the date hereof, (i) there are no written complaints, pending allegations, claims or Actions, or, to the Knowledge of the Company, verbal allegations or complaints, relating to alleged or actual discrimination or harassment (including sexual harassment) or sexual misconduct by any employee of the Company or its Subsidiaries at or above the level of senior vice president, and (ii) none of the Company or its Subsidiaries are currently negotiating a settlement Contract with any employee of the Company or any other Person that involves allegations of discrimination or harassment (including sexual harassment) or sexual misconduct by any employee of the Company or its Subsidiaries at or above the level of senior vice president.

Section 3.8         Compliance with Laws; Permits.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with all local, state, federal or national, whether foreign, multi-national or domestic, laws (including common law), statutes, treaties, ordinances, codes, rules, regulations, Judgments, decrees, Permits or requirements or other restrictions imposed by Governmental Authorities, in each case, having the force and effect of law or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Authority (collectively, “Laws”), applicable to the Company or any of its Subsidiaries or any of their respective assets or properties. Neither the Company nor any of its Subsidiaries has, since January 1, 2023, received written, or to the Knowledge of the Company, other notice from a Governmental Authority alleging noncompliance with any Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)            Except with respect to Regulatory Permits, which are the subject of Section 3.17, the Company and each of its Subsidiaries (i) hold all Permits necessary for the lawful conduct of their respective businesses as currently conducted and (ii) all such Permits are in full force and effect and are not subject to any Action that would result in any modification, termination or revocation thereof, except, in each case, where the failure to hold the same or to be in full force and effect or where being subject to any Action would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.9         Tax Matters.

(a)            The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all material Tax Returns required to be filed under applicable Law, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and were prepared in substantial compliance with applicable Law. As of the date hereof, neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.

(b)            All material amounts of Taxes required to be paid by the Company or any of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid to the appropriate Tax authority or have been adequately reserved against in accordance with GAAP.

(c)            Each of the Company and its Subsidiaries has timely paid or withheld with respect to their employees, stockholders and other third Persons all material Taxes required to be paid or withheld.

(d)            Neither the Company nor any of its Subsidiaries has received written notice of or is subject to any pending audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any material Taxes. To the Knowledge of the Company, no such proceedings have been threatened or proposed.

(e)            No written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is, or may be subject to, any material Tax in that jurisdiction.

(f)             There are no material Encumbrances with respect to Taxes on any of the assets of the Company or its Subsidiaries (other than Permitted Encumbrances).

(g)            Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(h)            Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing an affiliated, consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company or an Affiliate of the Company) or has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or otherwise by operation of Law. Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code.

(i)             Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any material obligation under, any Tax sharing, allocation or indemnification Contract other than customary Tax indemnification provisions in any Contract entered into in the ordinary course of business and the primary purpose of which Contract does not relate to Taxes.

(j)             Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(k)            Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” or “reportable transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2) and Section 6707A(c)(1).

(l)             The Company and each of its Subsidiaries have complied in all material respects with Section 482 of the Code or any similar provision of U.S. state or local or foreign Tax Law relating to transfer pricing.

(m)            Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting requested or filed prior to the Closing Date; (ii) use of an improper method of accounting prior to the Closing Date; or (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) executed prior to the Closing.

(n)            There are no material Tax holidays, concessions, exemptions, incentives, credits, rebates, “tax amnesties,” or formal or informal agreements (including an agreement for the deferred payment of any Tax liability) (any such item, a “Tax Incentive”) with any authority responsible for administering Taxes outside of the United States. All Tax Incentives enjoyed by the Company or any of its Subsidiaries have been in compliance with all applicable Laws. No written notice with respect to the Company or any of its Subsidiaries has been received that indicates that any Tax Incentive with respect thereto may be repealed, cancelled, revoked, or required to be returned.

(o)            Section 3.9(o) of the Company Disclosure Letter sets forth the U.S. federal income tax classification and jurisdiction of formation of each of the Company and its Subsidiaries.

Section 3.10       Employee Benefits.

(a)            Section 3.10 of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, (ii) the three most recent annual reports on Form 5500 filed with the IRS, including all schedules thereto, and the most recent actuarial valuation or similar report, (iii) the most recent determination or opinion letter from the IRS for any Company Plan that is intended to qualify pursuant to Section 401(a) of the Code (and any similar letter or document relating to any international Company Plan obtaining favorable Tax treatment), (iv) the summary plan description and any summary of material modifications, (v) each trust agreement and each insurance or group annuity contract or policy or other funding vehicle, (vi) non-discrimination testing results for the three most recently completed plan years, and (vii) any non-routine correspondence from the last three years to or from the IRS, the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of such Company Plan.

(b)            Each Company Plan has been administered, funded, operated, and maintained in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code, as applicable. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect or cause the loss of any such qualification status. All material contributions, distributions, and premium payments that are due under the terms of any Company Plan have been made or accrued in accordance with the terms of the Company Plan and applicable accounting standards. There are no pending, or to the Knowledge of the Company, threatened Actions (other than routine claims for benefits) relating to any Company Plan, and no audit, investigation or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened with respect to any Company Plan, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.

(c)            No Company Plan is, and neither the Company, any of its Subsidiaries, nor any Commonly Controlled Entity maintains, sponsors or contributes to, has previously maintained, sponsored or contributed to, or otherwise has any current or contingent liability or obligation under or with respect to, any (i) pension plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), (iii) “multiple employer plan” as described in Section 413(c) of the Code or Section 210 of ERISA, (iv) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (v) registered pension plan. Neither the Company nor any of its Subsidiaries has incurred, or could reasonably be expected to incur, any current or contingent liability under Title IV of ERISA.

(d)            No non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Company Plan, except as would not reasonably be expected, individually or in the aggregate, to result in material liability to the Company and its Subsidiaries, taken as a whole.

(e)            No Company Plan provides, and neither the Company nor any of its Subsidiaries has any obligation to provide, for post-retirement or post-termination health, life insurance or other welfare benefits except (i) as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state or local Law (“COBRA”) and for which the Company does not pay the cost of coverage or benefits or (ii) for a period not to exceed eighteen months pursuant to a Company Plan set forth in Section 3.10(a) of the Company Disclosure Letter. Neither the Company or any of its Subsidiaries has any material liability resulting or arising from a violation of the continuation coverage requirements under COBRA.

(f)            The Company and its Subsidiaries have complied in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 and neither the Company nor its Subsidiaries have received any penalty notices with respect thereto.

(g)            Neither the execution nor delivery of this Agreement nor the consummation of the Merger Transactions will directly or indirectly, either alone or in combination with another event (whether contingent or otherwise), (i) except as set forth in Section 2.3, result in, or accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any former or current director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries, including under any Company Plan, (ii) trigger any obligation to or cause the Company to transfer or set aside any assets to fund any benefits under, or result in the breach or violation of, any Company Plan, (iii) limit or restrict the right of Parent or any of its Affiliates to merge, amend, terminate or transfer the assets of any Company Plan on or following the Effective Time, or (iv) result in the payment or provision of any payment, benefit or other right that will result in a “parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries is a party to or has any obligation under any Company Plan to gross up, reimburse or indemnify any person for excise Taxes payable pursuant to Section 409A or 4999 of the Code.

(h)            Each Company Plan that is subject, in whole or part, to Section 409A of the Code has been maintained and administered, in form and operation, in all material respects in compliance with Section 409A of the Code.

(i)            No Company Plan is subject to the Laws of, or covers any employee or other service provider of the Company or any of its Subsidiaries who primarily resides or works in, any jurisdiction outside of the United States of America.

Section 3.11       Labor Matters.

(a)            Section 3.11 of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each Collective Bargaining Agreement to which the Company or any Subsidiary thereof is a party or otherwise bound. As of the date hereof, no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. There is no pending or, to the Knowledge of the Company, threatened (i) material labor disruptions or activities, including any labor strike, lockout, slowdown, work stoppage, material grievance, material labor arbitration, unfair labor practice charge or other material labor dispute by or with respect to the employees of, or otherwise against or affecting, the Company or any of its Subsidiaries or (ii) activities or proceedings of any labor or trade union to organize or represent any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries, and no such activities, disputes or proceedings described in clauses (i) and (ii) have occurred since January 1, 2023.

(b)            The Company and each of its Subsidiaries are, and have been since January 1, 2023, in material compliance with applicable Law relating to labor and employment matters, including applicable Law regarding occupational safety and health standards, terms and conditions of employment, payment of wages, hour requirements, classification of employees of individual independent contractors and exempt and non-exempt employees, employment equality, human rights, pay equity and workers’ compensation disability rights or benefits, plant closures and layoffs (including, but not limited to, WARN), affirmative action, labor relations, employee leave issues, unemployment insurance, immigration status, discrimination in employment, and collective bargaining. To the Knowledge of the Company, all individuals who perform or have performed services for the Company or any Subsidiary thereof in the past three years have been properly classified in all material respects under applicable Law (i) as employees or individual independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the Fair Labor Standards Act and applicable state Law). Since January 1, 2023, neither the Company nor any Subsidiary thereof has received written notice of, and there is not any pending or, to the Knowledge of the Company, threatened inquiry or audit from any Governmental Authority concerning any such classifications. Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole: (i) the Company and its Subsidiaries have timely paid all wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation which have come due and payable to their current and former employees and individual independent contractors under applicable Law, Company Plan or Contract; and (ii) neither the Company nor any of its Subsidiaries is liable for any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(c)            Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).

(d)            Since January 1, 2023, neither the Company nor any Subsidiary thereof has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in WARN).

(e)            As of the date of this Agreement, no executive or employee of the Company or any of its Subsidiaries with a title at or above senior vice president has provided notice to his or her supervisor of the voluntary termination of his or her employment with the Company or such Subsidiary within the next six months.

Section 3.12       Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and each of its Subsidiaries is, and has been since January 1, 2023, in compliance with all applicable Environmental Laws, and the Company has not received any written notice alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law that remains unresolved, (b) the Company and each of its Subsidiaries possesses and is and has been since January 1, 2023, in compliance with all Permits required under Environmental Laws for the operation of their respective businesses, (c) there is no Action under or pursuant to any Environmental Law that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries is subject to any Judgment imposed by any Governmental Authority under which there are outstanding obligations on the part of the Company or its Subsidiaries arising under Environmental Laws and (e) neither the Company nor any of its Subsidiaries is conducting or funding, or has been identified as responsible for, any cleanup or other remedial activities under Environmental Laws as a result of any release, spill or disposal of any Hazardous Substances and there has been no release or spill of any Hazardous Substance by the Company or any Subsidiary, or to the Knowledge of the Company, at, in or under any real property owned or leased by the Company or any of its Subsidiaries, in each case that would reasonably be expected to require any investigation or any cleanup or other remedial activities by the Company or any Subsidiary under Environmental Law. The Company has furnished to Parent all material, non-privileged environmental, health or safety assessments, audits and reports describing any outstanding material environmental, health or safety liabilities, obligations, or costs, relating to the Company or any of its current properties, facilities or operations, which are in its possession.

Section 3.13       Intellectual Property.

(a)            Section 3.13(a) of the Company Disclosure Letter sets out, as of the date of this Agreement, a complete and accurate list of all Registered Company Intellectual Property, setting forth for each item of Registered Company Intellectual Property (i) whether such item is exclusively or jointly owned by the Company and its Subsidiaries; (ii) the record owner(s) of such item and if different, the legal owner and beneficial owner(s) of such item; (iii) the jurisdiction in which such item is registered or filed and the applicable application, registration, or serial or other similar identification number; (iv) the filing date or registration date and issuance date or grant date; and (v) with respect to Domain Names, the applicable domain name registrar. All filings, payments and other actions required to be made or taken with any Governmental Authority or domain name registrar to obtain, perfect or maintain in full force and effect each item of Registered Company Intellectual Property that is material to the operation or the conduct of the businesses of the Company and its Subsidiaries as conducted as of the date hereof have been made or taken by the applicable deadline and otherwise in accordance with all applicable Laws. No cancellation, interference, opposition, reissue, reexamination or inter partes review is pending or, to the Knowledge of the Company, threatened in which the scope, validity, or enforceability of any material Registered Company Intellectual Property is being, has been, or would reasonably be expected to be, contested or challenged. Since January 1, 2023, no application for, or registration with respect to, any material Registered Company Intellectual Property has been abandoned, cancelled or allowed to lapse.

(b)            The Company and its Subsidiaries own all of the Owned Company Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). All of the Owned Company Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

(c)            None of the Company nor any of its Subsidiaries has granted any exclusive right to use any material Owned Company Intellectual Property to any Person. No Person who has licensed any material Intellectual Property Rights to the Company or any of its Subsidiaries has ownership rights or license rights to derivative works or improvements made by or on behalf of the Company or any of its Subsidiaries related to such Intellectual Property Rights, and no Person has the right to make or own improvements or derivative works of any Owned Company Intellectual Property.

(d)            (i) The Company or one of its Subsidiaries owns, is licensed or otherwise has sufficient rights to use all material Intellectual Property Rights used in, held for use in, or reasonably necessary to conduct the business of the Company and its Subsidiaries as conducted as of the date hereof; and (ii) the Owned Company Intellectual Property, together with the Company Inbound Licenses (as defined below) and Standard Software, constitute all of the Intellectual Property Rights reasonably necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted; provided that nothing in this Section 3.13(d) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Intellectual Property Right, which is the subject of Section 3.13(i).

(e)            Section 3.13(e) of the Company Disclosure Letter lists, as of the date of this Agreement, each Contract: (i) pursuant to which any material Intellectual Property Right or material IT Asset is licensed, sold, assigned or otherwise conveyed or provided to the Company or any of its Subsidiaries or pursuant to which any Person has agreed not to enforce any Intellectual Property Right against the Company or any of its Subsidiaries (“Company Inbound Licenses”); or (ii) pursuant to which the Company or any of its Subsidiaries has granted to any Person any right or interest in any Owned Company Intellectual Property, or pursuant to which the Company or any of its Subsidiaries has agreed not to enforce any material Intellectual Property Right against any Person (“Company Outbound Licenses”), in each case, excluding (A) Standard Software; (B) non-exclusive licenses granted in the ordinary course of business (x) in connection with the sale of Company Products; (y) to a service-provider for such service-provider to perform the contracted-for services for the Company or any of its Subsidiaries; or (z) in connection with IT Assets (1) used in the ordinary course of business; and (2) involving annual payments by the Company and its Subsidiaries of $250,000 or less; (C) Contracts under which a license to Intellectual Property Rights is merely incidental to the transaction contemplated in such Contract; (D) confidentiality and non-disclosure agreements entered into in the ordinary course of business that do not include a license to any Owned Company Intellectual Property; and (E) Contracts entered into pursuant to the Company’s or any of its Subsidiaries’ template employee invention assignment agreements (copies of which have been made available to Parent) between the Company or such Subsidiary and an employee of the Company or such Subsidiary regarding the development of Intellectual Property Rights by such employee (“Employee Agreements”) and executed without material changes to the terms.

(f)            The Company and its Subsidiaries take and, since January 1, 2023, have made, commercially reasonable efforts to protect and maintain (i) the confidentiality of all material confidential or proprietary information that the Company and its Subsidiaries hold as a Trade Secret; and (ii) its ownership and the proprietary nature of the Owned Company Intellectual Property (including entering into appropriate confidentiality agreements with employees with access to any material confidential or proprietary information that the Company and its Subsidiaries hold as Trade Secrets) and any material third-party Intellectual Property Rights within the possession or control of the Company or any of its Subsidiaries. Without limiting the foregoing, to the Knowledge of the Company, none of the Company nor any of its Subsidiaries has made any of its material Trade Secrets or other material confidential or proprietary information that it intended to maintain as confidential information available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such confidential information.

(g)            Since January 1, 2023, each person who is or was an employee, officer, director, consultant or contractor of the Company or any of its Subsidiaries who has designed, created or otherwise developed within the scope of their employment or engagement any material Intellectual Property Rights has entered into valid and enforceable assignment agreements, presently and irrevocably assigning all of their right, title and interest in all such Intellectual Property Rights to the Company or any of its Subsidiaries. To the Knowledge of the Company, no current or former stockholder, officer, director, or employee of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any material Intellectual Property Rights used or held for use by the Company or its Subsidiaries. To the Knowledge of the Company, no current employee is using any confidential information or other Intellectual Property Rights in the course of their employment with the Company or any of its Subsidiaries in breach of any Contract entered into by such employee with any former employer.

(h)            No third-party Actions are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (i) challenging the ownership, validity or use by the Company or any of its Subsidiaries of any material Owned Company Intellectual Property; or (ii) alleging that the Company or any of its Subsidiaries are infringing, misappropriating or otherwise violating the Intellectual Property Rights of any Person. Without limiting the foregoing, since January 1, 2023, none of the Company nor any of its Subsidiaries has received any written communication alleging that the Company or any of its Subsidiaries has infringed, misappropriated, or otherwise violated, any Intellectual Property Rights of any Person in any respect, including any written notice or communication inviting the Company or any of its Subsidiaries to take a license under any Intellectual Property Rights.

(i)             To the Knowledge of the Company, since January 1, 2023, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating or otherwise violating the rights of the Company or any of its Subsidiaries with respect to any material Owned Company Intellectual Property. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, none of (i) the Owned Company Intellectual Property, (ii) the Company Products sold, distributed, or otherwise made commercially available by the Company or its Subsidiaries, or (iii) the operation or the conduct of the business of the Company and its Subsidiaries has violated, misappropriated or infringed, or is currently violating misappropriating or infringing, any Intellectual Property Right of any other Person. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company IT Assets have not violated, misappropriated or infringed, and are not currently violating misappropriating or infringing, any Intellectual Property Right of any other Person. Since January 1, 2023, none of the Company nor any of its Subsidiaries has sent any written communication alleging infringement, misappropriation or violation of any Owned Company Intellectual Property.

(j)             No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution, or any military organization (each an “R&D Sponsor”) has been used to develop or to create, in whole or part, any material Owned Company Intellectual Property. No R&D Sponsor has any claim of right to, ownership of or license to or other encumbrance on any material Owned Company Intellectual Property.

(k)            Since January 1, 2023, none of the Company nor any of its Subsidiaries is or has been a member of, or a contributor to, any industry standards body or similar organization that would reasonably be expected to require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Owned Company Intellectual Property.

(l)             No material Software has been or is being created or developed by or on behalf of the Company or any of its Subsidiaries.

Section 3.14       Data Privacy and Technology; Information Security.

(a)            Since January 1, 2023, the Company and its Subsidiaries have been and are compliant in all material respects, with all applicable Data Privacy, Security, and AI Requirements. To the Knowledge of the Company, all third parties who Process Personal Information on behalf of the Company and its Subsidiaries (“Data Partners”) have complied in all material respects with applicable Laws concerning privacy and data security related to such Processing. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have all necessary authority, consents and authorizations to Process the Personal Information in the Company’s and any such Subsidiary’s possession or under its control in connection with the operation of the business of the Company and each such Subsidiary as currently conducted. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the execution, delivery, and performance of this Agreement and the Merger Transactions do not and will not: (i) conflict with or result in a violation or breach of any Data Privacy, Security, and AI Requirements, or (ii) otherwise prohibit the transfer of Personal Information to Parent or the MergerCo.

(b)            Since January 1, 2023, to the extent required by Data Privacy, Security, and AI Requirements, the Company and its Subsidiaries have had contracts in place with material Data Partners which impose on such Data Partners obligations related to privacy, security, and the Processing of Personal Information as required by applicable Laws concerning privacy and data security.

(c)            Since January 1, 2023, the Company and its Subsidiaries have used commercially reasonable measures, including technical, physical, and organizational measures, plans, procedures, controls, and programs, that are designed to protect Personal Information and confidential information from Security Incidents. Since January 1, 2023, employees of the Company and any of its Subsidiaries who have access to Personal Information have received training with respect to compliance with all applicable Data Privacy, Security, and AI Requirements.

(d)            Since January 1, 2023, the Company and its Subsidiaries have regularly tested their security program by conducting security audits, penetration tests, and/or vulnerability scans (“Security Assessments”), and the Company and its Subsidiaries have not identified any high or critical vulnerabilities related to the business of the Company and its Subsidiaries as of the date hereof that have not been fully remediated. Since January 1, 2023, the Company and each of its Subsidiaries have internally performed a security risk analysis no less frequently than annually that is materially in compliance with the requirements to perform security analyses, audits, or assessments under any applicable Data Privacy, Security, and AI Requirements (the “Security Risk Analysis”). Since January 1, 2023 through the date hereof, the Company and each of its Subsidiaries have addressed and remediated all critical and high threats and vulnerabilities identified in any Security Risk Analysis or any Security Assessments related to the business of the Company and its Subsidiaries.

(e)            Since January 1, 2023, neither the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any Data Partner with respect to the Processing of Personal Information on the Company’s or any of its Subsidiaries’ behalf, has experienced a Security Incident that required notification to a Person or Governmental Authority under Data Privacy, Security, and AI Requirements. Since January 1, 2023, to the Knowledge of the Company, neither the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any Data Partner with respect to the Processing of Personal Information on the Company’s or any of its Subsidiaries’ behalf, has received any written notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Person. The Company maintains insurance coverage containing policy terms and limits that are appropriate to the risk of liability relating to any Security Incident, including violations of Data Privacy, Security, and AI Requirements resulting therefrom, and as of the date hereof, no claims have been made under such insurance policy(ies).

(f)             (i) The Company or one of its Subsidiaries owns, is licensed or otherwise has sufficient rights to use all Company IT Assets required to operate and perform in all material respects the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date hereof, (ii) the Company IT Assets and the Company’s and its Subsidiaries’ related procedures and practices are designed, implemented, operated and maintained in accordance with commercially reasonable standards and practices for businesses similar to the business of the Company and its Subsidiaries, including with respect to disaster recovery, redundancy, reliability, scalability and security, and (iii) the Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards that are designed to protect the Company IT Assets from unauthorized access and from any disabling codes or instructions, spyware, malware, Trojan horses, worms, viruses or other Software code or routines or back-doors that permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement or destruction of any computer system or network or other device on which such code or routine is stored or installed, or any Software, data or other materials (“Malicious Code”). Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the Knowledge of the Company, the Company IT Assets are free from Malicious Code.

Section 3.15       Property.

(a)            Neither the Company nor any of its Subsidiaries owns any real property.

(b)            Section 3.15(b) of the Company Disclosure Letter lists, as of the date of this Agreement, the address of each Leased Real Property along with each corresponding Company Lease. The Company or one of its Subsidiaries has a good and valid leasehold, subleasehold or license interest (as tenant, subtenant or licensee) in each Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances), subject to the terms of the applicable Company Lease. Neither the Company nor any of its Subsidiaries has received written notice of any Actions in eminent domain, condemnation or other similar Actions that are pending, and, to the Knowledge of the Company, there are no such Actions threatened, in each case, affecting any portion of the Leased Real Property. Neither the Company nor any of its Subsidiaries has granted any third party the right to use or occupy all or any portion of any Leased Real Property. Neither the Company nor one of its Subsidiaries has collaterally assigned or granted any other security interest in any Company Lease or any interest therein (other than Permitted Encumbrances).

(c)            The Leased Real Property comprise, in all material respects, all of the real property currently used in, or otherwise related to, the business of the Company.

Section 3.16       Contracts.

(a)            Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Material Contract (excluding any Contracts filed as exhibits to the Company SEC Documents). For purposes of this Agreement, “Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound (but excluding documents related to the Transactions and, other than with respect to clause (xiii) below, any Company Plan) that:

(i)             is filed or required to be filed as an exhibit to the Company’s Annual Report on Form 10-K or is otherwise a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii)            is a joint venture, partnership, co-investment, limited liability, strategic alliance, collaboration, research, clinical or pre-clinical trial commitments or arrangements, or other similar arrangement (including any Contract providing for the distribution, commercialization, collaboration, marketing or co-promotion of any Company Product, or granting rights to receive, share in or monetize royalties, payments or other revenue streams), other than with respect to any partnership that is solely between or among the Company or any of its wholly owned Subsidiaries;

(iii)           provides for (A) indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $1,000,000, other than indebtedness solely between or among any of the Company and its wholly owned Subsidiaries, (B) capital or finance lease obligations as determined under GAAP having an outstanding or committed amount in excess of $1,000,000 or (C) any interest rate, commodity or currency protection agreement or similar hedging agreement;

(iv)          relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $5,000,000 that was entered into after January 1, 2023, excluding (A) acquisitions or dispositions of inventory in the ordinary course of business or (B) dispositions of assets or properties that are no longer used or useful in the conduct of business of the Company or its Subsidiaries;

(v)            is entered into with a Top Customer;

(vi)           is entered into with a Top Supplier;

(vii)         is a Company Lease underlying Leased Real Property with annual rental payments in excess of $250,000;

(viii)        obligates the Company to make any capital expenditure after the date hereof in an amount in excess of $1,500,000 individually or $2,000,000 in any calendar year;

(ix)           is a settlement agreement or co-existence agreement imposing future limitations on the operation of the Company or its Subsidiaries;

(x)            is a Company Inbound License;

(xi)           is a Company Outbound License;

(xii)          provides for the development of any Intellectual Property Rights, independently or jointly, by or for the Company or any of its Subsidiaries, other than Employee Agreements;

(xiii)         is a Collective Bargaining Agreement;

(xiv)         contains provisions that (A) grant a “most favored nation” or other most favored treatment to any Person (including with respect to customer pricing), (B) prohibit, restrict or limit in any material respect the right or ability of the Company or any of its Subsidiaries to (1) compete in or conduct any line of business, in any market, with any other Person, or in any jurisdiction; or (2) acquire any product or other asset or any services, including with respect to any amount or proportion of or requirements for any of the foregoing, from any other Person, sell any product or other asset to or perform any services for any other Person, or otherwise transact business or deal in any other manner with any other Person, or (C) grant a right of exclusivity, a right of first refusal or a right of first negotiation, other than, in each case, Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than 45 days’ notice without payment by the Company or any of its Subsidiaries of any material penalty;

(xv)          is a Contract with any Governmental Authority and that is material to the business of the Company and its Subsidiaries, taken as a whole;

(xvi)         is a Contract relating to an Affiliate Transaction; or

(xvii)        provide for any Encumbrance (other than any Permitted Encumbrance) on the assets of the Company or its Subsidiaries, whether tangible or intangible, to secure any obligations in an amount in excess of $1,000,000.

(b)            Except (I) with respect to any Contract that has expired in accordance with its terms, been terminated, restated or replaced or (II) as would not, individually or in the aggregate, be material to the business of the Company and its Subsidiaries, taken as a whole, (i) subject to the Bankruptcy and Equity Exception, (x) each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and (y) is in full force and effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Material Contract, (iii) neither the Company nor any of its Subsidiaries is in breach or default under any Material Contract and (iv) to the Knowledge of the Company, the counterparty under such Material Contract is not in breach or default thereof. To the Knowledge of the Company, as of the date hereof, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a material violation or material breach of any of the provisions of any Material Contract; (B) give any Person the right to declare a material default or exercise any material remedy under any Material Contract; (C) accelerate the maturity or performance of any material grant or material rights or other material obligation under a Material Contract; or (D) give any Person the right to cancel, terminate or materially modify any Material Contract (other than Material Contracts that may be cancelled or terminated for convenience). As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received from any Person party to a Material Contract any written notice regarding (1) any material violation or material breach of, or material default under, or the cancellation or termination of any Material Contract; or (2) any intent of such Person to terminate, not renew or materially modify or amend the terms of such Material Contract or otherwise materially reduce its business relationship with the Company and its Subsidiaries (in each case, other than any Material Contracts in connection with a payoff of any Indebtedness at the Closing).

(c)            As of the date hereof, the Company has made available to Parent true, correct and complete copies of the Material Contracts, including all amendments thereto.

(d)            Section 3.16(d) of the Company Disclosure Letter sets forth (i) a list of the customers of the Company and its Subsidiaries from which the Company and its Subsidiaries received payments in excess of $10,000,000 in calendar year 2025 or are expected to receive payments in excess of $10,000,000 in calendar year 2026 (together, the “Top Customers”); and (ii) a list of the suppliers of the Company and its Subsidiaries to which the Company or its Subsidiaries made payments in excess of $5,000,000 in calendar year 2025 or are expected to make payments in excess of $5,000,000 in calendar year 2026 (together, the “Top Suppliers”).

Section 3.17       Regulatory Matters.

(a)            The Company, each of its Subsidiaries, and, to the Knowledge of the Company, each of their respective contract manufacturers, contract laboratories, contract research organizations, contract sterilizers, and suppliers, in each case, related to their performing development, manufacturing, testing, packaging, labeling, storage, distribution, pharmacovigilance, or other regulated activities for Company Products (collectively, the “Regulated Third Parties”), is, and since January 1, 2021 has been, in material compliance with all applicable Laws regulating the research, formulation, design, development, manufacturing, processing, testing, labeling, packaging, advertising, importing, exporting, warehousing, storage, promotion, distribution, marketing or sale of drugs, combination products, or devices in commerce, including the Federal Food, Drug, and Cosmetic Act (the “FDCA”), the Controlled Substances Act, the Drug Supply Chain Security Act, the Fair Packaging and Labeling Act, the Federal Trade Commission Act, state and other applicable Laws, and any regulations promulgated thereto, including all current good manufacturing practices (“cGMP”), quality management system regulation (“QMSR”), good clinical practices (“GCP”), and good laboratory practices (“GLP”) requirements applicable to Company Products, including analogous foreign Laws similar to those described in this paragraph (collectively, “FDA Laws”).

(b)            Each Company Product is being, and since January 1, 2021 has been formulated, designed, developed, manufactured, processed, tested, packaged, labeled, distributed, stored, warehoused, imported, exported, advertised, promoted, marketed and sold in material compliance with all applicable FDA Laws, including those relating to investigational use, registration and listing, marketing approval or authorization to market a Company Product, cGMP, QSR, GCP, GLP, labeling, advertising, record keeping, and filing of required reports. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has, since January 1, 2021 through the Closing, received any written notice from the FDA or any other Governmental Authority, (A) contesting the approval of, the uses of or the labeling and promotion of any Company Products, or (B) otherwise alleging any material violation of Laws applicable to any Company Product.

(c)            The Company represents that all material submissions made by or on behalf of the Company or any of its Subsidiaries to the FDA or any other Governmental Authority were, at the time of submission, true, complete, and accurate and did not contain any untrue statement of material fact or omit any material fact necessary to make such submissions not misleading.

(d)            Since January 1, 2021, there have been no: (i) recalls (whether voluntary or involuntary), buy-backs, field notifications, field corrections, field removals, market withdrawals or replacements, investigator notices, “dear doctor” / “dear healthcare provider” letters, safety alerts, or other notices or Actions with respect to any Company Product relating to an actual or alleged lack of safety, efficacy, performance, or failure to comply with applicable Laws or (ii) administrative detentions, seizures, injunctions, consent decrees, shutdowns, import or export prohibitions, notices of violation, warning or untitled letters, inspectional observations (including FDA Form 483), or other adverse events issued or taken by any Governmental Authority with respect to any Company Product or, to the Company’s Knowledge, any Regulated Third Parties, including any contract manufacturer, licensee or distributor of any Company Product, or any facility where any Company Product is developed, designed, manufactured, distributed, processed, tested, labeled, or packaged, to the extent directly related to any Company Product. As of the date of this Agreement, no Company Product is under consideration by the Company or, to the Knowledge of the Company, by any Governmental Authority or other third party, for recall, buy-back, field correction, field removal, market withdrawal, or market replacement. The Company and its Subsidiaries have made available to Parent accurate summaries or complete copies of all material serious adverse event reports, malfunction reports, and periodic adverse event reports that have been received by the Company or any of its Subsidiaries since January 1, 2021. The Company and its Subsidiaries have made available to Parent accurate summaries or complete copies of all Field Alert Reports (“FARs”), medical device reports (“MDRs”), correction and removal reports, and other reported or reportable quality events submitted to the FDA or any other Governmental Authority since January 1, 2021.

(e)            Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, no Company Product (or article thereof) manufactured, sold, or distributed by the Company or any of its Subsidiaries is, or since January 1, 2021 has been, (i) adulterated or misbranded within the meaning of FDA Laws or (ii) a product that is in violation of 21 U.S.C. § 360 or other applicable Laws. There are not presently, and since January 1, 2021, there have not been, any material claims filed or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging (A) death, illness, or property or bodily injury due to the exposure or use of any Company Product, or (B) breach of any duty to warn, test, inspect, or instruct of dangers with respect to any Company Product.

(f)            All advertising, marketing, or promotional materials of the Company and its Subsidiaries with respect to the Company Products (including, for the avoidance of doubt, any claims made in such materials about the safety, efficacy or performance of any Company Product made by the Company, any Subsidiary of the Company, or Regulated Third Parties) are, and since January 1, 2021, have been, in material compliance with FDA Laws and other similar applicable Laws relating to consumer protection or false or deceptive advertising or marketing practices. For each claim made about any Company Product that requires adequate substantiation under applicable Laws so as to render such claim not false or misleading, the Company, its Subsidiaries, and, to the Knowledge of the Company, all Regulated Third Parties, possess such substantiation.

(g)            Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2021, none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any employee, agent or distributor of the Company or any of its Subsidiaries or any Regulated Third Party, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, and other similar Laws. Since January 1, 2021 through the date of this Agreement, and, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, prior to the Closing, none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any employee or agent of the Company or any of its Subsidiaries or any Regulated Third Party, has been or will be (as applicable), or received or will receive (as applicable) written notice of action or threat of action to be, convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or other similar Laws. Since January 1, 2021 through the date of this Agreement, and, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, prior to the Closing, none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any employee or agent of the Company or any of its Subsidiaries, has been or will be (as applicable), or received or will receive (as applicable) written notice of action or threat of action to be, convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 (the “Social Security Act”), or other similar Laws.

(h)            Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has, since January 1, 2021 through the Closing, received any written notice that the FDA or any other Governmental Authority has (A) commenced, or to the Knowledge of the Company, threatened to initiate, any Action to withdraw its approval or request the recall or market withdrawal of any Company Product, or (B) commenced, or to the Knowledge of the Company, threatened to initiate, any Action to enjoin the manufacture or distribution of any Company Product produced at any facility where any Company Product is manufactured, tested, processed, packaged or held for sale.

(i)             Since January 1, 2021, and, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, there are no and have not been, any Actions, or, to the Knowledge of the Company, any facts, circumstances or conditions that would reasonably be expected to form the basis for any Action against or affecting the Company, any of its Subsidiaries or any Regulated Third Parties, relating to or arising under (i) the FDCA or similar Laws, (ii) the Public Health Service Act of 1944 and any regulations promulgated thereunder, (iii) the Social Security Act and regulations of the Office of the Inspector General of the Department of Health and Human Services or similar Laws, (iv) any Healthcare Laws, or (v) other applicable Laws, including Healthcare Laws, relating to Federal Healthcare Programs, Third Party Payor Programs, or the privacy and confidentiality of patient health information, and United States federal or state Laws pertaining to contracting with the government, and any other similar Laws.

(j)             Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries and, to the Knowledge of the Company, any Regulated Third Parties, has obtained and maintained in full force and effect all Permits required under FDA Laws, including all applicable facility registrations, product listings, investigational new drug applications, investigational device exemptions, approvals, authorizations or clearances or similar foreign applications and authorizations (collectively, the “Regulatory Permits”), necessary to research, formulate, design, develop, manufacture, process, test, label, package, distribute or sell the Company Products to carry on its business and operations as presently conducted. Since January 1, 2021, there has occurred no material default under, or violation of, any such Regulatory Permit. The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Regulatory Permit.

(k)            Neither the Company nor any Subsidiary of the Company is a “Covered Entity”, as that term is defined in 45 C.F.R. § 160.103. The Company and its Subsidiaries are not in breach, default, or violation in any material respect of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act or any applicable state Laws relating to the confidentiality of “protected health information.” To the extent required under HIPAA, the Company and its Subsidiaries are party to compliant business associate agreements with all appropriate parties.

(l)             Healthcare Compliance.

(i)            Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (A) the Company and each of its Subsidiaries hold all Permits relating to the development, manufacture, commercialization, storage, labeling, packaging, marketing, promotion, supply, lease, research, clinical study, import and export, distribution, sale, provision, use and/or administration of, and/or payment for, any Company Products required to be obtained under Healthcare Laws (collectively herein, “Product Development and Commercialization Activities”) and (B) all such Permits are (x) legally and beneficially owned exclusively by the Company or its Subsidiary, as applicable, free and clear of all Encumbrances other than Permitted Encumbrances, and (y) as applicable, validly registered and on file with the applicable Governmental Authority, in compliance with all filing and maintenance requirements (including any fee requirements) thereof, and are in good standing, valid and enforceable with the applicable Governmental Authority.

(ii)           The Company and each of its Subsidiaries is, and since January 1, 2021 has been, in compliance in all material respects with all applicable Healthcare Laws with respect to the Company Products and all Product Development and Commercialization Activities related thereto and all material Permits required under Healthcare Laws.

(iii)          The Company and each of its Subsidiaries maintain and operate a corporate compliance program that covers all activities related to the Company Products and is consistent in all material respects with the guidance of the U.S. Department of Justice, Criminal Division regarding the Evaluation of Corporate Compliance Programs and the U.S. Department of Health and Human Services Office of Inspector General. The Company and each of its Subsidiaries is, and has since January 1, 2021 been, in compliance with such compliance program.

(iv)           There are no, and since January 1, 2021, there have not been any, Actions from a Governmental Authority involving and/or related to the Company’s, any of its Subsidiaries’, or an Affiliate of the Company or any of its Subsidiaries’ failure to comply in any material respect with Healthcare Laws.

(v)           The Company and each of its Subsidiaries is, and since January 1, 2021 has been, in compliance with all government price reporting, pricing, and participation requirements under Federal Healthcare Programs (including, but not limited to, the Medicaid Drug Rebate Program, the Medicare Part D Manufacturer Discount Program, the 340B Federal Drug Discount Program, the U.S. Department of Veterans Affairs (“VA”) Pharmaceutical Pricing Program, and TRICARE) and other Third Party Payor Programs. Since January 1, 2021, neither Company nor any of its Subsidiaries has failed to timely return any overpayments owed to any Federal Healthcare Programs or other Third Party Payor Programs.

(vi)           None of the Company, any Subsidiary of the Company, nor any Affiliate of the Company, nor any owner, officer, director, employee, or to the Knowledge of the Company, partner, administrative agent or any other Person who is a “person with a direct or indirect ownership or control interest” or is a “managing employee” (as those terms are defined in 42 C.F.R. § 420.201) in the Company or any of its Subsidiaries, is or since January 1, 2021 has been (or, to the Knowledge of the Company, has been threatened to be) (A) excluded from any Third Party Payor Program pursuant to 42 U.S.C. §1320a-7 and related regulations, (B) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 9.4), or other applicable Laws or regulations, (C) debarred, disqualified, suspended or excluded from participation in any Third Party Payor Program or is listed on the General Services Administration’s System for Award Management list of excluded parties, nor is any such debarment, disqualification, suspension or exclusion pending or, to the Knowledge of the Company, threatened, (D) made a party to any other Action by any Governmental Authority that may prohibit it from selling products or providing services to any governmental or other purchaser pursuant to any applicable Laws, (E) has been convicted of any criminal offense under any Healthcare Law, including with regard to the delivery of or payment for any item or service under a Federal Healthcare Program, or (F) has paid or been assessed a civil money penalty under any Healthcare Law.

(vii)         Since January 1, 2021, none of the Company, any of its Subsidiaries, or any Affiliate thereof is or has been a party to, or bound by, any corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement or other material agreement with any Governmental Authority concerning such Person’s non-compliance with applicable Healthcare Laws.

(viii)        The Company and each of its Subsidiaries holds all Third Party Payor Authorizations necessary to participate in and have its products reimbursed by all Third Party Payor Programs in which the Company and each of its Subsidiaries participate, in each case except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. There is no, and since January 1, 2021, there has not been any Action pending or, to the Knowledge of the Company, threatened, which could result in a suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Third Party Payor Authorization or result in the Company’s, any of its Subsidiaries’, or an Affiliate of the Company’s or any of its Subsidiaries’ exclusion from any Third Party Payor Program.

(ix)            Since January 1, 2021, the Company and each of its Subsidiaries have not (i) offered or paid remuneration (including any kickback, bribe, or rebate) to, or soliciting or receiving remuneration from, any customer, physician or other healthcare provider, supplier, vendor, contractor, Third Party Payor, patient, or other person in return for, or to induce, the referral of or the purchase, lease or order, or the arranging for or recommending of the purchase, lease or order, of any good, facility, item or service for which payment may be made in whole or in part under any Federal Healthcare Program, or (ii) engaged in any conduct that would encourage patients to switch medications prescribed to them or stay on prescriptions prescribed to them against their prescriber’s instructions.

(x)            Neither the Company nor any of its Subsidiaries are authorized to bill, or have directly claimed or received payment or reimbursement from, any Federal Healthcare Program or any other Third Party Payor for any healthcare items or services.

(xi)           Neither the Company nor any of its Subsidiaries employ or contract with any physicians, pharmacists or other healthcare professionals to provide professional healthcare services requiring a license or accreditation under any Healthcare Law.

(xii)          Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, all discounts, rebates, or other price concessions provided by the Company or any of its Subsidiaries to any customer or other third party have fully complied with all Laws, including all Healthcare Laws and the provisions of 42 C.F.R. § 1001.952(h), as applicable.

(m)            Anti-Corruption. Since January 1, 2023, the Company and each of its Subsidiaries are and have been in material compliance with all applicable Laws relating to the prevention of corruption or bribery (including the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Anti-Kickback Act of 1986, and the UK Bribery Act 2010, and any other applicable Laws of similar effect promulgated, enforced, or administered by any Governmental Authority in the jurisdictions applicable to the Company or its Subsidiaries (collectively, “Anti-Corruption Laws”)). Since January 1, 2023, neither the Company nor any of its Subsidiaries has, since January 1, 2023: (i) used any corporate funds (A) to make any unlawful payment to any government official or employee (including unreported political contributions), or (B) to establish or maintain any unlawful or unrecorded fund or account of any nature; (ii) made any unlawful payment to any Person, or unlawfully provided anything of value (whether as property, services, or in any other form) to any Person, for the purpose of obtaining an improper business advantage; or (iii) agreed, committed, or offered to undertake any of the foregoing actions. There is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries before any court or Governmental Authority with respect to any Anti-Corruption Laws.

(n)            Anti-Money Laundering. The Company and each of its Subsidiaries is and has been in material compliance with all applicable U.S. and other Laws related to terrorism or money laundering since January 1, 2023, including (i) the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. §§ 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA PATRIOT Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079) and (iv) any other enabling legislation, executive order or regulations issued pursuant or relating thereto applicable to Company and any of its Subsidiaries (collectively, “Anti-Money Laundering Laws”). There is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries before any court or Governmental Authority with respect to any Anti-Money Laundering Laws.

(o)            International Trade Compliance.

(i)             The Company, each of its Subsidiaries, and to the Knowledge of the Company, the past and present directors, officers and employees of the Company or each of its Subsidiaries (in each case, in his/her capacity as such) are, and have been in compliance in all material respects (A) since April 24, 2019, with all Sanctions, and (B) since January 1, 2021, with all other Trade Laws.

(ii)            None of the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents, or any other Persons authorized to act, or acting, on their behalf, (i) is a Sanctioned Persons, or (ii) has, since April 24, 2019, directly or indirectly, engaged in any dealings with or involving any Sanctioned Person or Sanctioned Country.

(iii)           None of the Company or any of its Subsidiaries produces, designs, tests, manufactures, fabricates, develops, or otherwise sells or exports “critical technologies” as that term is defined in the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

(iv)           None of the Company or any of its Subsidiaries, to Knowledge of the Company, have been under investigation with respect to any violation of Trade Laws.

(v)            The Company and each of its Subsidiaries maintain systems of internal controls reasonably designed to promote compliance in all material respects with Trade Laws.

(vi)           The Company and each of its Subsidiaries are and have been in material compliance with all applicable U.S. and other applicable Laws governing the classification, valuation, duties, origination, and marking of foreign-origin products imported into the United States and other relevant jurisdictions (collectively, “Customs Laws”), as well as any similar requirements imposed under bilateral or multilateral Free Trade Agreements to which the United States is a party since January 1, 2023. There is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries before any court or Governmental Authority with respect to any Customs Laws.

Section 3.18       Affiliate Transactions. Except for (a) employment-related Contracts filed or incorporated by reference as an exhibit to the Filed SEC Documents or (b) any Company Plans, Section 3.18 of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of all Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any (x) present executive officer or director of the Company, (y) Person that, to the Knowledge of the Company, is the record or beneficial owner of more than 5% of the shares of Company Common Stock as of the date of this Agreement or (z) to the Knowledge of the Company, any Affiliate of any such executive officer, director or owner (other than the Company or any of its Subsidiaries), on the other hand (such transactions, “Affiliate Transactions”).

Section 3.19       Insurance. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries, (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof and all premiums and other payments due on such insurance policies have been paid by the Company and its Subsidiaries, as applicable, (c) no written notice of cancelation or modification has been received other than in connection with renewals in the ordinary course of business and (d) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured under such insurance policies. There are no material claims pending under any of the insurance policies for which coverage has been denied or disputed by the applicable insurance carrier or for which a carrier has provided a notice of reservation of rights. The Company has made available to Parent copies of all material insurance policies (or, if such policies have not been issued as of the date hereof, insurance binders in respect of such policies) maintained by the Company or any of its Subsidiaries.

Section 3.20       No Rights Agreement; Anti-Takeover Provisions.

(a)            As of the date hereof, neither the Company nor any of its Subsidiaries is party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b)            Assuming the accuracy of the representations and warranties set forth in Section 4.11, as a result of the approval by the Board of Directors of the Company referred to in Section 3.3(b), no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Law (each, a “Takeover Law”) applies or will apply to the Company pursuant to this Agreement or the Merger Transactions.

Section 3.21       Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion (or an oral opinion to be confirmed in writing) of Centerview Partners LLC (“Centerview”) that, as of the date of such opinion and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the consideration consisting of the Per Share Cash Consideration and one CVR, to be paid to the holders of shares of Company Common Stock (other than (a) shares of Company Common Stock owned by the Company as treasury shares, (b) shares of Company Common Stock held by Parent or MergerCo, (c) Appraisal Shares and (d) any shares of Company Common Stock held by any Affiliate of the Company or Parent) pursuant to this Agreement and the CVR Agreement is fair, from a financial point of view, to such holders. A written copy of such opinion shall be provided to Parent solely for informational purposes reasonably promptly following the date of this Agreement. It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied on by Parent or MergerCo.

Section 3.22       Brokers and Other Advisors. Except for Centerview, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Parent or its Representatives true and complete copies of all agreements between the Company and Centerview relating to the Merger or the consummation of the Merger Transactions.

Section 3.23       No Other Parent and MergerCo Representations or Warranties. Except for the representations and warranties made by Parent and MergerCo in Article IV or any certificate delivered pursuant to Section 6.3(c), by Parent under the CVR Agreement and by the Equity Commitment Parties under the Equity Commitment Letter and the Limited Guarantee, the Company (for itself and on behalf of its Representatives) hereby acknowledges that neither Parent, MergerCo nor any other Person (a) have made or are making, and each of the Company and its Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to Parent, MergerCo or any of their respective Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Parent, MergerCo or any of their respective Subsidiaries, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by the Company or any of its Representatives or (b) will have or be subject to any liability or indemnification obligation to the Company or any of its Representatives resulting from the delivery, dissemination or any other distribution to the Company or its Representatives (in any form whatsoever and through any medium whatsoever), or the use by the Company or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Company or any of its Representatives. The Company hereby acknowledges (for itself and on behalf of its Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of Parent and MergerCo and, in making its determination to proceed with the Transactions, the Company and its Representatives have relied on the results of their own independent investigation and the representations or warranties set forth in Article IV, any certificate delivered pursuant to Section 6.3(c), the Equity Commitment Letter and the Limited Guarantee.

ARTICLE IV

Representations and Warranties of Parent and MergerCo

Parent and MergerCo jointly and severally represent and warrant to the Company:

Section 4.1         Organization; Standing. Parent is a corporation duly organized and validly existing under the Laws of the State of Delaware and is in good standing with the Secretary of State of Delaware, and MergerCo is a corporation duly incorporated and validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State of Delaware. Each of Parent and MergerCo has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of Parent’s and MergerCo’s certificates of incorporation, bylaws or comparable governing documents, as applicable, each as amended to the date of this Agreement and such documents are in full force and effect and neither Parent nor MergerCo is in violation of any of the provisions in such documents in any material respect.

Section 4.2         Authority; Noncontravention.

(a)            Each of Parent and MergerCo has all necessary power and authority to execute and deliver this Agreement and the CVR Agreement, as applicable, to perform its obligations hereunder and thereunder, as applicable, and to consummate the Transactions. The Board of Directors of Parent has unanimously adopted resolutions (i) determining that it is in the best interests of Parent and its stockholders, and declaring it advisable, that Parent enter into this Agreement and the CVR Agreement and consummate the Transactions and (ii) approving this Agreement, the CVR Agreement and the consummation by Parent of the Transactions, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn. The Board of Directors of MergerCo has unanimously adopted resolutions (i) determining that it is in the best interests of MergerCo and its sole stockholder, and declaring it advisable, that MergerCo enter into this Agreement and consummate the Transactions, (ii) approving this Agreement and the consummation by MergerCo of the Transactions, including the Merger, (iii) recommending that MergerCo’s sole stockholder adopt this Agreement and (iv) directing that this Agreement and the Transactions be submitted for consideration at a meeting or by unanimous written consent of MergerCo’s sole stockholder, which resolutions have not been subsequently rescinded, modified or withdrawn. No vote of holders of capital stock or other equity interests of Parent is necessary to approve this Agreement or the consummation by Parent and MergerCo of the Merger and the other Transactions. Parent, as the sole stockholder of MergerCo, will approve this Agreement and the Transactions immediately following the execution and delivery of this Agreement. Except as expressly set forth in this Section 4.2(a), no other corporate action (including any stockholder vote or other action) on the part of Parent or MergerCo is necessary to authorize the execution, delivery and performance by Parent and MergerCo of this Agreement and the CVR Agreement, as applicable, and the consummation by Parent and MergerCo of the Transactions. This Agreement has been duly authorized, executed and delivered by Parent and MergerCo and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and MergerCo, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. The CVR Agreement will be duly authorized, executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties thereto, will constitute a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. No Takeover Laws apply or will apply to Parent or MergerCo pursuant to this Agreement or the Transactions.

(b)            Neither the execution and delivery of this Agreement or the CVR Agreement, as applicable, by Parent and MergerCo, nor the consummation by Parent or MergerCo of the Transactions, nor performance or compliance by Parent or MergerCo with any of the terms or provisions hereof or thereof, as applicable, will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Parent or MergerCo or (ii) assuming that the consents, approvals, filings, licenses, permits, authorizations, declarations, notifications and registrations referred to in Section 4.3 are obtained prior to the Effective Time and the filings referred to in Section 4.3 are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to Parent, MergerCo or any of their respective Subsidiaries or (y) contravene, conflict with, breach, violate or constitute a default under (or constitute an event that, with or without the filing of notice or the lapse of time or both, would breach, violate or constitute a default under), or result in or permit the termination, cancellation, triggering, acceleration or other change of any right or obligation or the loss of any benefit to which Parent, MergerCo or any of their respective Subsidiaries is entitled or require any consent or other action by any Person or require any notice under (whether with or without the filing of notice or the lapse of time or both), any material Contract to which Parent, MergerCo or any of their respective Subsidiaries are a party or material Permit held by Parent, MergerCo or any of their respective Subsidiaries, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.3         Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (b) compliance with the rules and regulations of NASDAQ, (c) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (d) filings required under, and compliance with other applicable requirements of the HSR Act or any other Antitrust Laws and (e) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the CVR Agreement, as applicable, by Parent and MergerCo, the performance by Parent and MergerCo of their respective obligations hereunder and thereunder and the consummation by Parent and MergerCo of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4         Ownership and Operations of MergerCo. All of the outstanding equity interests of Parent and MergerCo have been duly authorized and validly issued. Parent owns, and as of the Closing will own, beneficially and of record all of the outstanding shares of MergerCo, free and clear of all Encumbrances. Each of Parent and MergerCo was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions and, prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.

Section 4.5         Financing.

(a)            Parent has delivered to the Company true, complete and correct copies of (i) the executed debt commitment letter, dated as of the date hereof, from the Debt Financing Sources party thereto (including all annexes, exhibits, schedules and other attachments thereto, the “Debt Commitment Letter”), pursuant to which such Debt Financing Sources have committed, subject only to the terms and conditions expressly set forth therein, to provide debt financing to MergerCo in the aggregate amounts set forth therein for the purposes of funding a portion of the Financing Uses (the “Debt Financing”), and (ii) the executed equity commitment letter, dated as of the date hereof, from the Equity Commitment Party (including all annexes, exhibits, schedules and other attachments thereto, the “Equity Commitment Letter” and, together with the Debt Commitment Letter and the below-defined Fee Letters, the “Commitment Letters”), pursuant to which the Equity Commitment Parties have committed, subject only to the terms and conditions expressly set forth therein, to provide equity financing to Parent in the aggregate amount set forth therein for the purposes of funding the Financing Uses (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(b)            Parent has also delivered to the Company true, complete and correct copies of any fee letters related to the Debt Commitment Letter (including all annexes, exhibits, schedules and other attachments thereto, collectively, the “Fee Letters”), subject, in the case of each such fee letter, to redaction solely of fee amounts and other commercially sensitive economic terms and “market flex” provisions (if any), which such redactions shall be made in a manner customary for transactions of this type, and none of which redactions shall cover terms that could (i) reduce the amount of the Debt Financing below the amount required to satisfy the Financing Uses (after taking into consideration the amount of the Equity Financing and available cash of the Company and its Subsidiaries) or prevent, delay or impede Closing, (ii) impose any new adverse condition or contingency or otherwise expand or adversely amend or modify any conditions precedent to the Debt Financing or (iii) adversely affect the enforceability, availability or termination of the Debt Financing or the Debt Commitment Letter or Fee Letters.

(c)            As of the date of this Agreement, (i) none of the Commitment Letters in the form delivered to the Company have been terminated, rescinded, amended, restated, supplemented, waived or modified or joined by any other Persons, (ii) no such termination, rescission, amendment, restatement, joinder, supplement, waiver or modification is contemplated (other than as permitted under this Agreement, including pursuant to Section 5.13(j)), and (iii) the respective commitments contained in the Commitment Letters have not been withdrawn, terminated or rescinded (or reduced below the amount to fully fund the Financing Uses) in any respect and, to the Knowledge of Parent, no such withdrawal, termination or rescission is contemplated. As of the date of this Agreement, Parent has fully paid, or caused to be fully paid, all commitment or other fees and expenses that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Debt Commitment Letter and the Fee Letters. Except for the Fee Letters and customary engagement letters with respect to the Debt Financing (none of which has an Adverse Effect on the Financing), there are no side letters, Contracts or other arrangements to which Parent, MergerCo or any of their Affiliates is a party related to the Financing that affect the conditions to the funding of the Debt Financing or the investments contemplated in the Equity Commitment Letter, other than as expressly set forth in the Commitment Letters delivered to the Company on or prior to the date hereof.

(d)            As of the date of this Agreement, the Commitment Letters are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and MergerCo, as the case may be, and, to the Knowledge of Parent, each of the other parties thereto, except, in each case, as such enforceability may be limited by the Bankruptcy and Equity Exception. There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Commitment Letters delivered to the Company on or prior to the date hereof. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Parent, MergerCo or, to Parent’s Knowledge, any other party thereto under any of the Commitment Letters, (ii) constitute a failure to satisfy a condition on the part of Parent, MergerCo or, to Parent’s Knowledge, any other party thereto under any of the Commitment Letters or (iii) result in any portion of the amounts to be funded or invested in accordance with the Commitment Letters being unavailable on the Closing Date.

(e)            As of the date of this Agreement, assuming the satisfaction or waiver of conditions to Parent’s and MergerCo’s obligations to consummate the Merger, Parent has no reason to believe that it, or to Parent’s Knowledge, any of the other parties to the Commitment Letters, will be unable to satisfy on a timely basis (and, in any event, at or prior to the Closing) any condition to the funding of the Debt Financing or the investments contemplated in the Equity Commitment Letter required to be satisfied by it or any such other party, as applicable, or that the full amount of the Financing will not be made available to Parent or MergerCo, as applicable, in full on or prior to the Closing Date. Assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, Parent and MergerCo will have on the Closing Date funds sufficient to (i) pay the aggregate Per Share Cash Consideration and the cash portion of the other payments under Article II, (ii) pay any and all fees and expenses required to be paid at Closing by Parent and MergerCo in connection with the Merger, the CVR Agreement and the Financing, (iii) prepay or repay any outstanding indebtedness of the Company or its Subsidiaries subject to the Payoff Letters and (iv) satisfy all of the other payment obligations of Parent and MergerCo contemplated hereunder to be satisfied at Closing (clauses (i) through (iv), the “Financing Uses”).

(f)            In no event shall the receipt or availability of any funds or financing (including the Financing or any Alternative Financing) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or MergerCo hereunder to consummate the Merger Transactions, including the Merger, contemplated by this Agreement.

(g)            On the date on which the Milestone Payment Amounts shall be paid (if any), Parent will have available to it sufficient funds for the satisfaction of the applicable Milestone Payment Amounts and all related fees and expenses required to be paid by Parent pursuant to the terms of the CVR Agreement.

Section 4.6         Solvency. Neither Parent nor MergerCo is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming satisfaction or waiver of the conditions to Parent’s obligation to consummate the Merger and the representations and warranties of the Company set forth in Article III being true and correct in the manner required for the conditions in Section 6.2(a) to be satisfied, and immediately after giving effect to the Transactions, the incurrence of the Debt Financing and the payment of the aggregate Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Commitment Letters, including with respect to the Convertible Notes, Parent and the Surviving Corporation, on a consolidated basis, will be Solvent. No transfer of property and no other transaction is being made or consummated (or is contemplated being made or consummated), and no obligation is being incurred (or is contemplated being incurred), in connection with the transactions contemplated by this Agreement (or any series of related transactions or any other transactions in close proximity with the transactions contemplated by this Agreement) (i) with the intent to hinder, delay or defraud either present or future creditors of Parent, any Affiliate of Parent, MergerCo, the Surviving Corporation, their respective Subsidiaries, the Company’s equity holders, the Company or any Subsidiary of the Company, (ii) that could render Parent, any Affiliate of Parent, MergerCo, the Surviving Corporation, their respective Subsidiaries, the Company or any Subsidiary of the Company not Solvent (or in the zone of insolvency) or (iii) have a material adverse effect on the long term financial sustainability or operability of Parent, any Affiliate of Parent, the Surviving Corporation or any of their respective Subsidiaries. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” (on a going concern basis) of the assets of such Person and its Subsidiaries, taken as a whole, will, as of such date, exceed the amount required to pay their debt including a reasonable estimate of all “contingent liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) such Person and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged following such date, and (c) such Person and its Subsidiaries will be able to pay their debt, including a reasonable estimate of all contingent liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay their debt, including a reasonable estimate of all contingent liabilities, as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or any combination thereof, to meet its obligations as they become due.

Section 4.7         Certain Arrangements. There are no Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) between Parent, MergerCo or any of their Affiliates, on the one hand, and any member of the Company’s management or Board of Directors or any beneficial owner of shares of Company Common Stock, on the other hand, (a) that relate in any way to the Company or any of its businesses or Subsidiaries (including those businesses and Subsidiaries following the Closing) or the Transactions (including as to continuing employment or equity roll-over) or (b) pursuant to which any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against or otherwise oppose any Superior Proposal.

Section 4.8         Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, MergerCo or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.

Section 4.9         Information Supplied. None of the Parent Information included or incorporated by reference in the Proxy Statement (including any amendments or supplements thereto) will, at the time the Proxy Statement (or any amendment or supplement thereto) pursuant to Section 5.12 is first sent or given to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and MergerCo make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

Section 4.10       Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, there is no (a) pending or, to the Knowledge of Parent and MergerCo, threatened Action (other than an investigation) or, to the Knowledge of Parent and MergerCo, any investigation by any Governmental Authority, in each case by or against Parent or MergerCo, any of their Affiliates or any of their respective properties or assets or (b) outstanding Judgment imposed upon or affecting Parent or MergerCo, any of their Affiliates, in each case, by or before any Governmental Authority.

Section 4.11       Ownership of Equity of the Company. Neither Parent nor MergerCo nor any of their Affiliates own any shares of Company Common Stock or are or have been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company since the three years prior to the date hereof.

Section 4.12       Competing Businesses. As of the date of this Agreement, neither Parent nor MergerCo nor any of their Affiliates is party to any agreement to effect, nor in discussions or negotiations regarding, any merger, acquisition or similar transaction involving any Person or business that competes with the Company.

Section 4.13       Limited Guarantee. Parent has furnished the Company with a duly executed, true, complete and correct copy of the Limited Guarantee in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Equity Commitment Parties are guaranteeing certain obligations of Parent and MergerCo in connection with this Agreement. The Limited Guarantee is in full force and effect. The Limited Guarantee is (i) a legal, valid and binding obligation of the Equity Commitment Parties and (ii) enforceable in accordance with its terms against the Equity Commitment Parties. There is no breach or default under the Limited Guarantee by the Equity Commitment Parties, and no event has occurred that would constitute a breach or default (or with notice or lapse of time or both would constitute a breach or default) thereunder by the Equity Commitment Parties.

Section 4.14       No Other Company Representations or Warranties. Except for the representations and warranties made by the Company in Article III or any certificate delivered pursuant to Section 6.2(d), Parent and MergerCo (each for itself and on behalf of its Representatives) hereby acknowledge that neither the Company nor any other Person (a) have made or are making, and each of Parent, MergerCo and their respective Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, MergerCo or any of their respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by Parent, MergerCo or any of their respective Representatives or (b) will have or be subject to any liability or indemnification obligation to Parent, MergerCo or any of their respective Representatives resulting from the delivery, dissemination or any other distribution to Parent, MergerCo or any of their respective Representatives (in any form whatsoever and through any medium whatsoever), or the use by Parent, MergerCo or any of their respective Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to Parent, MergerCo or any of their respective Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal, in person, by phone, through video or in any other format), in anticipation or contemplation of any of the Transactions. Parent and MergerCo hereby acknowledge (each for itself and on behalf of its Representatives) that they have conducted, to their satisfaction, their own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making their determination to proceed with the Transactions, each of Parent, MergerCo and their respective Representatives have relied on the results of their own independent investigation and the representations or warranties set forth in Article III and any certificate delivered pursuant to Section 6.2(d).

Section 4.15       Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and MergerCo and their respective Representatives, the negotiations of this Agreement or the course of the Transactions, Parent, MergerCo and their respective Representatives have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and MergerCo hereby acknowledge (each for itself and on behalf of its Representatives) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and MergerCo are familiar, that Parent and MergerCo (each for itself and on behalf of its Representatives) are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent, MergerCo and their respective Representatives have not relied on such information and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or, except for the representations and warranties expressly set forth in Article III, any rights hereunder with respect thereto.

ARTICLE V

Additional Covenants and Agreements

Section 5.1         Conduct of Business

(a)            Except as required by applicable Law, Judgment or a Governmental Authority, as expressly required or permitted by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.1), unless Parent otherwise consents in advance in writing (such consent not to be unreasonably withheld, delayed or conditioned), (i) the Company shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to carry on its and their business in the ordinary course of business and (ii) to the extent consistent with the foregoing, the Company shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to preserve substantially intact its business organization, business relationships with payors, co-promotion partners and wholesalers, and other material business relationships (including with key employees, customers, suppliers, distributors, licensors, licensees, royalty or revenue-sharing counterparties and Governmental Authorities); provided that no action or inaction by the Company or any of its Subsidiaries with respect to matters specifically addressed by Section 5.1(b) shall be deemed to be a breach of this Section 5.1(a) unless such action or inaction would constitute a breach of Section 5.1(b).

(b)            Without limiting the generality of the foregoing, except as required by applicable Law, Judgment or a Governmental Authority, as expressly required or permitted by this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.1), unless Parent otherwise consents in advance in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall cause each of its Subsidiaries not to:

(i)            other than transactions solely between and among the Company and its wholly owned Subsidiaries, issue, sell, distribute, assign, transfer, encumber (other than a Permitted Encumbrance), grant or dispose of any shares of its capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any warrants, options or other rights of any kind to purchase any shares of its capital stock or other equity or voting interests); provided that the Company may issue shares of Company Common Stock or other securities pursuant to (A) the exercise or settlement (as applicable) of Equity-Based Awards outstanding as of the date hereof under the Equity Plans or granted after the date of this Agreement, as set forth on Section 5.1(b)(i) of the Company Disclosure Letter, in a manner not in violation of this Agreement in accordance with the applicable Equity Plan and the award agreement for the terms of such Equity-Based Award, (B) obligations under the Company ESPP, (C) the exercise of Company Warrants outstanding as of the date hereof in accordance with their respective terms on the date hereof, and (D) obligations under the Convertible Notes and Convertible Notes Indenture in accordance with their respective terms on the date hereof;

(ii)            other than transactions solely between or among the Company and its wholly owned Subsidiaries, directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or other equity or voting interests, or any securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any warrants, options or rights of any kind to purchase any shares of its capital stock or other equity or voting interests) (other than pursuant to (A) the forfeiture of, or withholding of Taxes with respect to, Equity-Based Awards in accordance with their terms or (B) the payment of the exercise price with respect to any Equity-Based Award or Company Warrant in accordance with their respective terms);

(iii)          other than transactions solely between or among the Company and its wholly owned Subsidiaries, establish a record date for, authorize, declare, make, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests;

(iv)          split, combine, subdivide, recapitalize, reclassify or effect any similar change in capitalization of any shares of its capital stock or other equity or voting interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(v)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger), except for the liquidation or dissolution of any dormant wholly owned Subsidiary;

(vi)          incur or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, or incur any capital or finance lease obligations as determined under GAAP (collectively, “Indebtedness”); provided that, for the avoidance of doubt, Indebtedness shall not include (A) intercompany Indebtedness between or among the Company and its wholly owned Subsidiaries, (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made, entered into or drawn in the ordinary course of business, (C) Indebtedness incurred in connection with the renewal, extension or refinancing of any Indebtedness or revolving facility or line of credit existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder in an amount (including any fees or expenses incurred in connection therewith) not to exceed the outstanding principal amount of such Indebtedness as in effect on the date of this Agreement, (D) trade payables or accruals incurred in the ordinary course of business, (E) non-cancellable purchase commitments, (F) any transaction expense incurred in connection with this Agreement or the Transactions, (G) any fees, costs, expenses, indemnified amounts or other amounts incurred pursuant to Section 5.13, and (H) additional Indebtedness incurred after the date of this Agreement in an aggregate principal amount not to exceed $5,000,000;

(vii)         enter into any swap or hedging transaction or other derivative agreements, except for (A) any such transaction or agreement entered into in the ordinary course of business, (B) any such transaction or agreement related to any Indebtedness or revolving facility or line of credit existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder and (C) renewals, extensions or refinancing of any swap or hedging transactions or other derivative agreements existing on the date of this Agreement or permitted to be entered into hereunder;

(viii)        make any loans, capital contributions or advances (other than accounts receivable in the ordinary course of business) to any Person other than solely between or among the Company and wholly owned Subsidiaries of the Company;

(ix)           sell or lease to any Person, in a single transaction or series of related transactions, any of its properties or assets (excluding Intellectual Property Rights), except (A) transfers, sales or leases solely between or among the Company and its wholly owned Subsidiaries, (B) ordinary course dispositions of properties or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (C) leases or licenses of real property owned by the Company or its Subsidiaries, and subleases or licenses of real property leased by the Company or its Subsidiaries, in each case, in the ordinary course of business, (D) sales or leases in the ordinary course of business, including sales of inventory, and (E) sales or leases of properties or assets for consideration not to exceed $500,000 individually or $2,500,000 in the aggregate;

(x)            (A) transfer, sell, lease, license, subject to an Encumbrance (other than a Permitted Encumbrance), cancel, abandon, fail to use reasonable best efforts to maintain and enforce, or allow to lapse or expire (including by failure to pay the required fees in any jurisdiction) any Owned Company Intellectual Property, except for (x) the disposal of any Registered Company Intellectual Property at the end of its statutory life and (y) non-exclusive licenses or sublicenses granted in the ordinary course of business; (B) fail to use reasonable best efforts to maintain, or allow to lapse or expire, the Intellectual Property Rights set forth on Section 5.1(b)(x)(B) of the Company Disclosure Letter, including any failure to contest, defend or appeal any Action or Judgment arising from or in connection with such Intellectual Property Rights; or (C) intentionally fail to maintain any material Trade Secrets included in the Owned Company Intellectual Property, or intentionally disclose any material Trade Secrets included in the Owned Company Intellectual Property to a third party other than pursuant to a written confidentiality agreement that requires each such Person to protect the confidentiality of such information;

(xi)           grant any Encumbrance (other than a Permitted Encumbrance) on any of its material assets or securing indebtedness for borrowed money other than (A) to secure Indebtedness and other obligations permitted under Section 5.1(b)(vi) or (B) solely to the Company or to a wholly owned Subsidiary of the Company;

(xii)          make any acquisition (including by merger) of the capital stock or, except any acquisition of inventory in the ordinary course of business, a material portion of the assets of any other Person or business, or division thereof, if the aggregate amount of consideration paid by the Company and its Subsidiaries in connection with all such transactions would exceed $10,000,000;

(xiii)         except as required pursuant to the terms of any Company Plan set forth on Section 3.10 of the Company Disclosure Letter or Collective Bargaining Agreement, in each case, in effect on the date of this Agreement, (1) increase the compensation or benefits of any current or former director, officer, employee or individual independent contractor, pay any special bonus or special remuneration to any former or current director, officer, employee or individual independent contractor (other than any increase in annual base salary or annual wage rate adopted in the ordinary course of business in respect of the compensation of any non-officer employee or individual independent contractor, in each case, whose annual base salary or annualized wage rate does not exceed $210,000 after giving effect to such increase), (2) grant any material increase in, or enter into or amend in any material respect any agreement or arrangement providing for, change in control, severance, retention or termination pay, (3) establish, adopt, enter into, terminate or amend in any material respect any Collective Bargaining Agreement or Company Plan (or any plan, program, practice, policy, agreement or arrangement that would be a Company Plan if such arrangement were in existence as of the date hereof), (4) take any action to accelerate the vesting, time of payment or funding of, or waive any performance or vesting criteria applicable to, any bonus, equity or equity-based award or other compensation or benefit, (5) hire, engage or terminate (other than for cause, as determined by the Company consistent with past practice) the employment or engagement of, any director, officer, employee or independent contractor, other than hirings and terminations in the ordinary course of business of non-officer employees or independent contractors with an annual base salary or annualized wage rate (as applicable) that does not exceed $210,000, or (6) make any change in the key management structure of the Company or its Subsidiaries;

(xiv)         effectuate a “plant closing” or “mass layoff” (each as defined in WARN) affecting in whole or in part any site of employment, facility, operating unit or employee;

(xv)          recognize or certify any labor union, labor organization, works council or group of employees of the Company or any of its Subsidiaries as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(xvi)         make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required (A) by GAAP (or any interpretation thereof), the Financial Accounting Standards Board or any similar organization, (B) by any applicable Law, including Regulation S-X, or (C) by any Governmental Authority;

(xvii)        make, change or revoke any material Tax election, adopt or change any Tax accounting method or change any Tax accounting period, settle, contest or compromise any material Tax audit, claim or assessment, enter into any closing agreement with any Governmental Authority regarding any material Tax, file any material amended Tax Return, fail to timely file any income or other material Tax Return required to be filed or pay any Tax that is shown as due and payable thereon, surrender any right to claim a material Tax refund, consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, or enter into any Tax indemnification, sharing, allocation, reimbursement or similar agreement, arrangement or understanding (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes);

(xviii)      amend the Company Charter Documents or amend in any material respect the comparable organizational documents of any Subsidiary of the Company;

(xix)         (A) settle any material pending or threatened Action against the Company or any of its Subsidiaries (or any of their respective officers, directors or employees, in their capacity as officers, directors or employees), other than settlements of any pending or threatened Action (1) in which the Company or any of its Subsidiaries is named as a nominal defendant, (2) reflected or reserved against in the balance sheet (or the notes thereto) of the Company as of the Balance Sheet Date included in the Filed SEC Documents for an amount not materially in excess of the amount so reflected or reserved (excluding any amount that may be paid under insurance policies or indemnification agreements) or (3) for an amount not in excess of $500,000 individually or $1,000,000 in the aggregate (excluding any amount that may be paid under insurance policies or indemnification agreements); provided that no settlement of any pending or threatened Action may involve (x) any material injunctive or equitable relief or impose material restrictions on the business activities of the Company and its Subsidiaries, taken as a whole, (y) any admission of wrongdoing by the Company or its Subsidiaries or (z) any Intellectual Property Rights of the Company or its Subsidiaries; or (B) subject to clause (A), fail to use commercially reasonable efforts to take the actions set forth on Section 5.1(b)(xix) of the Company Disclosure Letter;

(xx)          (A) terminate, cancel, extend, renew, materially modify or amend or grant any material consent or material waiver under any Material Contract, other than any extension or renewal in the ordinary course of business on substantially the same terms or (B) enter into any Contract that would have been a Material Contract under Section 3.16(a)(ii) or Section 3.16(a)(xiv) had it been entered into prior to the date of this Agreement;

(xxi)         make or authorize any capital expenditures that are not included in the budget set forth in Section 5.1(b)(xxi) of the Company Disclosure Letter, other than capital expenditures of less than $250,000 individually or $1,000,000 in the aggregate;

(xxii)         enter into any new line of business, or discontinue any line of business conducted as of the date hereof, in each case, that is material to the Company and its Subsidiaries, taken as a whole;

(xxiii)       except in the ordinary course of business, (A) materially accelerate or delay the collection of accounts receivable, (B) grant any material extension of credit or materially change any credit terms, or (C) sell, factor, pledge (other than a Permitted Encumbrance), discount or otherwise dispose of any accounts receivable; or

(xxiv)       commit or agree, in writing or otherwise, to take any of the foregoing actions.

(c)            Nothing contained in this Agreement is intended to give Parent or MergerCo, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.2         Solicitation; Change in Recommendation.

(a)            Except as otherwise permitted by this Section 5.2, the Company shall and shall cause each of its Subsidiaries and its and their respective directors and officers to, and shall instruct and use its reasonable best efforts to cause its and their respective other Representatives retained by it or them and acting on its or their behalf to, (i) immediately cease and terminate any solicitation, discussions or negotiations that may be ongoing with any Person with respect to a Takeover Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to a Takeover Proposal (a “Potential Takeover Proposal”), (ii) request the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any such Person, (iii) cease providing any further non-public information with respect to the Company or any Takeover Proposal to any such Person or its Representatives and financing sources and (iv) terminate all access granted to any such Person and its Representatives to any physical or electronic data room.

(b)            From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause each of its Subsidiaries and its and their respective directors and officers not to, and shall instruct and use its reasonable best efforts to cause its and their respective other Representatives retained by it or them and acting on its or their behalf not to, directly or indirectly, (i) initiate, solicit, cause or knowingly encourage (including by way of furnishing non-public information) or otherwise knowingly assist or knowingly facilitate the submission of any inquiries regarding, or the making of any proposal, inquiry or offer that constitutes a Takeover Proposal or Potential Takeover Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding (except to notify any Person of the provisions of this Section 5.2) a Takeover Proposal or Potential Takeover Proposal, (iii) furnish to any other Person any non-public information or afford any Person with access to the business, employees, officers, directors, advisors, Contracts, properties, assets or books and records of the Company and its Subsidiaries, in each case in connection with, or for the purpose of, knowingly encouraging, knowingly assisting or knowingly facilitating a Takeover Proposal or Potential Takeover Proposal, (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal other than in accordance with Section 5.2(e); (v) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for or relating to a Takeover Proposal, other than any Acceptable Confidentiality Agreement entered into in accordance with clause (c) below (each, a “Company Acquisition Agreement”), (vi) waive the applicability of all or any portion of, or approve any transaction under, any Takeover Laws in respect of any Person (other than Parent and its Affiliates) or (vii) resolve or agree to take any of the foregoing actions. From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not waive, terminate or modify any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Board of Directors of the Company (or any committee thereof) unless the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law. The Company agrees that, for purposes of determining whether a breach of this Section 5.2(b) has occurred, any violation of the restrictions set forth in this Section 5.2(b) by any of its Subsidiaries or its or their Representatives acting on its or their behalf or at its or their direction shall be deemed a breach of this Section 5.2(b) by the Company.

(c)            Notwithstanding anything contained in Section 5.2(b) or any other provision of this Agreement to the contrary, if at any time prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a bona fide, written Takeover Proposal after the date of this Agreement that has not been withdrawn, which Takeover Proposal did not result from a breach of Section 5.2(b), (i) the Company and its Representatives may contact and engage in written correspondence with such Person or group of Persons making such Takeover Proposal or its or their Representatives solely to clarify (but not negotiate) the terms and conditions thereof in order to make a Qualifying Takeover Proposal Determination or to notify such Person or group of Persons or its or their Representatives and financing sources of the provisions of this Section 5.2 and (ii) if the Board of Directors of the Company or any duly authorized committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal and the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take the actions contemplated by this Section 5.2(c) would be inconsistent with its fiduciary duties pursuant to applicable Law (such a Takeover Proposal a “Qualifying Takeover Proposal,” and such a determination a “Qualifying Takeover Proposal Determination”), then, prior to obtaining the Company Stockholder Approval and so long as such Takeover Proposal constitutes a Qualifying Takeover Proposal, the Company, its Subsidiaries and any of its or their respective Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Qualifying Takeover Proposal and furnish pursuant to such Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Qualifying Takeover Proposal and its or their respective Representatives and financing sources; provided that the Company shall provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives prior to, or substantially concurrently with, the time it is provided to such Person, and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Qualifying Takeover Proposal and its or their Representatives and financing sources. It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under and conducted in accordance with this Section 5.2(c), including any public announcement that the Company or the Board of Directors of the Company has made any Qualifying Takeover Proposal Determination or other determination contemplated under and made in accordance with this Section 5.2(c) to take or engage in any such actions, shall not, in and of itself, constitute an Adverse Recommendation Change or otherwise, in and of itself, constitute a basis for Parent to terminate this Agreement pursuant to Section 7.1.

(d)            The Company shall promptly (and in any event within 24 hours) notify Parent in writing in the event that (i) the Board of Directors of the Company or any duly authorized committee thereof made a Qualifying Takeover Proposal Determination or (ii) a Takeover Proposal or Potential Takeover Proposal is received by, any non-public information expressly for the purpose of making a Takeover Proposal is requested from, or any discussions or negotiations with respect to a Takeover Proposal or Potential Takeover Proposal are sought to be initiated or continued with, the Board of Directors of the Company or any duly authorized committee thereof, the Company or its Subsidiaries or, to the Knowledge of the Company, any of its or their Representatives. Such notice must include (i) a reasonably detailed summary of the material terms and conditions of any such Takeover Proposal, (ii) the identity of the Person or group of Persons making such inquiry, offer, request or proposal and (iii) copies of all material documents relating to such Takeover Proposal, if any (including any related financing commitments) (provided that any fee letters that are customarily redacted with respect thereto may be redacted). Thereafter, the Company shall keep Parent reasonably informed, on a reasonably prompt basis, of any material developments (it being understood and agreed that any change to the consideration payable to the stockholders of the Company in their capacities as such is and shall be deemed to be material) with respect to any such Takeover Proposal (including any material changes or amendments thereto), including by providing any material documents relating to such Takeover Proposal exchanged between the Company or any of its Subsidiaries and its or their Representatives, on the one hand, and the Person or group of Persons making such Takeover Proposal, on the other hand. For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.2(d) will be subject to the terms of the Confidentiality Agreement.

(e)            None of the Board of Directors of the Company or any duly authorized committee thereof shall (i) (A) fail to include the Company Board Recommendation in the Proxy Statement, (B) withdraw or withhold (or modify, amend or qualify in a manner adverse to Parent), or publicly propose to withdraw or withhold (or modify, amend or qualify in a manner adverse to Parent), the Company Board Recommendation, (C) recommend the approval or adoption of, or approve or adopt, or submit to a vote of any securityholders of the Company, or publicly propose to recommend, approve or adopt or submit to a vote of any securityholders of the Company, any Takeover Proposal, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Takeover Proposal subject to Regulation 14D under the Exchange Act within ten Business Days after commencement of such Takeover Proposal or, if earlier, by the close of business on the fifth Business Day immediately preceding the Company Stockholders’ Meeting or (E) fail to reaffirm the Company Board Recommendation within ten Business Days following a written request therefor from Parent following the announcement or disclosure of a Takeover Proposal (any action described in this clause (i), other than, in each case, any actions taken as permitted by and in accordance with Section 5.2(f), being referred to as an “Adverse Recommendation Change”), or (ii) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any Company Acquisition Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, but subject to Section 5.2(e)(i) and Section 5.2(e)(ii) below, prior to obtaining the Company Stockholder Approval, but not after, the Board of Directors of the Company or any duly authorized committee thereof may (I) make an Adverse Recommendation Change referred to in clause (i)(A) or clause (i)(B) of the definition thereof in response to an Intervening Event or (II) if the Company or any of its Representatives receives a Superior Proposal after the date of this Agreement that did not result from a breach of Section 5.2(b), make an Adverse Recommendation Change in response to such Superior Proposal and/or cause the Company to enter into a Company Acquisition Agreement with respect to such Superior Proposal and terminate this Agreement pursuant to Section 7.1(d)(ii), in either case of clause (I) or clause (II), if and only if the Board of Directors of the Company or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law; provided, however:

(i)            the Board of Directors of the Company or any duly authorized committee thereof shall not, and shall cause the Company not to, take the action set forth in clause (I) unless: (1) the Company has given Parent at least five Business Days’ prior written notice of its intention to take such action (which notice shall describe the applicable Intervening Event in reasonable detail) and (2) prior to effecting such Adverse Recommendation Change, the Company and its Representatives, during such five Business Day period, have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement (which, if accepted by the Company, would be binding on Parent and MergerCo) so that the Board of Directors of the Company no longer determines in good faith that the failure to make an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable Law; and

(ii)            the Board of Directors of the Company or any duly authorized committee thereof shall not, and shall cause the Company not to, take the action set forth in clause (II) unless (1) the Company has given Parent at least five Business Days’ prior written notice (the “Superior Proposal Notice Period”) of its intention to take such action (which notice shall describe the basis for such Adverse Recommendation Change or termination in reasonable detail and the identity of the Person or group of Persons making such Superior Proposal, the material terms thereof and copies of the current drafts of all material documents relating to such Superior Proposal (including those relating to the sources of financing therefor) (provided that any fee letters that are customarily redacted with respect thereto may be redacted)), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during the Superior Proposal Notice Period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement and the Commitment Letters such that it would cause such Superior Proposal to no longer constitute a Superior Proposal and (3) following the end of the Superior Proposal Notice Period, the Board of Directors of the Company or any duly authorized committee thereof shall have considered in good faith such binding offer, and shall, after consultation with its financial advisor and outside legal counsel, have determined that the Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect (it being understood and agreed that any change to the financial or other material terms of a Takeover Proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notices the Superior Proposal Notice Period shall be deemed to be three Business Days rather than five Business Days); and provided further that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect unless the termination is in accordance with Section 7.1 and, to the extent required under the terms of this Agreement, the Company pays or causes to be paid to Parent the Company Termination Fee in accordance with Section 7.3 (to the extent due and payable thereunder) prior to or substantially concurrently with such termination so long as Parent has timely provided the Company with wire instructions for such payment.

(f)            Nothing in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any duly authorized committee thereof from (i) issuing any “stop, look and listen” statement by or on behalf of the Company to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication), (ii) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (iii) making any disclosure to the stockholders of the Company that is required by applicable Law (including if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties pursuant to applicable Law), it being understood that nothing in the foregoing will be deemed to permit the Company or the Board of Directors of the Company or any duly authorized committee thereof to effect an Adverse Recommendation Change other than in accordance with Section 5.2(e) (it being agreed that any such disclosure under clauses (i), (ii) or (iii) that includes a reaffirmation of the Company Board Recommendation shall be deemed not to be an Adverse Recommendation Change).

(g)            As used in this Agreement, “Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by the Company after the date of this Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement (i) need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Takeover Proposals, (ii) shall not prohibit the Company, its Subsidiaries or its or their Representatives from providing any information to Parent in accordance with this Section 5.2 or otherwise comply with its or their obligations under this Section 5.2, and (iii) shall not include any provision calling for an exclusive right to negotiate with the Company prior to the termination of this Agreement. Notwithstanding the foregoing sentence and subject in all respects to Section 5.2(a), a Person who has previously entered into a confidentiality agreement with the Company shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement for all purposes of this Agreement if, and only if, such previously existing confidentiality agreement does not (i) prohibit the Company, its Subsidiaries or its or their Representatives from providing any information to Parent in accordance with this Section 5.2 or otherwise comply with its or their obligations under this Section 5.2, and (ii) include any provision calling for an exclusive right to negotiate with the Company prior to the termination of this Agreement.

(h)            As used in this Agreement, “Intervening Event” shall mean any effect, event, condition, development, occurrence, or change in circumstances with respect to the Company that (A) materially affects the business, assets or operations of the Company and its Subsidiaries, taken as a whole, (B) was not known to, or reasonably foreseeable by, the Board of Directors of the Company as of the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable (with respect to the nature of such consequences or the magnitude thereof) to the Board of Directors of the Company as of the date of this Agreement), (C) does not relate to any Takeover Proposal or Potential Takeover Proposal and (D) becomes known to the Board of Directors of the Company prior to obtaining the Company Stockholder Approval; provided that an “Intervening Event” shall not include any effect, event, condition, development, occurrence, or change in circumstances to the extent (i) relating to changes in the price of the Company Common Stock, in and of itself (provided, however, that the underlying reasons for such changes may constitute an Intervening Event) or (ii) relating to the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided, however, that the underlying reasons for the Company exceeding such projections, estimates or expectations may constitute an Intervening Event).

(i)            As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group of Persons (other than Parent and its Subsidiaries), including any amendment or modification to any existing inquiry, proposal or offer, relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of more than 20% of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any duly authorized committee thereof) or to which more than 20% of the consolidated revenues or net income of the Company and its Subsidiaries taken as a whole are attributable, including through the acquisition of, or of securities of, one or more Subsidiaries of the Company owning such assets, (ii) issuance or acquisition of securities representing more than 20% of the voting power of the then outstanding Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning securities representing more than 20% of the voting power of the then outstanding Company Common Stock or other voting securities of the Company, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries pursuant to which such Person or group of Persons (or the stockholders of any Person) would acquire, directly or indirectly, more than 20% of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any duly authorized committee thereof) or securities representing more than 20% of the aggregate voting power of the Company’s then outstanding securities or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, (v) any transaction similar to the foregoing in which the holders of the voting power of the Company immediately prior to such transaction own less than 80% of the voting power of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity immediately following the transaction, or (vi) any combination of the foregoing, in each case, other than the Merger Transactions; provided, however, that this Agreement and the Merger Transactions shall not be deemed a Takeover Proposal.

(j)            As used in this Agreement, “Superior Proposal” shall mean any bona fide, written Takeover Proposal made after the date hereof that the Board of Directors of the Company or any duly authorized committee thereof has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (i) is more favorable to the Company’s stockholders (in their capacity as such) than the Merger Transactions (taking into account any revisions to this Agreement, the Equity Commitment Letter, the Debt Commitment Letter and the Limited Guarantee, made or proposed in writing by Parent prior to the time of such determination that, if accepted by the Company, would be binding upon Parent and MergerCo) from a financial point of view and (ii) is reasonably likely to be completed in accordance with its terms, taking into account the timing, likelihood of consummation, and the legal, regulatory, financial, financing and other aspects of such proposal and of this Agreement as the Board of Directors of the Company deems relevant; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” and “80%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.

Section 5.3         Efforts.

(a)            Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to as promptly as reasonably practicable (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary, proper and advisable filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions (provided that the Company shall not be obligated to make any payment or commercial concession to any third party, or incur any liability, as a condition to (or in connection with) obtaining any of the foregoing, unless such payment, concession or liability is requested in writing by Parent and is conditioned and effective only upon the Closing), and (iii) execute and deliver any additional instruments necessary to consummate the Transactions.

(b)            In furtherance and not in limitation of the foregoing, the Company and Parent shall each use (and shall cause their respective Affiliates to use) its reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c)            Parent shall exclusively control (but shall consult with the Company, and consider in good faith the views of the Company, with respect to), (i) the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority in connection with the Transactions and (ii) the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Authority relating to the Transactions and of all other regulatory matters incidental thereto; provided, however that Parent’s obligation to consult with and consider in good faith the views of the Company shall not require Parent to seek or obtain the consent or approval of the Company with respect to any action or inaction taken in exercise of such control.

(d)            In furtherance and not in limitation of the foregoing, each of the parties hereto agrees to make (and shall cause their respective Affiliates to make) (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable following the date of this Agreement, and in any event within 10 Business Days, and (ii) any filings required under the Antitrust Laws in any jurisdiction set forth in Section 6.1(b) of the Company Disclosure Letter within 20 Business Days following the date hereof, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any Antitrust Law and to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the Transactions. Parent shall be responsible for all filing fees associated with any required approvals or consents under any Antitrust Laws. Without limiting the foregoing, Parent and the Company shall each use (and shall cause their respective Affiliates to use) reasonable best efforts to secure the expiration or termination of all applicable waiting periods under the HSR Act or any other Antitrust Law and resolve any objections asserted with respect to the Transactions under the Federal Trade Commission Act or any other applicable Law raised by any Governmental Authority. Nothing in this Agreement shall require any party hereto to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing. Neither Parent nor the Company shall commit (and shall cause their respective Affiliates not to commit) to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or any other Antitrust Laws or enter into a timing agreement with any Governmental Authority, without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned).

(e)            In furtherance and not in limitation of the foregoing, each of the parties hereto shall use (and shall cause their respective Affiliates to use) its reasonable best efforts to (i) promptly cooperate in all respects with each other in connection with any necessary, proper or advisable submissions, consents, approvals, filings, petitions, statements, licenses, permits, authorizations, declarations, notifications, registrations, submissions of information, applications, reports, waivers, exemptions, clearances, orders, confirmations and other documents with the FTC, the DOJ or any other Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before the FTC, the DOJ or any other Governmental Authority relating to the Transactions or any proceeding initiated by a private Person, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material written or verbal communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Authority (including by promptly sending the other parties hereto a copy of all documents, information, correspondence or other communications) and of any material written or verbal communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) subject to applicable Laws and the Confidentiality Agreement relating to the exchange of information, and to the extent reasonably practicable, promptly consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or the FTC, the DOJ or any other Governmental Authority in connection with the Transactions, other than “Item 4(c) or 4(d) documents,” as that term is used in the rules and regulations under the HSR Act, (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, promptly give the other parties hereto the opportunity to attend and participate in such meetings and conferences (whether in person, by telephone or otherwise), and (v) promptly obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations necessary, proper or advisable to be obtained from, or renewed with, the FTC, the DOJ and any other Governmental Authority. Prior to submitting any document or any substantive information relating to the Transactions or the parties hereto (whether formally or informally, in draft form or final form) to the FTC, the DOJ or any other Governmental Authority, a party hereto shall send the other parties hereto such document or information reasonably in advance of such submission, and such document or information shall not be submitted to the FTC, the DOJ or any other Governmental Authority without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned or delayed).

(f)            Except as expressly contemplated, required or permitted by this Agreement or as required by applicable Law, Judgment or a Governmental Authority, during the period from the date of this Agreement to the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.1), neither Parent nor MergerCo shall, and each of Parent and MergerCo shall cause their Affiliates not to, without the prior written consent of the Company, enter into any merger, acquisition or similar transaction involving any Person or business that competes with the Company that would materially delay receipt of expiration or termination of any applicable waiting period under the HSR Act or receipt of approval under any other applicable Antitrust Law.

Section 5.4         Public Announcements. Unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult (and shall cause their respective Affiliates to consult) with each other before issuing, and give each other the opportunity to review and comment upon (which comments each party shall take into account in good faith), any press release or other public statements with respect to the Transactions, and shall not (and shall cause their respective Affiliates not to) issue any such press release or make any such public statement prior to such consultation, except (a) as may be determined by the Company after consultation with outside legal counsel to be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system, in which case the Company shall use its reasonable best efforts to allow, to the extent legally permitted, Parent reasonable time to comment on such disclosure in advance of its issuance and shall consider such comments in good faith, and (b) for any matters referred to in Section 5.2 in accordance therewith. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the foregoing, this Section 5.4 shall not apply to (i) any press release or other public statement made by the Company or Parent or (ii) any communications by the Company to employees, partners, licensors, licensees, patients, customers, vendors, research organizations, manufacturers, suppliers or vendors, in each case which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Company, Parent or the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement.

Section 5.5         Access to Information; Confidentiality. Subject to applicable Law and any applicable Judgment, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.1, upon reasonable notice, the Company shall afford, and cause its Subsidiaries and each of its and their Representatives to afford, to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ officers, employees, agents, properties, books, Contracts and records (other than any of the foregoing that relate to the negotiation and execution of this Agreement or, if occurring prior to the date hereof, any other transactions potentially competing with or alternative to the Merger Transactions or proposals from other parties relating to any competing or alternative transactions, or, except as expressly provided in accordance with Section 5.2, to any Takeover Proposal or Potential Takeover Proposal or relating to any deliberations of the Board of Directors of the Company or a duly authorized committee thereof regarding any Takeover Proposal, Qualifying Takeover Proposal Determination or Adverse Recommendation Change) and the Company shall furnish promptly to Parent and Parent’s Representatives such information concerning its and its Subsidiaries’ business, personnel, assets, liabilities and properties as Parent may reasonably request (other than any information that the Company determines in its reasonable judgment relates to the negotiation and execution of this Agreement or, if occurring prior to the date hereof, any other transactions potentially competing with or alternative to the Merger Transactions or proposals from other parties relating to any competing or alternative transactions, or, except as expressly provided in Section 5.2, to any Takeover Proposal or Potential Takeover Proposal or relating to any deliberations of the Board of Directors of the Company or any duly authorized committee thereof regarding any Takeover Proposal, Qualifying Takeover Proposal Determination or Adverse Recommendation Change), in each case, solely in connection with the consummation of the Transactions (including for integration planning); provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided further, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would reasonably be expected to (a) result in the disclosure of Trade Secrets or competitively sensitive information to third parties or expose the Company to risk of liability for disclosure of sensitive or personal information, (b) violate applicable Law, an applicable Judgment or a Contract or obligation of confidentiality owing to a third party or (c) lose or waive an attorney-client privilege, attorney work product protection or other legal privilege; provided that in the case of the foregoing clauses (a) and (b), the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to find a suitable alternative to disclose information in such a way that such disclosure does not result in any of such aforementioned harms. All requests for access or information made pursuant to this Section 5.5 shall be directed to the executive officer or other Person designated by the Company and any such access shall be afforded and any such information shall be furnished solely at Parent’s expense. Until the Effective Time, all information provided will be subject to the terms of the mutual non-disclosure agreement (as amended and as may be further amended, restated or otherwise modified from time to time, the “Confidentiality Agreement”) dated as of August 27, 2024, as amended effective as of August 27, 2025 and as of the date hereof, by and between the Company and ArchiMed SAS (“ArchiMed”). Parent and MergerCo hereby confirm that they shall be subject to the obligations and restrictions applicable to External Representatives (as defined in the Confidentiality Agreement) of ArchiMed as party thereto for all purposes of the Confidentiality Agreement. Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, Parent, MergerCo and ArchiMed shall be permitted to furnish the Confidential Information (as defined in the Confidentiality Agreement) in connection with the Financing and the Equity Co-Investment to such other parties who need to know such Confidential Information solely for purposes thereof and who (A) do not primarily operate in the industry in which the Company and its Subsidiaries operate, (B) are identified in writing to the Company promptly after (and, in any event, within three Business Days of) furnishing such Confidential Information and (C) are subject to customary confidentiality provisions and restrictions on use that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement. Nothing in this Section 5.5 or elsewhere in this Agreement shall be construed to require the Company or any of its Representatives to prepare any reports, analyses, appraisals or opinions that are not readily available (it being understood that the Company shall not be required to prepare any financial projections, forecasts or any other prospective or pro forma financial information). Notwithstanding anything herein to the contrary, Parent and MergerCo shall not, and shall cause their respective Representatives not to, contact any employee of the Company or any of its Subsidiaries not involved in the negotiation of the Transactions, nor any partner, licensor, licensee, patient, customer, vendor, research organization, manufacturer, supplier or vendor of the Company, in connection with the Transactions without the Company’s prior written consent, and Parent and MergerCo acknowledge and agree that any such contact shall be arranged by and with a representative of the Company participating.

Section 5.6         Indemnification and Insurance.

(a)            From and after the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, in each case to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless each current or former director, officer, member, manager or employee of the Company or its Subsidiaries who at the Effective Time is, or at any time prior to the Effective Time was, indemnified or entitled to be indemnified or held harmless by the Company or its Subsidiaries pursuant to the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and such Person, in each case, as made available to Parent or disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC prior to the date of this Agreement (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a member, director, manager, officer, employee or agent of the Company or such Subsidiary or (B) acts, errors or omissions by an Indemnitee in Indemnitee’s capacity as a member, director, manager, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or expense advancement right of any Indemnitee) and (ii) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and any Indemnitee prior to the date hereof in each case, as made available to Parent or disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC prior to the date of this Agreement.

(b)            Without limiting the foregoing, Parent, for the six-year period commencing immediately after the Effective Time, shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the Surviving Corporation and the organizational documents of its Subsidiaries to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities, indemnification and exculpation and advancement of expenses, in each case, of members, directors, managers, officers, employees and agents than are set forth as of the date of this Agreement in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including reasonable and documented fees and expenses of legal counsel for and in connection with legal advice therefrom) of any Indemnitee under this Section 5.6 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.6) as incurred to the fullest extent permitted under applicable Law; provided that any Indemnitee to whom expenses are advanced must, as a condition to such advancement, provide an undertaking to repay such advances if it is ultimately determined in a final non-appealable judgment that such Indemnitee is not entitled to indemnification; and provided further that any such undertaking to repay advances shall be unsecured and made without reference to Indemnitee’s entitlement to indemnification or ability to repay such advances and no other form of undertaking shall be required. Parent’s and the Surviving Corporation’s obligations under this Section 5.6 shall continue in full force and effect for the six-year period commencing immediately after the Effective Time; provided that all rights to exculpation, indemnification and advancement in respect of any Action asserted or made within such period shall continue until the final disposition of such Action.

(c)            For the six-year period commencing immediately after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such coverage prior to the Effective Time (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to acts, errors or omissions existing or occurring prior to the Effective Time, including “tail” coverage); provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance coverage in excess of 300% of the current annual premium paid by the Company for such insurance. The Company shall have the right prior to the Effective Time to purchase a six-year prepaid “tail coverage” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to acts, errors or omissions existing or occurring prior to the Effective Time, covering without limitation the Transactions, subject to the cap on the premium set forth in the preceding sentence. If such prepaid “tail coverage” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.6(c) and each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use their reasonable best efforts to cause such coverage to be maintained in full force and effect, for a period of no less than six years after the Effective Time, and to honor all of its obligations thereunder.

(d)            The provisions of this Section 5.6 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses or contribution that any such individual may have under the Company Charter Documents, under the organizational documents of such Subsidiaries as in effect on the date of this Agreement or by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.6 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.6 applies shall be third-party beneficiaries of this Section 5.6).

(e)            In the event that (i) Parent, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.6.

(f)            Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.6 is not prior to or in substitution for any such claims under such policies.

(g)            Parent’s and the Surviving Corporation’s obligations under this Section 5.6 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that if any threatened or actual litigation, claim or proceeding relating to any acts, errors or omissions covered under this Section 5.6 (each, a “Claim”) (whether arising before, at or after the Effective Time) is brought against an Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.6 shall continue in effect until the full and final resolution of such Claim.

Section 5.7         Employee Matters.

(a)            For the period beginning on the Effective Time and ending on the first anniversary of the Effective Time (such period, the “Comparability Period”), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, provide (i) a base salary or wage rate and short-term cash incentive compensation opportunities (excluding deferred compensation and equity-based compensation opportunities) to each Person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues in employment with the Surviving Corporation and its Subsidiaries following the Effective Time (each, a “Continuing Employee”) that are, in each case, no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time, (ii) severance benefits to each Continuing Employee that are no less favorable, in the aggregate, than those provided to such Continuing Employee under the Company Plans in effect immediately prior to the Effective Time and listed in Section 5.7(a) of the Company Disclosure Letter, and (iii) employee health, welfare and defined contribution retirement benefits (excluding severance, post-employment welfare, equity or equity-based compensation and defined benefit pension benefits) to each Continuing Employee that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Effective Time. For clarity, if a Continuing Employee’s employment terminates after the Closing, Parent shall not be required to provide (or to cause the Surviving Corporation and its Subsidiaries to provide) such Continuing Employee with the levels of compensation and benefits set forth in this Section 5.7(a) following his or her termination of employment (it being understood that this sentence shall not supersede their obligations, if any, under clause (ii) of the preceding sentence).

(b)            Notwithstanding anything herein to the contrary, nothing herein prohibits Parent, the Surviving Corporation or their respective Subsidiaries from amending, modifying or terminating any Company Plan in accordance with its terms or if required pursuant to applicable Law. Parent and the Company hereby acknowledge that the consummation of the Merger Transactions constitutes a “change in control”, “change of control,” “sale event” or other term of similar import for purposes of any Company Plan that contains a definition of “change in control”, “change of control”, “sale event” or other term of similar import, as applicable.

(c)            With respect to all employee benefit plans of Parent, the Surviving Corporation and their respective Subsidiaries in which Continuing Employees are eligible to participate from and after the Effective Time, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans) (collectively, the “Parent Plans”), for purposes of eligibility to participate, level of benefits and vesting (excluding vesting under any equity or equity-based incentive arrangements, defined benefit plans, nonqualified deferred compensation plans, or retiree or post-employment medical or other welfare benefit plans), each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with Parent, the Surviving Corporation or any of their respective Subsidiaries to the same extent such service was recognized under the corresponding Company Plan as of immediately prior to the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service or for any purpose under any equity-based incentive.

(d)            Without limiting the generality of Section 5.7(a), Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, use reasonable best efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any Parent Plan providing welfare benefits in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, use reasonable best efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the plan year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant Parent Plans providing welfare benefits in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time.

(e)            Each Continuing Employee who is eligible to receive an annual bonus pursuant to Company Plans in effect immediately prior to the Closing shall be eligible for an annual bonus payment for the year in which the Closing Date occurs in accordance with, and subject to the terms and conditions of, Section 5.7(e) of the Company Disclosure Letter.

(f)            The provisions of this Section 5.7 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.7 is intended to, or shall be deemed to (i) guarantee employment or service for any period of time for any Continuing Employee or any other Person, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate the employment or service of any Continuing Employee or any other Person at any time and for any or no reason, (ii) require the establishment or adoption of, or an amendment to, any Company Plan or other employee benefit or compensation plan, program, agreement, Contract, policy or arrangement for purposes of ERISA or otherwise or prevent the amendment, modification or termination thereof after the Effective Time, (iii) create any third party beneficiary rights (including any rights to enforce the provisions hereof) in any Continuing Employee or other current or former director, officer, employee or individual independent contractor of or any other Person associated with the Company or any of its Subsidiaries, or (iv) establish, amend or modify any Company Plan or other benefit or compensation plan, program, agreement, policy, Contract or arrangement.

Section 5.8         Stockholder Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice (and in any event, within one Business Day) of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense and settlement of any Transaction Litigation; provided, however, that the Company shall control such defense and this Section 5.8 shall not give Parent the right to direct such defense. The Company shall not settle or offer to settle any Transaction Litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). Without otherwise limiting the Indemnitees’ rights with regard to the right to counsel, following the Effective Time, the Indemnitees shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnitees to defend any Transaction Litigation.

Section 5.9         MergerCo Expenditures and Distributions. From the date of this Agreement until the Effective Time, (a) MergerCo shall not expend funds other than in connection with the Transactions and the payment of related expenses and (b) MergerCo shall not declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock.

Section 5.10       Parent Vote.

(a)            Parent shall vote or cause to be voted any shares of Company Common Stock beneficially owned by it or any of its Affiliates or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted, in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof.

(b)            Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of MergerCo, will execute and deliver to MergerCo and the Company a written consent adopting this Agreement in accordance with the DGCL.

Section 5.11       Stock Exchange De-listing. Prior to the Effective Time, the Company and Parent will cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NASDAQ to cause the shares of Company Common Stock to be de-listed from NASDAQ and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

Section 5.12       Preparation of the Proxy Statement; Stockholders’ Meeting.

(a)            As promptly as reasonably practicable after the execution of this Agreement and subject to applicable Law, the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC. Subject to Section 5.2, the Board of Directors of the Company shall make the Company Board Recommendation to the Company’s stockholders and shall include such recommendation in the Proxy Statement. The Company may not file the Proxy Statement with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. Parent shall provide to the Company all information concerning Parent, MergerCo and their Affiliates as may be reasonably requested by the Company for inclusion in the Proxy Statement (“Parent Information”) and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. The Company shall ensure that the Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, (A) the Company assumes no responsibility with respect to Parent Information (which Parent shall ensure satisfies the requirements of the preceding sentence) and (B) Parent, MergerCo and their respective Affiliates assume no responsibility with respect to information supplied in writing by or on behalf of the Company or its Affiliates for inclusion or incorporation by reference in the Proxy Statement. Parent and MergerCo shall correct any Parent Information as promptly as reasonably practicable following discovery that such information contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall correct any information provided by it for use in the Proxy Statement as promptly as reasonably practicable following discovery that such information contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall notify Parent promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or additional information in connection therewith and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC. The Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the earlier of (i) the resolution of any comments received from the SEC on the Proxy Statement and (ii) the receipt of notification from the SEC that the SEC is not reviewing the preliminary Proxy Statement or expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent, its financial advisors and legal counsel with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith. To the extent reasonably practicable, the Company shall provide Parent and its counsel a reasonable opportunity to participate in any material or substantive discussions or meetings with the SEC (or portions of any such meetings that relate to the Proxy Statement).

(b)            Notwithstanding any Adverse Recommendation Change but subject to Section 5.12(a) and applicable Law and to the extent not prohibited by any Judgment, the Company shall take all necessary actions in accordance with applicable Law, the Company Charter Documents and the rules of NASDAQ to (i) establish a record date for (and the Company shall not change such record date without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed) and (ii) duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, as soon as reasonably practicable after the earlier of (A) the resolution of any comments received from the SEC on the Proxy Statement and (B) the receipt of notification from the SEC that the SEC is not reviewing the preliminary Proxy Statement or expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act. Subject to Section 5.2, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval, which shall include the Company engaging a proxy solicitation firm for the purpose of assisting in the solicitation of proxies for the Company Stockholders’ Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company may, in its reasonable discretion after consultation with Parent, adjourn, recess or postpone the Company Stockholders’ Meeting solely (i) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy Statement that the Company has determined in good faith (after consultation with outside legal counsel) is required under applicable Law and for such supplement or amendment to be disseminated and reviewed by the stockholders of the Company in advance of the Company Stockholders’ Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions, (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting (provided that, without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), the Company may not postpone or adjourn the Company Stockholders’ Meeting more than two times pursuant to this clause (iii) and no such postponement or adjournment shall be, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), for a period exceeding ten Business Days) or (iv) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, in the case of this clause (iv), for the minimum duration necessary; provided that, in the case of clauses (i) and (iii), the Company Stockholders’ Meeting (as so adjourned or recessed) shall not be held on a date that is later than thirty (30) calendar days after the date on which the Company Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) without the consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned). Unless this Agreement is validly terminated in accordance with Section 7.1, the Company shall submit the adoption of this Agreement to its stockholders at the Company Stockholders’ Meeting even if the Board of Directors of the Company shall have effected an Adverse Recommendation Change.

(c)            Nothing in this Section 5.12 shall be deemed to prevent the Company or the Board of Directors of the Company or any duly authorized committee thereof from taking any action they are permitted or required to take under, and in compliance with, Section 5.2 or applicable Law.

(d)            The Company shall keep Parent reasonably informed with respect to proxy solicitation results upon Parent’s written request, including to permit Parent to participate in substantive discussions with such solicitor regarding proxy solicitation efforts and results.

Section 5.13       Financing.

(a)            From the date hereof through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article VII, the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries and their respective Representatives to use reasonable best efforts to provide to Parent, in each case upon reasonable written request of Parent and at Parent’s sole expense, all cooperation reasonably requested by Parent as is customary and reasonably necessary in connection with the consummation of the Debt Financing, including using reasonable best efforts upon the reasonable written request of Parent and at Parent’s sole expense in:

(i)            furnishing to Parent (x) the historical financial statements necessary to satisfy the condition set forth in paragraph 2 of Exhibit B to the Debt Commitment Letter as in effect on the date of this Agreement (it being agreed that such condition has already been satisfied and no additional information is required to be provided with respect thereto or this clause (x)), and (y) such other financial information with respect to the Company and its Subsidiaries, as may be reasonably requested by Parent (but solely to the extent that such information is historically prepared by the Company and its Subsidiaries or is readily available to the Company and its Subsidiaries) in the preparation by Parent of pro forma financial information and pro forma financial statements solely with respect to the Company and its Subsidiaries (notwithstanding anything to the contrary in this Agreement, it being understood and agreed that Parent shall be responsible for (and the Company and its Subsidiaries shall have no responsibility for) the preparation of any such pro forma or forward-looking financial statements or information and any pro forma or forward-looking calculations, post-Closing or other pro forma synergies or cost savings, capitalization, ownership or other pro forma adjustments, projections or budgets that may be included therein);

(ii)            reasonably cooperating with the due diligence of any Debt Financing Source, to the extent customary and reasonable;

(iii)           assisting in preparation for and participating in a reasonable and customary (as determined by the Company in good faith) number of meetings, calls and remote due diligence sessions (that are requested in advance with or by the parties acting as lead arrangers or agents for the Debt Financing) (provided that there shall not be more than one primary bank meeting), in each case, upon reasonable advance written notice from, and as reasonably requested in writing by, Parent and at reasonable times and locations (provided that no in-person meetings shall be required) to be mutually agreed and reasonably required in connection with the consummation of the Debt Financing);

(iv)           executing and delivering any credit agreements, pledge and security documents (including reasonable assistance with the preparation of any customary schedules thereto), other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent or the Debt Financing Sources, customary certificates of the chief financial officer (or other executive officer) of the Company with respect to solvency matters in the form set forth as an exhibit to the Debt Commitment Letter and otherwise reasonably facilitating the pledging of collateral (including the delivery of all stock or other certificates intended to constitute collateral as contemplated by the Debt Commitment Letter) (it being understood that such documents and pledges will not take effect, and delivery of such stock or other certificates will not be required to be made, prior to the Effective Time);

(v)           providing Parent and the Debt Financing Sources, no later than four Business Days in advance of the Closing, with all documentation and other information about the Company and its Subsidiaries as is reasonably requested in writing by Parent that is required in connection with the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and a beneficial ownership certificate for any entity that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (31 C.F.R. § 1010.230), in each case to the extent requested in writing at least nine Business Days in advance of the Closing; and

(vi)          delivering notices of prepayment within the time periods required by the relevant agreements, or obtaining waivers thereof, in each case, governing the indebtedness subject to the Payoff Letters.

(b)            Notwithstanding anything to the contrary contained herein, the condition precedent set forth in Section 6.2(b) as applied to the Company’s obligations under Section 5.13(a) shall be deemed satisfied unless (i) the Debt Financing has not been obtained as a result of the Company’s Willful Breach of its obligations under Section 5.13(a) to the extent such Willful Breach is the primary and proximate cause of the unavailability of the Debt Financing, (ii) Parent notified the Company in writing of such Willful Breach and (iii) the Company failed to cure such Willful Breach within 5 Business Days after receiving such written notice to cure such Willful Breach. Notwithstanding anything to the contrary in this Agreement or otherwise, it is understood and agreed by Parent and MergerCo that (A) receipt of financing (including any Debt Financing) is not a condition to the obligations of Parent and MergerCo to consummate the Closing and (B) Section 5.13(a) sets forth the Company’s and its Subsidiaries’ sole obligation with respect to the Debt Financing.

(c)            The Company shall deliver drafts of the final form of the Payoff Letters to Parent at least one Business Day prior to the Closing Date and shall deliver executed copies of the Payoff Letters to Parent on or prior to the Closing Date.

(d)            The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or the Company’s Subsidiaries and such use is subject to the Company’s reasonable review in advance of such use.

(e)            Notwithstanding anything to the contrary contained herein, nothing in this Section 5.13 shall require any such cooperation or assistance to the extent that it could result in the Company or any of its Subsidiaries being required to:

(i)            pledge any assets as collateral prior to the Effective Time;

(ii)           agree to pay any fee, bear any cost or expense or other amount, enter into any definitive agreement, incur any other liability or give any indemnities to any third party or otherwise commit to take any similar action in connection with the Debt Financing prior to the Effective Time;

(iii)          take any actions to the extent such actions would, in the Company’s reasonable judgment, (A) unreasonably interfere with the ongoing business or operations of the Company or any of its Subsidiaries or otherwise interfere with the prompt and timely discharge by the Company’s or any of its Subsidiaries’ employees of their normal duties, (B) subject any director, manager, officer or employee of the Company or any of its Affiliates to any actual or potential personal liability, (C) conflict with, or result in any violation or breach of, or default (with or without notice, or lapse of time or both) under, the organizational documents of the Company or any of its Subsidiaries, any applicable Law or Judgment, any obligation of confidentiality owing to a third party or any material Contract to which the Company or any of its Subsidiaries is a party or by which any of any of their respective properties or assets is bound, (D) require any such entity to change any fiscal period or accounting methodologies, (E) cause (x) any closing condition set forth in Article VI of this Agreement to fail to be satisfied or (y) any other breach of this Agreement, or (F) delay, impede or prevent the Closing;

(iv)          commit to take any action under any certificate, document or instrument that is not contingent upon the Closing;

(v)           provide access to or disclose information if the Company determines, in its reasonable judgment, that doing so would reasonably be expected to (A) violate or prejudice the rights of its or any of its Subsidiaries’ customers, (B) result in the disclosure of Trade Secrets or competitively sensitive information to third parties, (C) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege or (D) expose the Company to risk of liability for disclosure of sensitive or personal information;

(vi)          (A) cause any director, manager, member or equivalent, or any officer or employee, in each case, of the Company or any of its Subsidiaries who will not continue in such a position following the Closing to pass resolutions or consents to approve the Debt Financing or approve or authorize the creation of any agreements, documents, instruments or actions pursuant to which the Debt Financing is obtained or to execute or deliver any such agreements, documents or instruments in connection with the Debt Financing and (B) cause any director, manager, member or equivalent, or any officer or employee, in each case of the Company or any of its Subsidiaries who will continue in such a position following the Closing to pass resolutions or consents to approve the Debt Financing or approve or authorize the creation of any agreements, documents, instruments or actions pursuant to which the Debt Financing is obtained or, to execute or deliver any agreements, documents or instruments in connection with the Debt Financing, or (C) delay, impede or prevent the Closing, in each case, that are not contingent on the Closing or would be effective prior to the Effective Time;

(vii)         deliver any legal opinion or negative assurance letter;

(viii)         provide or prepare (A) an as-adjusted capitalization table, (B) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, (C) risk factors relating to all or any component of the Financing, (D) “segment reporting”, subsidiary financial statements or any information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (E) any information required by Regulation S-K Item 402 or by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A;

(ix)           deliver any financial statements for any period that is not otherwise specifically required hereunder or not readily available to the Company with respect to such period or deliver accountants’ comfort letters or reliance letters;

(x)            cause or permit any Encumbrances (or any obligation or incurrence of Indebtedness on) to be placed on any of the Company’s, any of its Subsidiaries’ or any of its Affiliates’ property or assets (or provide a pre-filing Uniform Commercial Code financing statement authorization letter or agreement) prior to the Effective Time;

(xi)           deliver any certificate or document that it reasonably believes in good faith contains any untrue certifications, representations or warranties; or

(xii)          waive, amend, restate, supplement, terminate, rescind or otherwise modify any term of this Agreement.

(f)            Notwithstanding anything to the contrary herein, any cooperation provided by the Company and its Subsidiaries as contemplated by this Section 5.13 shall be at Parent’s sole expense and fees. Parent shall indemnify and hold harmless the Company, its Subsidiaries and Affiliates and any of their respective Representatives from and against any and all losses, liabilities, fees, costs or expenses suffered or incurred by them in connection with the obtaining, arrangement or syndication of any Debt Financing, any cooperation efforts set forth herein and any information utilized in connection therewith, except in each case, to the extent arising from (x) the Willful Breach of the Company or any of the Company’s Subsidiaries and Affiliates, as determined by a final, non-appealable court of competent jurisdiction, (y) the gross negligence or willful misconduct of such indemnified Person, as determined by a final, non-appealable court of competent jurisdiction, or (z) any intentional and willful misrepresentation or Fraud related to any financial information provided by the Company in writing that is actually required by the Company to be provided under Section 5.13(a), as determined by a final, non-appealable court of competent jurisdiction. Upon the Closing (to the extent requested at least two Business Days prior thereto) or promptly after request by the Company (or any of its counsel, advisors, Representatives or agents) if this Agreement is terminated in accordance with its terms, Parent shall promptly reimburse the Company and its Subsidiaries and Affiliates (and its counsel, advisors, Representatives and agents) for all reasonable and documented out-of-pocket fees, costs or expenses (including reasonable and documented out-of-pocket attorney’s fees of one external counsel and, if necessary, one firm of local counsel in each relevant material jurisdiction and one specialty counsel for each relevant specialty area (and, in the case of an actual or perceived conflict of interest, one additional primary counsel, one additional local counsel in each relevant material jurisdiction and one additional specialty counsel for each relevant specialty area for each similarly situated group of affected indemnified Persons)) incurred by the Company, its Subsidiaries and Affiliates and their respective Representatives in connection with the cooperation provided for in this Section 5.13 (other than the preparation of its normal quarterly and annual financial statements that are prepared in the ordinary course without giving effect to the agreements set forth in this Section 5.13). Notwithstanding anything to the contrary in this Agreement, the foregoing sentences in this Section 5.13(f) shall survive the termination of this Agreement. For the avoidance of doubt, this Section 5.13(f) shall not, prior to the Effective Time, apply to any losses, liabilities, fees, costs or expenses in connection with the Convertible Notes or the Convertible Notes Indenture, in each case, that are not associated with the actions or requests set forth in Section 5.13(a).

(g)            Each of Parent and MergerCo shall use, and shall cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing at or prior to Closing on the terms and subject only to the conditions expressly set forth in the Commitment Letters, including using reasonable best efforts to: (i) maintain in effect and comply with the Commitment Letters in accordance with the terms and subject to the conditions thereof until the funding of the Financing and enforce its rights thereunder; (ii) negotiate, enter into and deliver definitive agreements with respect to the Debt Financing on or prior to the Closing on the terms and subject only to the conditions expressly set forth in the Debt Commitment Letter or on such other terms that would not have an Adverse Effect on the Financing; (iii) satisfy (and cause its Affiliates to satisfy) on a timely basis, at or prior to Closing, all conditions applicable to Parent and its Affiliates in the Commitment Letters that are within the control of Parent or any of its Affiliates; and (iv) if all of the conditions in Article VI and all conditions set forth in the Commitment Letters have been satisfied or waived (other than those to be satisfied at the Closing (but subject to such satisfaction or waiver at Closing)), consummate the Financing at or prior to the Closing Date to the extent necessary to satisfy the Financing Uses at Closing. Notwithstanding anything to the contrary in this Agreement (and other than (x) with respect to any Alternative Financing and any amendments, modifications or supplements to add lenders, lead arrangers, bookrunners, agents or similar entities as parties to the Debt Commitment Letter, in each case, as expressly set forth in this Section 5.13 and that do not have an Adverse Effect on the Financing and (y) amendments contemplated by the Debt Commitment Letter as in effect on the date hereof that would not have an Adverse Effect on the Financing), Parent and MergerCo shall not, without the prior written consent of the Company, agree to or permit any termination or rescission of or amendment, restatement, amendment and restatement, supplement or modification to be made to, or grant any waiver or consent of any provision under, or have any other Person join, the Commitment Letters, the Fee Letters or the definitive agreements relating to the Financing if such termination, rescission, amendment, restatement, supplement, modification, waiver, consent or joinder would (A) reduce (or could have the effect of reducing) the aggregate amount of the Financing such that Parent cannot satisfy (or cause to be satisfied) the Financing Uses on the Closing Date, (B) impose new or additional conditions precedent to the availability or receipt of the Financing or otherwise expand or adversely amend, restate, supplement or modify any of the conditions to the Financing, (C) otherwise expand, amend or modify any other provision of the Commitment Letters or the Fee Letters in a manner that could reasonably be expected to impede, materially delay or prevent or make materially less likely to occur the funding of the Financing (or satisfaction of the conditions to funding of the Financing) on or prior to the Closing Date or (D) adversely impact the (x) ability of MergerCo or the Company, as applicable, to enforce its rights against other parties to the Commitment Letters or the definitive agreements with respect to the Financing or (y) the likelihood of consummation of the Closing when and as required hereby (clauses (A) through (D), collectively, “Adverse Effect on the Financing”). Parent shall promptly deliver to the Company copies of any termination, rescission, amendment, restatement, supplement, modification, waiver, consent or joinder to or under any Commitment Letter, any Fee Letter or the definitive agreements relating to the Financing. Parent and MergerCo will fully pay, or cause to be paid, all commitment and other fees and other amounts under or arising pursuant to the Debt Commitment Letter and the Fee Letters as and when they become due.

(h)            Upon request of the Company, Parent shall keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and promptly upon reasonable request provide to the Company copies (including drafts) of the material definitive documents for the Debt Financing, including current (and final) drafts of the credit agreement and other primary definitive documents with respect to the Debt Financing. Without limiting the foregoing, Parent shall give the Company prompt notice of, and keep the Company informed on a current basis and in reasonable detail of, (i) any actual breach, default, termination or repudiation (or any event or circumstance that, with or without due notice, lapse of time or both, would reasonably be expected to give rise to any breach, termination, repudiation or default) by any party to any of the Commitment Letters or definitive documents related to the Financing of which Parent or MergerCo becomes aware; (ii) the receipt of any written notice or other written communication from any party to any of the Commitment Letters with respect to any (A) actual breach, default, termination or repudiation by any party to any of the Commitment Letters (B) material dispute or disagreement between or among any parties to any of the Commitment Letters, the Fee Letters or any definitive document related to the Financing; (iii) the occurrence of an event or development that could, in Parent’s good faith belief, adversely impact the ability of Parent or MergerCo to obtain all or any portion of the Financing contemplated by the Commitment Letters subject only to the conditions set forth therein; (iv) any refusal by a Debt Financing Source to provide, or any writing expressing an intent to refuse to provide, all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms set forth therein and in the Fee Letters or expresses in writing that such Person does not intend to enter into all or any portion of definitive documentation related to the Debt Financing or to consummate the transactions contemplated thereby; (v) any event or development that would reasonably be expected to adversely impact in any material manner the ability of Parent to obtain all, or any portion of, the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions, in the manner or from the sources contemplated by the Debt Commitment Letter or if at any time for any other reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by the Debt Commitment Letter; provided that any notice required under clauses (iv) and (v) above shall only be required to the extent the portions of the Debt Financing no longer being provided are needed for the required amounts of the Debt Financing and to pay for all of the Financing Uses; and (vi) expiration or termination of the Debt Commitment Letter prior to the funding of the Debt Commitment on the Closing Date for any reason. As soon as reasonably practicable, but in any event upon the earlier of (x) within two Business Days of the date the Company delivers to Parent a written request and (y) the Closing Date, Parent and MergerCo shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence. Notwithstanding the foregoing, nothing herein shall require Parent or MergerCo to disclose any information if such disclosure would, in its reasonable discretion (i) jeopardize any attorney-client privilege or (ii) contravene any applicable material Law or Judgment or binding material agreement (including any material confidentiality agreement to which Parent is a party that was not entered into in contemplation of evading such disclosure requirement).

(i)            If any portion of the Debt Financing becomes unavailable or Parent becomes aware of any event or circumstance that could reasonably be expected to make any portion of the Debt Financing unavailable, in each case, on the terms and conditions contemplated by the Debt Commitment Letter and the Fee Letters, each of Parent and MergerCo shall promptly use its reasonable best efforts to notify the Company and shall, as soon as practicable following the occurrence of such event (but not later than one Business Day prior to the date Parent or MergerCo are required to consummate the Closing in accordance with this Agreement), (A) arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources (such financing, the “Alternative Financing”) (1) in an amount sufficient to satisfy the Financing Uses (after taking into consideration the amount of the Equity Financing, any then-available Debt Financing and available cash of the Company and its Subsidiaries), (2) on conditions not less favorable to Parent and MergerCo (or their respective Affiliates) than the conditions set forth in the Debt Commitment Letter and the Fee Letters as of the date of this Agreement, (3) which would not reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or the satisfaction of the conditions to receipt of the Financing) on the Closing Date, as promptly as practicable following the occurrence of such event (but not later than the date Parent or MergerCo are required to consummate the Closing in accordance with this Agreement) and (4) which will not, without the prior written consent of the Company, have an Adverse Effect on the Financing, and (B) deliver to the Company true, complete and correct copies of any commitment letter, fee letter Contracts or other arrangements with respect to such Alternative Financing (collectively, “Alternative Commitment Letters”) as promptly as practicable following the occurrence of such event but, in no event, later than the date Parent is required to consummate the Closing pursuant to Section 1.2; provided that the failure to obtain Alternative Financing shall not relieve Parent or MergerCo of any obligation hereunder and that any such Alternative Financing will not, without the prior written consent of the Company, have an Adverse Effect on Financing. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.13 shall require, and in no event shall the reasonable best efforts of Parent or MergerCo be deemed or construed to require, Parent or MergerCo to (i) seek the Equity Financing from any source other than those counterparty to the Equity Commitment Letter as in effect as of the date of this Agreement or (ii) pay any fees or any interest rates materially in excess in the aggregate of those contemplated by the Debt Commitment Letter and the Fee Letters in effect on the date hereof.

(j)            Parent may amend, supplement, replace, substitute or modify (or provide a joinder to) the Debt Commitment Letter to the extent not prohibited by this Section 5.13 to add additional agents, co-agents, lenders, lead arrangers, joint bookrunners, managers or similar entities that have not executed such Debt Commitment Letter as of the date hereof, together with any immaterial conforming or ministerial changes related thereto, in each case to the extent they would not have an Adverse Effect on the Financing. After any amendment, restatement, supplement, modification, replacement or waiver of (or joinder to or of) the Debt Commitment Letter with respect to the Debt Financing in accordance with this Section 5.13, Parent shall promptly (and, in any event upon the earlier of (x) within two Business Days and (y) the Closing Date) deliver to the Company a true, correct and complete copy thereof (and in the case of a Fee Letter, which may be redacted as to fee amounts therein so long as no redaction covers terms that would adversely affect the amount, availability, timing or termination of, or impose any conditions on the availability of, the Debt Financing to be funded at the Closing).

(k)            For purposes of this Agreement (other than Section 4.5), (v) any reference to any “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter and the Fee Letters as amended, restated, supplemented, joined, modified, waived or replaced in accordance with this Section 5.13 (including the financing contemplated by an Alternative Commitment Letter), (w) any reference to any “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter (if in effect) as amended, restated, supplemented, joined, modified, waived or replaced in accordance with this Section 5.13 (including an Alternative Commitment Letter), (x) references to the “Debt Financing Sources” shall include each Person that has not executed the Debt Commitment Letter as of the date hereof but becomes a party thereto (including by joinder thereof) after the date hereof in accordance with the terms thereof and this Section 5.13, (y) references to the “Financing” and “Debt Financing” shall include any Alternative Financing then in effect, and (z) the “Fee Letters” shall include any fee letter entered into in connection with any Alternative Financing.

(l)            From the date hereof through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article VII, the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries and their respective Representatives to use reasonable best efforts to provide to Parent, in each case upon reasonable written request of Parent and at Parent’s sole expense, reasonable access to the Company’s management team for the purposes of assisting in preparation for and participating in a reasonable (as determined by the Company in good faith) number of meetings, calls and remote due diligence sessions (that are requested in advance with or by any Person participating in the Equity Co-Investment), in each case, upon reasonable advance written notice from, and as reasonably requested in writing by, Parent and at reasonable times and locations (provided that no in-person meetings shall be required) to be mutually agreed and reasonably required in connection with the consummation of the Equity Co-Investment).

Section 5.14       Transfer Taxes. Except for transfer Taxes referred to in Section 2.2(b)(v), all transfer Taxes arising out of the consummation of the Merger shall be paid when due by Parent or the Surviving Corporation.

Section 5.15       FIRPTA Certificate. The Company shall deliver to Parent at the Closing a statement and an accompanying IRS notice, pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3)(i), certifying that the stock of the Company is not a “United States real property interest” within the meaning of Section 897 of the Code, in each case dated as of the Closing Date. The Company’s obligation under this Section 5.15 shall be disregarded for purposes of determining whether Section 6.2(b) has been satisfied and the sole remedy of Parent for breach of the first sentence of this Section 5.15 shall be withholding under Section 2.2(g).

Section 5.16       CVR Agreement. As promptly as practicable after the date of this Agreement and, in any event, at or prior to the Effective Time, Parent shall duly adopt, execute and deliver, and the parties shall cause the Rights Agent to execute and deliver, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent and agreed to by the Company (such agreement not to be unreasonably withheld, conditioned or delayed) (provided that such revisions are not, individually or in the aggregate, detrimental or adverse to any Person entitled to the receipt of a CVR in the Merger Transactions). The Company shall countersign and become a party to the CVR Agreement, effective as of the Effective Time. Parent and the Company shall each use their reasonable best efforts and cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVR is not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” Laws.

Section 5.17       Convertible Notes.

(a)            Parent, MergerCo and the Company shall, as and to the extent required by the Convertible Notes Indenture, execute, and use reasonable best efforts to cause the Trustee to execute, any supplemental indenture(s), amendments or other documentation and deliver any certificates and other documents required by the Convertible Notes Indenture to be delivered by such Persons in connection with such supplemental indenture(s), amendments or other documentation, in each case, on terms and conditions reasonably acceptable to Parent and the Company. In addition, prior to the Effective Time, the Company shall give any notices and take all actions required under the terms of the Convertible Notes or the Convertible Notes Indenture as a result of the Merger, which actions shall include the Company (or its Subsidiaries or other Representatives, as applicable) (i) giving any notices that may be required in connection with the Merger and the other transactions contemplated by this Agreement and settling any conversions of the Convertible Notes occurring prior to or as a result of the Merger in accordance with the terms of the Convertible Notes Indenture, (ii) preparing any supplemental indentures required in connection with the Merger and the other transactions contemplated by this Agreement and the consummation thereof to be executed and delivered to the Trustee at or prior to the Effective Time, in form and substance reasonably satisfactory to the Trustee and Parent, and (iii) taking all such further actions, including delivering any officer’s certificates and legal opinions, as are necessary to comply with all of the terms and conditions of the Convertible Notes Indenture in connection with the Merger and the other transactions contemplated by this Agreement. Prior to taking any of the foregoing actions prior to the Effective Time, the Company shall consult with and reasonably cooperate with Parent with respect to the action and the intended manner and form thereof. The Company will not make any settlement election under or make any change to the terms of the Convertible Notes Indenture or take any action that would result in a change to the Conversion Rate (as defined in the Convertible Notes Indenture) without the prior written consent of Parent, which consent (with respect to any such settlement election) shall not be unreasonably withheld. Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, the Company will settle conversions, if any, of the Convertible Notes as required pursuant to the terms of the Convertible Notes Indenture.

(b)            The Company shall provide Parent and its counsel at least five Business Days to review and comment on any notices (other than any Settlement Notice (as defined in the Convertible Notes Indenture)), certificates, press releases, supplemental indentures, or other documents or instruments deliverable pursuant to the Convertible Notes Indenture prior to the dispatch or making thereof and shall incorporate all reasonable comments provided by Parent and its counsel with respect thereto.

Section 5.18       Company Warrants.

(a)            Parent, MergerCo and the Company shall, as and to the extent required by the Company Warrants, execute all agreements and deliver all notices, documents and instruments as may be required by the Company Warrants to be delivered to holders thereof. Notwithstanding anything to the contrary in this Agreement and subject to the immediately preceding sentence, prior to the Effective Time, the Company shall give any notices and take all actions required under the terms of the Company Warrants as a result of the Merger, which actions shall include the Company (or its Subsidiaries or other Representatives, as applicable) (i) giving any notices that may be required in connection with the Merger and the other transactions contemplated by this Agreement and settling any exercises of Company Warrants occurring prior to or as a result of the Merger in accordance with the terms of the Company Warrants, and (ii) taking all such further actions, including delivering any certificates and other documentation, as are necessary to comply with all of the terms and conditions of the Company Warrants in connection with the Merger and the other transactions contemplated by this Agreement.

(b)            The Company shall provide Parent and its counsel at least five Business Days to review and comment on any notices, certificates, press releases, agreements or other documents or instruments deliverable pursuant to the Company Warrants prior to the dispatch or making thereof and shall incorporate all reasonable comments provided by Parent and its counsel with respect thereto.

Section 5.19       Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably required to cause any dispositions of shares of Company Common Stock and Equity-Based Awards resulting from the transactions contemplated by this Agreement by each director or officer who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

ARTICLE VI

Conditions to the Merger

Section 6.1         Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or written waiver by Parent and the Company, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)            No Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction or any applicable Law (collectively, “Restraints”) shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger;

(b)            Required Regulatory Approvals; HSR. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted; and (ii) the authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations of the waiting periods required from, any Governmental Authority pursuant to any Antitrust Laws required in connection with the Merger in any jurisdiction set forth in Section 6.1(b) of the Company Disclosure Letter shall have been filed, have occurred or been obtained.

(c)            Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

Section 6.2         Conditions to the Obligations of Parent and MergerCo. The obligations of Parent and MergerCo to effect the Merger shall be subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)            Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.6(b) shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in the first three sentences of Section 3.2(a) and the first sentence of Section 3.2(b) shall be true and correct, except for de minimis inaccuracies, as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in the first two sentences of Section 3.1(a), Section 3.2(a) (other than the first three sentences thereof), Section 3.2(b) (other than the first sentence thereof), Section 3.2(d), Section 3.3(a), Section 3.3(b), Section 3.3(c), Section 3.20 and Section 3.21 shall be true and correct in all material respects, after applying the Materiality Scrape, as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) set forth in this Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this paragraph, shall be true and correct, after applying the Materiality Scrape, as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect;

(b)            Compliance with Covenants. Subject to Section 5.13(b), the Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it at or prior to the Effective Time under this Agreement;

(c)            Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred, and be continuing, a Material Adverse Effect; and

(d)            Company Closing Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed on behalf of the Company by a duly authorized executive officer of the Company, certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

Section 6.3         Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Parent and MergerCo set forth in this Agreement shall be true and correct, after applying the Materiality Scrape, as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(b)            Compliance with Covenants. Parent and MergerCo shall have complied with or performed in all material respects their obligations required to be complied with or performed by them at or prior to the Effective Time under this Agreement; and

(c)            Parent Closing Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed on behalf of Parent and MergerCo by an executive officer of Parent, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

Termination

Section 7.1         Termination. This Agreement may be terminated, and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise expressly noted):

(a)            by the mutual written consent of the Company and Parent;

(b)            by either the Company or Parent:

(i)            if the Effective Time shall not have occurred on or prior to November 1, 2026 (the “Outside Date”); provided, that if conditions set forth in Article VI are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) on or prior to the Outside Date, but the Closing would occur in accordance with Section 1.2 on a date that is within three Business Days after the Outside Date (the “Specified Date”), then the Outside Date shall be automatically extended to the Specified Date and the Specified Date shall become the Outside Date for purposes of this Agreement; provided further that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Effective Time to have occurred on or prior to the Outside Date (it being understood that Parent and MergerCo shall be deemed a single party for purposes of the foregoing proviso);

(ii)            if any Restraint in the U.S. or any applicable jurisdiction having the effect set forth in Section 6.1(a) shall be in effect and shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party hereto whose breach of or failure to perform its obligations under this Agreement has been the principal cause of or resulted in such Restraint (it being understood that Parent and MergerCo shall be deemed a single party for purposes of the foregoing proviso); or

(iii)            if the Company Stockholders’ Meeting (including any adjournments, recesses or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(c)            by Parent:

(i)            if the Company’s representations or warranties shall have failed to be true and correct or the Company shall have failed to perform any of its covenants or agreements set forth in this Agreement, which untruth or inaccuracy or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is incapable of being cured or, if capable of being cured by the Outside Date (it being understood and agreed that any breach or failure to perform of Section 5.13(a) shall be deemed capable of being cured by the Outside Date), the Company shall not have cured such breach or failure to perform by the earlier of (x) the Outside Date and (y) the date that is 30 calendar days following receipt by the Company of written notice of such untruth or inaccuracy or failure to perform from Parent, provided that, for the avoidance of doubt, in no event shall the period set forth in this clause (y) exceed 30 calendar days, including as a result of subclause (iii) of Section 5.13(b); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent’s or MergerCo’s representations and warranties are untrue or incorrect or Parent or MergerCo is then in breach of any of its covenants or agreements hereunder, in each case, such as would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b); or

(ii)            prior to receipt of the Company Stockholder Approval, if the Board of Directors of the Company or any duly authorized committee thereof shall have made an Adverse Recommendation Change; or

(d)            by the Company:

(i)            if either Parent’s or MergerCo’s representations or warranties shall have failed to be true and correct or either Parent or MergerCo shall have failed to perform any of its covenants or agreements set forth in this Agreement, which untruth or inaccuracy or failure to perform (A) (x) would give rise to a Parent Material Adverse Effect or (y) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is incapable of being cured or, if capable of being cured by the Outside Date, either Parent or MergerCo, as applicable, shall not have cured such breach or failure to perform by the earlier of (x) the Outside Date and (y) the date that is 30 calendar days following receipt by Parent of written notice of such untruth or inaccuracy or failure to perform from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Company’s representations and warranties are untrue or incorrect or the Company is then in breach of any of its covenants or agreements hereunder, in each case. such as would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b);

(ii)            prior to receipt of the Company Stockholder Approval, in connection with entering into a Company Acquisition Agreement that provides for a Superior Proposal in accordance with clause (II) of Section 5.2(e); provided that prior to or substantially concurrently with such termination the Company pays or causes to be paid the Company Termination Fee to the extent due and payable under Section 7.3(a) so long as Parent has timely provided the Company with wire instructions for such payment; or

(iii)            at any time prior to the Effective Time and whether prior to or after the receipt of the Company Stockholder Approval if (A) the Merger shall not have been consummated on the date upon which Parent is required to consummate the Closing pursuant to Section 1.2; (B) all of the conditions set forth in Section 6.1 and Section 6.2 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived; (C) the Company has irrevocably notified Parent in writing that (x) it is ready, willing and able to consummate the Closing, and (y) as of such time, based on the information then available to the Company, all conditions set forth in Section 6.3 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or that it is willing to waive any unsatisfied conditions set forth in Section 6.3; (D) the Company has given Parent written notice at least three Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(iii) if Parent and MergerCo fail to consummate the Merger; and (E) Parent and MergerCo fail to consummate the Merger by the expiration of the three Business Day period contemplated by the foregoing clause (D).

Section 7.2         Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 5.5 (with respect to the Confidentiality Agreement), Section 5.13(f), this Section 7.2, Section 7.3, and Article VIII, all of which shall survive termination of this Agreement), and (other than with respect to such surviving sections) there shall be no liability on the part of Parent, MergerCo, the Company, the Debt Financing Sources (except, for the avoidance of doubt and as applicable, to Parent and MergerCo under the terms of the Debt Commitment Letter or Fee Letters) or their respective directors, officers and Affiliates, except, subject to Section 7.3 (including the limitations on liability set forth therein), no such termination shall relieve any party from liability for damages to another party resulting from a Willful Breach of this Agreement or any other agreement delivered in connection herewith or Fraud (which liability the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions). For the avoidance of doubt, (i) the Limited Guarantee shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms, and (ii) the Confidentiality Agreement shall survive termination of this Agreement and shall remain in full force and effect in accordance with its terms.

Section 7.3         Termination Fee.

(a)            In the event that:

(i)            this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i), Section 7.1(b)(iii) or Section 7.1(c)(i); provided that (A) a bona fide Takeover Proposal shall have been made to the Board of Directors of the Company (or any duly authorized committee thereof) (or, in the case of a termination pursuant to Section 7.1(b)(iii), publicly made) by a third party after the date of this Agreement and not withdrawn (or, in the case of a termination pursuant to Section 7.1(b)(iii), publicly withdrawn) prior to the completion of the Company Stockholders’ Meeting (including any adjournment or postponement thereof) with respect to a termination pursuant to Section 7.1(b)(iii) and the time this Agreement is terminated with respect to a termination pursuant to Section 7.1(b)(i) or Section 7.1(c)(i) and (B) within 12 months of the date this Agreement is terminated, the Company or any of its Subsidiaries enters into a binding definitive agreement with any Person with respect to a Takeover Proposal; provided that, for purposes of clauses (A) and (B) of this Section 7.3(a)(i), the references to “20%” or “80%” in the definition of Takeover Proposal shall be deemed to be references to “50%”; or

(ii)            this Agreement is terminated (A) by Parent pursuant to Section 7.1(c)(ii) or (B) by the Company pursuant to Section 7.1(d)(ii);

then, in any such event under clause (i) or (ii) of this Section 7.3(a), the Company shall pay or cause to be paid the Company Termination Fee to Parent or its designee by wire transfer of same-day funds so long as Parent has timely provided the Company with wire instructions for such payment (x) in the case of Section 7.3(a)(ii)(A), within two Business Days after such termination, (y) in the case of Section 7.3(a)(ii)(B), prior to or substantially concurrently with such termination or (z) in the case of Section 7.3(a)(i), prior to or substantially concurrently with entry into such definitive agreement with respect to a Takeover Proposal referred to therein; it being understood that in no event shall the Company be required to pay or cause to be paid the applicable Company Termination Fee on more than one occasion, even though such payment may be payable under one or more provisions hereof. As used herein, “Company Termination Fee” shall mean a cash amount equal to $34,154,539.

(b)            If this Agreement is terminated by the Company pursuant to Section 7.1(d)(i) or Section 7.1(d)(iii), or either by Parent or the Company pursuant to Section 7.1(b)(i) if at such time the Company would be entitled to terminate this Agreement pursuant to Section 7.1(d)(i) or Section 7.1(d)(iii), then Parent must promptly (and in any event within two Business Days) following such termination pay, or cause to be paid, to the Company a fee in an amount equal to $68,309,078 (the “Parent Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by the Company; it being understood that in no event shall Parent be required to pay or cause to be paid the Parent Termination Fee on more than one occasion, even though such payment may be payable under one or more provisions hereof.

(c)            Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay or cause to be paid any amount due pursuant to this Section 7.3 and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action in connection with, in the case of Parent, enforcing its rights hereunder and, in the case of the Company, enforcing its rights hereunder or under the Limited Guarantee, which results in a judgment against the other party, with respect to Parent or MergerCo, or the other party or parties (including the parties to the Limited Guarantee), with respect to the Company, for the payment set forth in this Section 7.3, such paying party shall pay or cause to be paid to the other party or parties, as applicable, its or their reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received (collectively, “Collection Costs”).

(d)            Subject in all respects to Parent’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.8 and the reimbursement obligations of the Company with respect to Collection Costs set forth in Section 7.3(c), in the event the Company Termination Fee is paid to Parent in circumstances for which such fee is payable pursuant to Section 7.3(a), payment of the Company Termination Fee shall be deemed to be liquidated damages and the sole and exclusive monetary damages remedy of Parent, MergerCo or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers, Affiliates or other Representatives (collectively, the “Parent Related Parties”) against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or other Representatives (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise in connection with the Transactions, and upon payment of such amount none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. While Parent may pursue both a grant of specific performance in accordance with Section 8.8 and the payment of the applicable Company Termination Fee under Section 7.3, under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or any portion of the applicable Company Termination Fee.

(e)            In connection with any loss suffered by any Parent Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise in connection with the Transactions, other than in the circumstances in which Parent is entitled to receive the Company Termination Fee in accordance with Section 7.3(a) (in which case Section 7.3(d) shall apply), Parent agrees, on behalf of itself and the Parent Related Parties, that the maximum aggregate monetary liability of the Company and the Company Related Parties, if any, shall be limited to the amount of the Company Termination Fee, together with any Collection Costs, and in no event shall Parent or any Parent Related Party seek or be entitled to recover from the Company or any Company Related Parties, and Parent on behalf of itself and the Parent Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount (subject in all respects to Parent’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.8).

(f)            Subject in all respects to the Company’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.8, the indemnification and reimbursement obligations of Parent set forth in Section 5.13(f) (the “Finance Expenses”) and with respect to Collection Costs set forth in Section 7.3(c), and the terms of the Equity Commitment Letter and Limited Guarantee, in the event the Parent Termination Fee is paid to the Company in circumstances for which such fee is payable pursuant to Section 7.3(b), payment of the Parent Termination Fee shall be deemed to be liquidated damages and the sole and exclusive monetary damages remedy of the Company or any Company Related Parties against Parent, MergerCo and any Parent Related Parties for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise in connection with the Transactions, and upon payment of such amount none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. While the Company may pursue both a grant of specific performance in accordance with Section 8.8 and the payment of the Parent Termination Fee under Section 7.3, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or any portion of the Parent Termination Fee. Parent and MergerCo acknowledge and agree that nothing in this Section 7.3(f) or Section 7.3(g) shall limit or otherwise affect any rights of the Company under the Confidentiality Agreement.

(g)            In connection with any loss suffered by any Company Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder in connection with the Transactions, other than in the circumstances in which the Company is entitled to receive the Parent Termination Fee in accordance with Section 7.3(b) (in which case Section 7.3(f) shall apply), the Company agrees, on behalf of itself and the Company Related Parties, that the maximum aggregate monetary liability of Parent and the Parent Related Parties, if any, shall be limited to the amount of the Parent Termination Fee, together with any Collection Costs and Finance Expenses, and in no event shall the Company or any Company Related Party seek or be entitled to recover from Parent or any Parent Related Parties, and the Company on behalf of itself and the Company Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount (subject in all respects to the Company’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.8).

ARTICLE VIII

Miscellaneous

Section 8.1         No Survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement (other than the CVR Agreement) shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time, including the CVR Agreement.

Section 8.2         Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company; provided further that any modification or amendment of Section 7.2 (solely to the extent that it relates to the Debt Financing Sources), this proviso of Section 8.2, clause (vii) of Section 8.6, Section 8.7(c) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.7(d) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.9 (solely to the extent that it relates to the Debt Financing Sources Related Parties) or Section 8.17 (solely to the extent that it relates to the Debt Financing Sources Related Parties) or the definitions of Debt Commitment Letter, Debt Financing, Debt Financing Sources or Debt Financing Sources Related Parties that is adverse in any material respect to the interests of the Debt Financing Sources Related Parties, will not be effective against the Debt Financing Sources Related Parties without the prior written consent of the Debt Financing Sources.

Section 8.3         Extension of Time, Waiver, etc. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and MergerCo shall be deemed a single party for purposes of the foregoing); provided, however, that following receipt of the Company Stockholder Approval, there shall be no waiver or extension of this Agreement that would require further approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company, Parent or MergerCo in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, delayed or conditioned), except that Parent and MergerCo will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement only from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or MergerCo or other disposition of all or substantially all of the assets of Parent, MergerCo or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case of clauses (a) through (c), such assignment will not impede the rights of the holders of shares of Company Common Stock and Equity-Based Awards or the Indemnitees pursuant to this Agreement. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

Section 8.5         Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. The parties hereto agree that electronic signatures (including DocuSign) will have the same legal effect as original signatures.

Section 8.6         Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter, the CVR Agreement, the Commitment Letters, the Limited Guarantee, and the other exhibits, annexes and instruments referred to herein) and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (i) if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration as provided in Section 2.1; (ii) if the Effective Time occurs, the right of the holders of Equity-Based Awards and participants in the Company ESPP to receive such amounts as provided for in Article II; (iii) if the Effective Time occurs, the rights of the Indemnitees set forth in Section 5.6 and Section 5.8 of this Agreement; (iv) the rights of the Company Related Parties set forth in Section 7.3(d) and (e); (v) the rights of the Parent Related Parties set forth in Section 7.3(f) and (g); (vi) the rights of the Persons listed in Section 5.13(f); and (vii) each Debt Financing Sources Related Party shall be a third-party beneficiary of Section 7.2 (solely to the extent that it relates to the Debt Financing Sources), the proviso in Section 8.2, this clause (vii) of Section 8.6, Section 8.7(c) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.7(d) (solely to the extent that it relates to the Debt Financing Sources Related Parties), Section 8.9 (solely to the extent that it relates to the Debt Financing Sources Related Parties) and Section 8.17 (solely to the extent that it relates to the Debt Financing Sources Related Parties).

Section 8.7         Governing Law; Jurisdiction.

(a)            This Agreement and all Actions arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the Laws that might otherwise govern under any applicable conflict of Laws principles.

(b)            All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 8.7(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c)            Notwithstanding anything to the contrary in this Agreement, each party to this Agreement acknowledges and irrevocably agrees (i) that any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party arising out of or relating to this Agreement or the Debt Commitment Letter or the performance thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) that, except to the extent relating to the interpretation of any provisions in this Agreement or the Equity Commitment Letter, any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party shall be governed by, and construed in accordance with, the Laws of the State of New York, (iii) not to bring or permit any of their Affiliates to bring any such legal action in any other court and (iv) that the provisions of this Section 8.7(c) shall apply to any such legal action.

(d)            Notwithstanding anything in this Agreement to the contrary, each party hereby irrevocably and unconditionally agrees that it will not bring or support any litigation against any Debt Financing Sources Related Party in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, that the provisions of Section 8.9 relating to the waiver of jury trial shall apply to such action, suit or proceeding and that, except to the extent relating to the interpretation of any provisions in this Agreement or the Equity Commitment Letter, any such action, suit or proceeding shall be governed by and construed in accordance with the Laws of the State of New York.

Section 8.8         Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 7.3), even if available, would not be an adequate remedy in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions. Subject to the following sentence, the parties hereto acknowledge and agree that (a) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.7(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 7.3 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. Notwithstanding the foregoing, it is explicitly agreed that the Company shall have the right to an injunction or specific performance to cause the Equity Financing to be funded and to cause Parent and MergerCo to consummate the Merger if and only if (1) all conditions in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be satisfied as of such date)) at the time when the Closing was required to have occurred pursuant to Section 1.2, (2) the Debt Financing (or any Alternative Financing) has been funded in accordance with the terms and conditions thereof or will be funded in accordance with the terms and conditions thereof at the Closing if the Equity Financing is funded to fund the Merger at the Closing, and (3) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing is funded and Parent and MergerCo comply with their obligations hereunder, then the Company is ready, willing and able to, and will take such actions as are within its control, to consummate the Closing pursuant to Article I. Subject to the foregoing and the terms and conditions of the Equity Commitment Letter and/or the Limited Guarantee, the parties agree that the Company may cause Parent to enforce the terms of the Equity Commitment Letter and/or the Limited Guarantee to cause the Equity Commitment Parties to provide funds to Parent and MergerCo to permit Parent and MergerCo to satisfy their respective obligations hereunder. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties hereto otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.8 shall not be required to provide any bond or other security in connection with any such order or injunction. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.8, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that the remedies provided for in this Section 8.8 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.8 shall require any party hereto to institute any Action for (or limit any party’s right to institute any Action for) specific performance under this Section 8.8 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination) to the extent otherwise permitted hereby and subject to the conditions and limitations on liability herein, nor shall the commencement of any Action pursuant to this Section 8.8 or anything set forth in this Section 8.8 restrict or limit any party’s right, subject in all respects to the other terms of this Agreement, to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies that may be available at any time in accordance with this Agreement.

Section 8.9         WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.9.

Section 8.10       Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or MergerCo (or, following the Effective Time, the Surviving Corporation), to it at:

c/o ArchiMed SAS

Silex2

9 Rue des Cuirassiers

69003 Lyon

France

Attention: Justin Bateman

Email: [***]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
787 7th Avenue
New York, NY 10019
Attention:	David D’Urso
Adam Cromie
Email:	ddurso@sidley.com
adam.cromie@sidley.com

If to the Company (prior to the Effective Time), to it at:

3891 Ranchero Drive

Suite 150

Ann Arbor, MI 48101

Attention: Chief Executive Officer

Email: [***]

with copies (which shall not constitute notice) to:

3891 Ranchero Drive

Suite 150

Ann Arbor, MI 48101

Attention: Chief Legal Officer

Email: [***]

and

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:	Stuart M. Cable
Lisa R. Haddad
Jean A. Lee
Email:	scable@goodwinlaw.com
lhaddad@goodwinlaw.com
jeanlee@goodwinlaw.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.11       Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law.

Section 8.12       Definitions. (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Action” means any claim, complaint (including a qui tam complaint), action, audit, suit, arbitration, litigation, civil investigative demand, criminal information, subpoena, search warrant, lawsuit or any proceeding or investigation, in each case that is by or before any Governmental Authority.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that, other than in the case of the definition of Confidentiality Agreement and Parent Related Party, or for purposes of Section 3.21, Section 4.7, Section 4.12, Section 4.14, Section 4.15, Section 5.3(f), Section 5.4, Section 5.5, ARTICLE VII and Section 8.17, in no event shall Parent, MergerCo or any of their respective Subsidiaries be considered an Affiliate of any portfolio company or investment fund affiliated with ArchiMed (excluding any investment fund that is an Equity Commitment Party) nor shall any portfolio company or investment fund affiliated with ArchiMed (excluding any investment fund that is an Equity Commitment Party) be considered to be an Affiliate of Parent, MergerCo or any of their respective Subsidiaries. For the avoidance of doubt, for all purposes of this Agreement, each Equity Commitment Party is deemed to be an Affiliate of Parent.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means a day except a Saturday, a Sunday or other day on which the banking institutions in the City of New York, New York are authorized or required by Law or executive order to be closed.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means each collective bargaining, works council or other trade or labor union Contract or labor, employee association or similar arrangement (including all addenda, side letters, memoranda of undertakings, amendments and similar ancillary agreements thereto).

“Commonly Controlled Entity” means any Person or entity that, together with the Company or any of its Subsidiaries, is, or was at the relevant time, required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended and/or restated, as the case may be, and as in effect on the date hereof.

“Company Data” means all data, information, and data compilations contained in the Company IT Assets or any databases of the Company or any of its Subsidiaries, including Personal Data and confidential information, that are used by, or necessary to the Company or any of its Subsidiaries.

“Company ESPP” means the Company’s 2020 Employee Stock Purchase Plan, as amended from time to time.

“Company IT Assets” means the IT Assets leased, owned or otherwise controlled by the Company or any of its Subsidiaries and used in the operation of the businesses of the Company or any of its Subsidiaries as currently conducted.

“Company Lease” means any lease, sublease, license or other agreement (including any amendments, guaranties, assignments and other documents related thereto) pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies any Leased Real Property.

“Company Plan” means each (i) employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (ii) employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (iii) employee pension benefit plan within the meaning of Section 3(2) of ERISA, (iv) stock option, stock purchase, phantom stock, compensatory equity or other equity or equity-based plan, program, policy, agreement or arrangement, (v) individual management, employment, consulting, independent contractor, change-in-control, transaction, severance, retention or other similar agreement, and (vi) bonus, incentive, deferred compensation, change in control, transaction, retention, profit-sharing, retirement, pension, savings, post-retirement, vacation, severance or termination pay, sabbatical, medical, dental, vision care, disability, employee relocation, group legal, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance, death benefit, accident insurance, benefit or fringe benefit, or other compensation and/or employee benefit plan, program, policy, agreement or other arrangement, in each case, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute to or to which the Company or any of its Subsidiaries have or may have any liability (whether actual or contingent, direct or indirect) (other than any plan, program, policy, agreement or arrangement mandated by applicable Law and maintained by a Governmental Authority).

“Company Products” means the products and services designed, developed, marketed, offered, performed, licensed, manufactured, tested, formulated, processed, labeled, packaged, advertised, promoted, sold, distributed or otherwise made commercially available by the Company or any of its Subsidiaries, and from which the Company or any of its Subsidiaries currently derives or recognizes any revenue, including any pharmaceutical agent comprising or containing bempedoic acid in any formulation, presentation and strength, either alone or in combination with other active pharmaceutical ingredients, any pharmaceutical agent comprising or containing bumetanide, and any drug-device combination products, including the products NEXLETOL®, NEXLIZET®, NILEMDO® NUSTENDI® and ENBUMYST™.

“Company Warrants” means outstanding warrants to purchase shares of Company Common Stock originally issued by the Company on December 7, 2021 and March 22, 2023.

“Contract” means any written legally binding agreement, contract, subcontract, lease, instrument, bond, mortgage, indenture, license or sublicense, or other legally binding commitment.

“Convertible Notes” means the Company’s 5.75% Convertible Senior Subordinated Notes due 2030 issued pursuant to the Convertible Notes Indenture.

“Convertible Notes Indenture” means the Indenture, dated as of December 17, 2024, between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

“Copyright” is defined in the definition of Intellectual Property Rights.

“COVID-19” means the COVID-19 pandemic, including any evolutions, mutations or variants of SARS-CoV-2 or the COVID-19 disease, any “second” or “subsequent” waves and any further epidemics, pandemics, disease outbreaks or other public health conditions related thereto.

“Credit Agreement” means that certain Credit Agreement, dated as of December 13, 2024, by and among the Company, as borrower, GLAS USA LLC and GLAS AMERICAS LLC, as administrative agent, and the lenders party thereto, as amended, restated, replaced or otherwise modified from time to time.

“CVR Agreement” means a Contingent Value Rights Agreement substantially in the form attached hereto as Exhibit C, to be entered into among Parent, the Company and the Rights Agent, with such reasonable revisions thereto requested by such Rights Agent and agreed to by Parent and the Company (such agreement not to be unreasonably withheld, conditioned or delayed) (provided that such revisions are not, individually or in the aggregate, detrimental or adverse to any Person entitled to the receipt of a CVR in the Merger Transactions).

“Data Privacy, Security and AI Requirements” means any applicable Laws, binding industry requirements, Company publicly communicated and/or distributed statements or privacy policies, and contractual commitments relating to (i) the confidentiality, integrity, availability, collection, use, access, Processing, protection, Security Incident notification, deletion, or disclosure of Company Data or Company IT Assets, (ii) cybersecurity (including secure software development), or (iii) artificial intelligence, automated decision making or machine learning technologies.

“Debt Financing Sources” means the Persons that have committed to provide or arrange the Debt Financing (including the parties (other than Parent, MergerCo and any of their respective Affiliates) to any Debt Commitment Letter) in connection with the transactions contemplated by this Agreement (including any arrangers or agents in connection with the Debt Financing that are party to any Debt Commitment Letter).

“Debt Financing Sources Related Party” means the Debt Financing Sources together with their respective Affiliates involved in the Debt Financing, and the respective directors, officers, employees, partners, members, managers, agents, advisors, controlling persons, and the other representatives involved in the Debt Financing, successors and permitted assigns of each of the foregoing.

“Domain Name” is defined in the definition of Intellectual Property Rights.

“Encumbrance” means any pledge, lien, charge, mortgage, deed of trust, security interest, lease, license, restriction, hypothecation, option to purchase, lease, license or acquire any interest, right of first refusal or offer, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right-of-way or other title defect or encumbrance of any kind or nature.

“Environmental Law” means any Law relating to pollution, protection of the environment, natural resources, or the protection of human health and safety (as such relates to exposure to Hazardous Substances), including those relating to the generation, use, treatment, management, storage, transport, handling, release, spill, disposal, investigation, or remediation of, or exposure to, Hazardous Substances.

“Equity Co-Investment” means any direct or indirect equity investment by any Person (other than the Equity Commitment Parties and their Affiliates) in Parent, MergerCo or the Surviving Corporation, or any of their respective Affiliates, in connection with the Transactions (including any co-investment alongside the Equity Commitment Parties or their Affiliates with respect to the Transactions).

“Equity Plans” means, collectively, the Company Amended and Restated 2013 Stock Option and Incentive Plan, the Company 2017 Inducement Equity Plan, and the Company 2022 Stock Option and Incentive Plan, each as amended from time to time.

“Equity-Based Awards” means, collectively, Company RSUs and Company Stock Options.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“FDA” means the United States Food and Drug Administration or any successor thereto.

“Federal Healthcare Program” has the meaning set forth in 42 U.S.C. § 1320a-7b(f) and any implementing regulations thereto and, without limiting the foregoing shall include any plan or program that provides health care benefits, whether directly, through insurance, or otherwise, that is funded directly, in whole or in part, by the government of the United States of America (other than the Federal Employees Health Benefits Program), including, without limitation, Medicare, Medicare Advantage, Medicaid, managed Medicaid, the Children’s Health Insurance Program, TRICARE, 340B Federal Drug Discount Program, and Veterans Health Administration programs (described in Title XVIII of the Social Security Act, Title XIX of the Social Security Act, Title XXI of the Social Security Act, Title 10, Chapter 55 of the U.S.C., 42 U.S.C. § 256b and 38 U.S.C. § 8126, respectively), or any state health care program (as defined in Section 1128(h) of the Social Security Act).

“Fraud” means Delaware common law fraud in connection with the representations and warranties set forth in Article III and Article IV or the certificates delivered pursuant to Section 6.2(d) or Section 6.3(c), as applicable.

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational, or any quasi-governmental or private body exercising any regulatory, taxing, importing, executive, legislative, judicial, or administrative powers or functions of or pertaining to any such government, or other governmental or quasi-governmental authority; any entity that contracts with a governmental entity to administer or assist in the administration of a governmental program when applicable rulemaking or policy making authority has been granted by statute or regulation to such entity; or any arbitrator with authority to bind a party at law. Governmental Authority shall include any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Healthcare Laws or FDA Laws.

“Hazardous Substance” means any material, substance, or waste that is: (a) defined as “hazardous” or “toxic” or as a “pollutant” or “contaminant” or terms of similar meaning or regulatory effect under any Environmental Law, (b) petroleum or any fraction thereof, petroleum products or byproducts, polychlorinated biphenyls, asbestos or asbestos-containing materials, urea formaldehyde, per- and polyfluoroalkyl substances, toxic mold, radon and radioactive materials; or (c) regulated by, or for which liability or standards of conduct are imposed pursuant to, any Environmental Law.

“Healthcare Laws” means all Laws that govern or relate to the development, manufacture, commercialization, storage, labeling, packaging, marketing, promotion, supply, lease, research, clinical study, import and export, distribution, sale, provision, use and/or administration of, and/or payment for, any healthcare services, products, devices, pharmaceuticals, radiopharmaceuticals, materials, items and supplies including: (a) FDA Laws; (b) fraud and abuse Laws, including, but not limited to, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the civil Federal False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Statutes (18 U.S.C. §§ 286, 287, and 1001), the False Statements Relating to Health Care Matters Act (18 U.S.C. § 1035), the Health Care Fraud Act (18 U.S.C. § 1347), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Anti-Kickback Act of 1986 (41 U.S.C. §§ 51-58), the Laws regarding Exclusion and Civil Monetary Penalties (42 U.S.C. §§ 1320a-7, 1320a-7a and 1320a-7b), the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173), the federal Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and similar state Laws, and Laws similar to any of the foregoing; (c) the Patient Protection and Affordable Care Act (Pub. L. No. 111-148) and the Health Care and Education Reconciliation Act of 2010 (Pub. L. No. 111-152); (d) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the Civilian Health and Medical Program of the Department of Veterans Affairs (CHAMPVA), TRICARE, the State Children’s Health Insurance Program (Title XXI of the Social Security Act), the Public Health Service Act (42 U.S.C. § 201 et seq.), Laws implementing the Veterans Health Administration programs (including, without limitation, 38 U.S.C. Chapter 17), Laws setting forth the requirements under any other Federal Healthcare Program, including the terms of any Federal Healthcare Program participation agreements; (e) privacy and data security laws including HIPAA, inclusive of the Health Information Technology for Economic and Clinical Health Act (HITECH) and all implementing regulations and applicable guidance issued by the Department of Health and Human Services Office for Civil Rights with respect to health information privacy and data security; (f) Laws pertaining to deceptive trade practices; (g) any and all Permits required under Healthcare Laws; (h) Laws relating to quality, safety certification and accreditation standards and requirements; (i) the Medicare Secondary Payer Law (42 U.S.C. § 1395y); (j) the Federal Acquisition Regulations (FAR) (48 C.F.R. Chapter I et. seq.); (k) Laws relating to the manufacture, pricing, marketing, promotion, sale, purchase, distribution, use, coding, coverage, reimbursement, claims, billing, or payment of or for a pharmaceutical product, radiopharmaceutical product, device or other medical item, supply, or health care service; and (l) analogous foreign Laws similar to those described in clauses (a) through (k) of this paragraph.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means all intellectual property rights, whether registered or unregistered, in any jurisdiction throughout the world, including the following, and embodiments in any tangible form thereof: (a) any patents or patent applications, together with all reissuances, renewals, divisionals, extensions (including any supplementary protection certificates), reexaminations, provisionals, substitutions, continuations and continuations-in-part with respect thereto, utility model registrations and including all foreign equivalents relating to any such patents and patent applications (“Patents”); (b) any trademarks, rights in trade names, corporate names, business names, logos, service marks, trade dress, logos, or other indicia of origin, together with the goodwill associated with any of the foregoing and rights to sue for passing off and in unfair competition, and any application, registration or renewal thereof (“Trademarks”); (c) rights associated with works of authorship including any copyrights, design rights, masks work rights and related moral rights, copyright applications or registrations thereof (“Copyrights”); (d) any internet domain names, uniform resource locators, social media identifiers, handles or tags and registrations therefor (“Domain Names”); (e) rights in any confidential know-how, trade secrets or other confidential and proprietary information (“Trade Secrets”); and (f) rights in databases and data collections (including knowledge databases, customer lists and customer databases).

“IRS” means the Internal Revenue Service.

“IT Assets” means computer and other information technology systems, including hardware, Software, computer systems, databases and documentation, reference and resource materials relating thereto.

“Knowledge” means (i) with respect to the Company, the actual knowledge, after reasonable inquiry of their direct reports, of the individuals listed on Section 8.12(a) of the Company Disclosure Letter and (ii) with respect to Parent or MergerCo, the actual knowledge, after reasonable inquiry, of any of the officers or directors of Parent or MergerCo.

“Leased Real Property” means any real property that is leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries from any third party (in each case, whether as tenant, subtenant, licensee or other occupant) that consists of 1,000 square feet or more.

“Material Adverse Effect” means any effect, change, event or occurrence that (i) has had, or would be reasonably expected to have, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (ii) would, or would reasonably be expected to, prevent, materially delay or materially impair the consummation by the Company of the Merger Transactions in accordance with the terms hereof; provided, however, that, in the case of clause (i) only, none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting the industry in which the Company and its Subsidiaries operate or the economy, credit or financial or capital markets, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy, inflation, tariffs, sanctions, trade policies or trade wars, or government shutdowns or funding, or (B) to the extent arising out of, resulting from or attributable to (1) changes in Law or in GAAP after the date of this Agreement, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory, political, legislative or social conditions, including due to the issuance of any executive orders by the President of the United States, or, in each case, any such changes that have been publicly proposed but the effectiveness of which is pending, (2) the announcement or performance of this Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Section 3.3(d) and Section 3.4), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, payors, wholesalers, licensees, licensors, partners, employees or regulators, or any Transaction Litigation, (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism, (4) earthquakes, fires, floods, hurricanes, tornados or other natural disasters, force majeure events or other comparable events, (5) any action taken by the Company or its Subsidiaries that is required by this Agreement (other than the obligations set forth in Section 5.1(a)(i)) or with Parent’s written consent or at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement (provided that the foregoing shall not apply to any action omitted to be taken pursuant to Section 5.1 unless the Company has requested to take an action that is prohibited by Section 5.1 and Parent has unreasonably withheld, delayed or conditioned its written consent to such action), (6) any change in the Company’s credit ratings, (7) any decline in the market price, or change in trading volume, of the shares of the Company, (8) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow, cash position or other financial or operating metrics (it being understood that the exceptions in clauses (6), (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) or (B)) is a Material Adverse Effect), (9) any epidemic, pandemic or disease outbreak (including COVID-19) or any Pandemic Measures or any change in such Pandemic Measures or interpretations thereof following the date of this Agreement, (10) the availability or cost of equity, debt or other financing to Parent, MergerCo or the Surviving Corporation, and (11) any computer hacking, data breaches, ransom-ware, cybercrime or cyberterrorism (including by a nation-state or nation state-sponsored threat actor) affecting or impacting the Company or its Subsidiaries; provided further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(1), (3), (4), or (9) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts (to the extent not otherwise excluded by this definition) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. § 1396 et seq.) any Laws succeeding thereto, and all applicable Laws pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § 1395 et seq.), any Laws statutes succeeding thereto, and all applicable Laws pertaining to such program. in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Merger Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger, but excluding, in any event, the Financing and the Equity Co-Investment.

“Milestone” has the meaning ascribed to such term in the CVR Agreement.

“Milestone Payment” has the meaning given to such term in the CVR Agreement.

“Milestone Payment Amount” has the meaning given to such term in the CVR Agreement.

“Milestone Payment Date” has the meaning given to such term in the CVR Agreement.

“Owned Company Intellectual Property” means all Intellectual Property Rights owned or purported to be owned, in whole or in part, or exclusively licensed to by the Company or any of its Subsidiaries.

“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction (or any other measures affecting the compensation or benefits of the employees of the Company), reduced capacity, social distancing, shut down, closure, sequestration, safety or similar Law, requirement or mandate promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or any other epidemic, pandemic, disease outbreak or other public health condition and to the extent binding on the Company and its Subsidiaries.

“Parent Material Adverse Effect” means any effect, change, event or occurrence that would or would reasonably be expected to prevent or materially delay, interfere with, hinder or impair (i) the consummation by Parent or MergerCo of any of the Transactions or (ii) the compliance by Parent or MergerCo with its obligations under this Agreement or the CVR Agreement.

“Patent” is defined in the definition of Intellectual Property Rights.

“Payoff Letters” means one or more customary payoff letters from the applicable creditors (or their duly authorized agent or representative) under the Credit Agreement, stating the aggregate amount of indebtedness thereunder as of the date specified in such letter (which may be accompanied by a customary per diem for payment following such date) and the instructions for payment of the same to discharge such obligations and to release any guarantees and security interests thereunder.

“Permit” means all licenses, memberships, registrations, certifications, accreditations, permits, bonds, franchises, approvals, authorizations, consents or orders of, notifications to or filings with any Governmental Authority, whether non-U.S., federal, state, or local, any industry association or standards compliance organization or any other Person. “Permits” includes all Regulatory Authorizations.

“Permitted Encumbrances” means (i) with respect to real property, easements, rights-of-way, encroachments, restrictions, conditions, minor title defects and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use, utility or value of the applicable real property or otherwise materially impair the present business operations at such location, (ii) with respect to real property, zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property that are not violated by the present or reasonably contemplated business operations at such location, (iii) statutory Encumbrances for Taxes not yet due and payable or the amount or validity of which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iv) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Encumbrances arising in the ordinary course of business that are not yet overdue and payable or the amount or validity of which are being contested in good faith by appropriate proceedings, (v) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good-faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (vi) non-exclusive licenses of Intellectual Property Rights granted to third parties in the ordinary course of business, (vii) any interest or title of a lessor or sublessor under an operating lease, sublease or capitalized lease, (viii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases and subleases with third parties, (ix) Encumbrances created by Parent, its Affiliates or representatives, or their successors or permitted assigns, (x) matters which would be disclosed by an inspection or accurate survey of each parcel of real property (including any encroachments or title defects or irregularities), (xi) purchase money liens and liens securing rental payments under capital lease arrangements, (xii) Encumbrances discharged at or prior to the Effective Time, (xiii) other Encumbrances (other than licenses of Intellectual Property Rights) that do not materially impair, and would not reasonably expected to materially impair, the existing use of the asset or property affected by such Encumbrance, and (xiv) Encumbrances identified on Section 8.12(b) of the Company Disclosure Letter.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personal Information” means any information (i) that, directly or indirectly, is related to, describes or identifies a natural Person, or (ii) that constitutes personal information, personally identifiable information, protected health information, consumer health data, personal data or any similar term under any Data Privacy, Security, and AI Requirements.

“Process”, “Processed”, or “Processing” means any operation or set of operations which is performed on information, including Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination or disposal of such information, and/or is considered “processing” by applicable Data Privacy, Security, and AI Requirements.

“Registered Company Intellectual Property” means all Owned Company Intellectual Property that is registered, filed, or issued under the authority of any Governmental Authority or domain name registrar, including all Patent registrations and applications therefor, Trademark registrations and applications therefor, Copyright registrations and applications therefor and Domain Name registrations included in the Owned Company Intellectual Property.

“Regulatory Authorizations” means any and all clearances, approvals, licenses, registrations and other forms of authorization, required under applicable Laws (including Healthcare Laws and FDA Laws) or otherwise required by any Governmental Authority for the manufacture, development, design, testing, distribution, use, storage, import, export, transport, promotion, marketing, sale, or other commercialization of the Company Products.

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“Rights Agent” means a rights agent mutually acceptable to Parent and the Company.

“Sanctioned Country” means any country or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, the Crimea, so-called Donetsk People’s Republic or so-called Luhansk People’s Republic, Kherson, and Zaporizhzhia regions of Ukraine, Cuba, Iran and North Korea);

“Sanctioned Person” means (i) a person listed on a prohibited or restricted party list published by the United States government, including the U.S. Office of Foreign Assets Control “Specially Designated Nationals and Blocked Persons List” and “Consolidated Sanctions List,” or similar U.S. lists, or any such list maintained by the United Nations, the United Kingdom, the European Union or its Member States, or other authorities in applicable jurisdictions; (ii) the government, including any political subdivision, agency, or instrumentality thereof, of any Sanctioned Country or Venezuela; (iii) an ordinary resident of, or entity registered in or established under the jurisdiction of, a Sanctioned Country; or (iv) or a party 50% or more owned or controlled by, any of the parties listed in (i)-(iii).

“Sanctions” means all applicable economic, financial or trade sanctions, or embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the European Union, any European Union member state, the United Kingdom, the United Nations Security Council, and the relevant authorities in any other applicable jurisdictions.

“Security Incident” means any (i) unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Information and/or confidential information; (ii) unlawful or unauthorized occurrence or series of related occurrences on or conducted through the Company’s IT Assets that jeopardizes or impacts the confidentiality, integrity, or availability of the Company’s IT Assets or any Personal Information or confidential information stored or otherwise Processed therein; or (iii) occurrence that constitutes a “breach,” “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.

“Software” means computer programs (whether in source code, object code, human readable form or other form), operating systems, software applications, application programming interfaces, firmware, software diagnostics, software development tools and kits, software templates, menus, analytics and tracking tools, and software compilers, version control systems and operating system virtualization environments, together with all documentation to the extent related to any of the foregoing.

“Standard Software” means non-customized Software that (i) is licensed to the Company or any of its Subsidiaries pursuant to a non-exclusive license; (ii) is generally available on (and actually licensed under) standard terms; and (iii) involves annual payments by the Company and its Subsidiaries of $250,000 or less.

“Subsidiary”, when used with respect to any Person, means (i) any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (ii) of which such Person or one of its Subsidiaries is a general partner or manager.

“Tax Returns” mean any reports, returns, information returns, filings, claims for refund or other information filed or required to be filed with a Governmental Authority in connection with Taxes, including any schedules or attachments thereto, and any amendments to any of the foregoing.

“Taxes” means any and all U.S. federal, state, and local or non-U.S. taxes, imposts, levies, withholdings, charges, duties, fees or other like assessments or charges, in each case in the nature of a tax (including, without limitation, taxes based upon or measured by income, net income, gross receipts, net worth, estimated, privilege, fuel, ad valorem, customs, duties, license, environmental, alternative minimum, add-on minimum, utility, windfall profits, franchise, capital stock, real property, personal property, tangible withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, workers’ compensation, value-added, unclaimed property, escheat, and all other taxes of any kind), imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

“Third Party Payor” means any Federal Healthcare Programs, private insurers, managed care plans, and any other person or entity which presently or in the future maintains a third party payment or, reimbursement program.

“Third Party Payor Authorizations” means, with respect to any Third Party Payor Program, all participation agreements necessary to participate in such Third Party Payor Program.

“Third Party Payor Programs” means all payment, or reimbursement programs relating to health care items and/or services (including drugs and devices), sponsored or maintained by any Third Party Payor, including Federal Healthcare Programs.

“Trade Laws” means applicable sanctions, export and import controls, and antiboycott laws and regulations maintained, implemented, or enforced by the United States (including but not limited to applicable regulations of the U.S. Department of Commerce, the U.S. Department of the Treasury, and the U.S. Department of State), the United Kingdom, European Union and its Member States, and the relevant authorities in any other applicable jurisdictions.

“Trade Secret” is defined in the definition of Intellectual Property Rights.

“Trademark” is defined in the definition of Intellectual Property Rights.

“Transaction Litigation” means any Action commenced after the date hereof against the Company and/or any of its directors or officers (in their capacity as such) by any stockholders of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the Transactions.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger and the Financing.

“Treasury” means the U.S. Department of Treasury.

“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all Laws applicable to such program.

“Trustee” is defined in the definition of Convertible Notes Indenture.

“Underwater Option Milestone Payment” has the meaning given to such term in the CVR Agreement.

“WARN” means the U.S. Worker Adjustment and Retraining Notification Act and any similar foreign, state or local Law, regulation or ordinance.

“Willful Breach” means a material breach of, or a material failure to perform any, covenant, representation, warranty, or agreement set forth in this Agreement, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause or constitute such material breach or material failure to perform.

The following terms are defined on the page of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.12	Section
Acceptable Confidentiality Agreement	Section 5.2(g)
Adverse Effect on the Financing	Section 5.13(g)
Adverse Recommendation Change	Section 5.2(e)
Affiliate Transactions	Section 3.18
Agreement	Preamble
Alternative Commitment Letters	Section 5.13(i)
Alternative Financing	Section 5.13(i)
Announcement	Section 5.4
Anti-Corruption Laws	Section 3.17(m)
Anti-Money Laundering Laws	Section 3.17(n)
Appraisal Shares	Section 2.6(a)
ArchiMed	Section 5.5
Balance Sheet Date	Section 3.5(c)
Bankruptcy and Equity Exception	Section 3.3(a)
Book-Entry Share	Section 2.1(c)
Capitalization Date	Section 3.2(a)
Centerview	Section 3.21
Certificate of Merger	Section 1.3
cGMP	Section 3.17(a)
Claim	Section 5.6(g)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Date Underwater Option	Section 2.3(a)(iv)
COBRA	Section 3.10(e)
Collection Costs	Section 7.3(c)
Commitment Letters	Section 4.5(a)
Company	Preamble
Company Acquisition Agreement	Section 5.2(b)(v)
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Disclosure Letter	Article III

Terms Not Defined in this Section 8.12	Section
Company Inbound Licenses	Section 3.13(e)
Company Outbound Licenses	Section 3.13(e)
Company Preferred Shares	Section 3.2(a)
Company Related Parties	Section 7.3(d)
Company RSU	Section 2.3(a)(i)
Company SEC Documents	Section 3.5(a)
Company Securities	Section 3.2(b)
Company Stock Option	Section 2.3(a)(ii)
Company Stockholder Approval	Section 3.3(c)
Company Stockholders’ Meeting	Section 5.12(b)
Company Subsidiary Securities	Section 3.2(c)
Company Termination Fee	Section 7.3(a)(ii)
Comparability Period	Section 5.7(a)
Confidentiality Agreement	Section 5.5
Continuing Employee	Section 5.7(a)
Covered Entity	Section 3.17(k)
Customs Laws	Section 3.17(o)(vi)
Data Partners	Section 3.14(a)
Debt Commitment Letter	Section 4.5(a)
Debt Financing	Section 4.5(a)
DGCL	Recitals
Effective Time	Section 1.3
Employee Agreements	Section 3.13(e)
Equity Award CVR	Section 2.4(b)
Equity Commitment Letter	Section 4.5(a)
Equity Commitment Parties	Recitals
Equity Financing	Section 4.5(a)
ESPP Final Purchase Date	Section 2.3(b)
Exchange Act	Section 3.4
Exchange Fund	Section 2.2(a)
Existing Offering Period	Section 2.3(b)
FARs	Section 3.17(d)
FDA Laws	Section 3.17(a)
FDCA	Section 3.17(a)
Filed SEC Documents	Article III
Finance Expenses	Section 7.3(f)
Financing	Section 4.5(a)
Financing Uses	Section 4.5(e)
GCP	Section 3.17(a)
GLP	Section 3.17(a)
HIPAA	Section 3.19(k)
Indebtedness	Section 5.1(b)(vi)
Indemnitee	Section 5.6(a)
Indemnitees	Section 5.6(a)
Intervening Event	Section 5.2(h)
Judgment	Section 3.7(a)
Laws	Section 3.8(a)
Limited Guarantee	Recitals
Malicious Code	Section 3.14(f)
Material Contract	Section 3.16(a)
Materiality Scrape	Section 8.15(b)
Merger	Recitals
Merger Consideration	Section 2.1(c)
MergerCo	Preamble
MDRs	Section 3.17(d)
NASDAQ	Section 3.4
Option CVR Consideration	Section 2.3(a)(iii)
Outside Date	Section 7.1(b)(i)
Parent	Preamble
Parent Information	Section 5.12(a)
Parent Plans	Section 5.7(c)

Terms Not Defined in this Section 8.12	Section
Parent Related Parties	Section 7.3(d)
Parent Termination Fee	Section 7.3(b)
Paying Agent	Section 2.2(a)
Per Share Cash Consideration	Section 2.1(c)
Potential Takeover Proposal	Section 5.2(a)
Product Development and Commercialization Activities	Section 3.17(l)(i)
Proxy Statement	Section 3.4
QMSR	Section 3.17(a)
Qualifying Takeover Proposal	Section 5.2(c)
Qualifying Takeover Proposal Determination	Section 5.2(c)
R&D Sponsor	Section 3.13(j)
Regulated Third Parties	Section 3.17(a)
Regulatory Permits	Section 3.17(j)
Restraints	Section 6.1(a)
RSU Cash Consideration	Section 2.3(a)(i)
Sarbanes-Oxley Act	Section 3.5(a)
SEC	Section 3.4
Secretary of State of Delaware	Section 1.3
Section 409A	Section 2.4(a)
Securities Act	Section 3.5(a)
Security Assessments	Section 3.14(d)
Security Risk Analysis	Section 3.14(d)
Share Certificate	Section 2.1(c)
Social Security Act	Section 3.17(g)
Solvent	Section 4.6
Specified Date	Section 7.1(b)(i)
Stock Option Cash Consideration	Section 2.3(a)(iii)
Superior Proposal	Section 5.2(j)
Superior Proposal Notice Period	Section 5.2(e)(ii)
Surviving Corporation	Section 1.1
Takeover Law	Section 3.20(b)
Takeover Proposal	Section 5.2(i)
Tax Incentive	Section 3.9(n)
Top Customers	Section 3.16(d)
Top Suppliers	Section 3.16(d)
Underwater Option	Section 2.3(a)(v)
U.S.	Section 2.2(a)
VA	Section 3.17(l)(v)

Section 8.13       Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement. For the avoidance of doubt, whether or not the Transactions are consummated, all fees, costs and expenses incurred in connection with the HSR or other filings under Antitrust Laws and Section 5.13 of this Agreement (including any Finance Expenses) shall be borne by Parent.

Section 8.14       Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of MergerCo under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.

Section 8.15       Interpretation.

(a)            When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents (A) posted to the “Project Essence” electronic datasite hosted by ShareVault or on behalf of the Company no later than one calendar day preceding the date of this Agreement (B) delivered in person or electronically to Parent or MergerCo or their respective Representatives. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The occurrence of any effect, change, event or occurrence set forth in clause (B)(2) of the definition of Material Adverse Effect shall not be deemed to constitute the operation of the business of the Company and its Subsidiaries outside the ordinary course. The phrases ordinary course or ordinary course of business shall mean ordinary course of business consistent with past practice. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References herein to any statute include all rules and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the U.S. References to a Person are also to its permitted assigns and successors. With respect to the determination of any period of time, the word “from” will mean “from and including” and the words “to” and “until” will each mean “to but excluding”. Unless indicated otherwise, (i) any action required to be taken by or on a day or Business Day may be taken until 11:59 p.m., New York City time, on such day or Business Day, (ii) all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to New York City time, and (iii) whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(b)            For purposes of the conditions to the Closing set forth in Article VI, the application of the “Materiality Scrape” means the following modifications to the representations and warranties set forth in Article III or Article IV, as applicable, applied in the order specified below:

(i)            each reference to “in all material respects” shall be deemed to be a reference to “in all respects”;

(ii)           each reference to “in any material respect” shall be deemed to be a reference to “in any respect”;

(iii)          each reference to “materially and adversely” shall be deemed to be a reference to “adversely”;

(iv)          each qualification or limitation by reference to “material,” “materially,” or “material to the Company” shall be disregarded; and

(v)           each reference to “Material Adverse Effect” or “Parent Material Adverse Effect” that operates as an exception, qualification, or limitation to a representation or warranty shall be disregarded in its entirety, including any associated proviso or exclusion that would otherwise limit the scope of such exception.

(c)            The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 8.16       Company Disclosure Letter. Capitalized terms used but not defined in the Company Disclosure Letter shall have the respective meanings ascribed to them in this Agreement. No reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Agreement. Information, items or matters disclosed in one section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement, notwithstanding the absence of a specific cross-reference, to the extent that it is reasonably apparent from the face of such disclosure that such information, item or matter also qualifies or applies to such other section or subsection. The specification of any dollar amount in the representations or warranties contained in the Agreement or the inclusion of any specific item in the Company Disclosure Letter is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material. No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any contract or any Law, regulation, order or similar legal requirement will be construed as an admission or indication to any third party that any such breach or violation exists or has actually occurred. The Company Disclosure Letter forms an integral part of this Agreement and is incorporated by reference for all purposes as if set forth fully herein. Section 8.15(a) of this Agreement shall apply to the Company Disclosure Letter on a mutatis mutandis basis.

Section 8.17       No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each of Parent, MergerCo and the Company acknowledges and agrees, on behalf of itself and the Parent Related Parties or the Company Related Parties, as applicable, that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had, and waives any rights or claims it may have, against any Person not a party hereto or thereto, including any past, present or future director, officer, partner, agent or employee of any past, present or future member of Parent, the Company or of any Affiliate or assignee thereof, any Debt Financing Sources Related Parties or any guarantor not a party hereto or thereto, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any past, present or future director, officer, partner, agent or employee of (x) Parent, the Company or of any Affiliate or assignee thereof, as such, or (y) any Debt Financing Sources Related Party, for any obligation under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation; provided, however, that, notwithstanding the foregoing, nothing in this Section 8.17 shall in any way limit or modify the rights and obligations of (i) any Debt Financing Sources Related Parties’ obligations to Parent or MergerCo (or, after the Closing Date, the Surviving Corporation, the Company or any of their respective Subsidiaries) under the Debt Commitment Letter or any definitive documentation related to the Debt Financing or (ii) any of the parties to the Equity Commitment Letter, the Limited Guarantee, or the Confidentiality Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ESSENCE PARENT INC.
a Delaware corporation

By:	/s/ Justin Bateman
Name: Justin Bateman
Title: President and Secretary

ESSENCE MERGERCO INC.
a Delaware corporation

By:	/s/ Justin Bateman
Name: Justin Bateman
Title: President and Secretary

ESPERION THERAPEUTICS, INC.
a Delaware corporation

By:	/s/ Sheldon Koenig
Name: Sheldon Koenig
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit C

CONTINGENT VALUE RIGHTS AGREEMENT

By and among

ESSENCE PARENT INC.,

ESPERION THERAPEUTICS, INC.

and

[•],

as Rights Agent

Dated as of [•]

TABLE OF CONTENTS

i

Annex A – Form of Assignment and Assumption Agreement

ii

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•] (this “Agreement”), by and among Essence Parent Inc., a Delaware corporation (“Parent”), Esperion Therapeutics, Inc., a Delaware corporation (the “Company”), and [•], a [•] (the “Rights Agent”).

RECITALS

WHEREAS, this Agreement is entered into pursuant to the Agreement and Plan of Merger, dated May 1, 2026 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and Essence MergerCo Inc., a Delaware corporation wholly owned by Parent (“MergerCo”), pursuant to which MergerCo will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly owned Subsidiary of Parent, on the terms and subject to the conditions set forth therein; and

WHEREAS, pursuant to the terms of the Merger Agreement, as a result of the consummation of the Merger, (i) the holders of Shares that are entitled to receive the Merger Consideration pursuant to Section 2.1(c) of the Merger Agreement, (ii) certain holders of Company Equity Awards that are entitled to receive CVRs pursuant to Section 2.3 of the Merger Agreement, (iii) the holders of Company Warrants that may be entitled to receive CVRs pursuant to Section 2.5 of the Merger Agreement and the terms of the applicable Company Warrant, and (iv) the holders of Convertible Notes that may be entitled to receive CVRs pursuant to the terms of the Convertible Notes Indenture, the Supplemental Indenture and the Convertible Notes, may become entitled to receive the applicable Milestone Payment Amounts contingent upon the achievement of the applicable Milestones during the applicable Milestone Periods, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent, the Company and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

Article I

Definitions

Section 1.1              Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least 35% of the outstanding CVRs as set forth in the CVR Register.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that, in no event shall Parent, MergerCo or any of their respective Subsidiaries (including, from and after the Effective Time, the Company and its Subsidiaries) be considered an Affiliate of ArchiMed SAS or any portfolio company or investment fund affiliated with ArchiMed SAS nor shall any portfolio company or investment fund affiliated with ArchiMed SAS be considered to be an Affiliate of Parent, MergerCo or any of their respective Subsidiaries (including, from and after the Effective Time, the Company and its Subsidiaries). For the avoidance of doubt, Parent’s Affiliates shall include, from and after the Effective Time, the Company and its Subsidiaries.

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“Aggregate Excess Exercise Price” means, with respect to a given Milestone, the sum of the Excess Exercise Prices for such Milestone with respect to all CVRs issued in respect of Closing Date Underwater Options (other than Underwater Option CVRs with respect to such Milestone) as registered in the CVR Register at the applicable time.

“Assignment Transaction” means any transaction (including a sale of assets, spin-off, split-off, sale of equity interests, or exclusive licensing transaction), other than a Change in Control, pursuant to which all or substantially all of the rights in and to a Product in the United States are sold, assigned, exclusively licensed, transferred to or acquired by any Person, other than Parent, the Company or any of their respective wholly-owned Subsidiaries. For the avoidance of doubt, any transaction pursuant to which a Person, other than Parent, the Company or any of their respective wholly-owned Subsidiaries, is granted exclusive rights to develop, manufacture or commercialize a Product in the United States shall constitute an Assignment Transaction, regardless of whether such transaction is structured as a collaboration, co-promotion, co-marketing or similar arrangement. Notwithstanding the foregoing, non-exclusive licensing, distribution, manufacturing or other non-exclusive arrangements between Parent, the Company or any of their respective Affiliates (disregarding the proviso in the definition thereof), on the one hand, and third party licensees, distributors, contract manufacturers or service providers, on the other hand, entered into in the ordinary course of business shall not constitute an Assignment Transaction, regardless of whether such transaction is structured as a collaboration, co-promotion, co-marketing or other similar arrangement.

“Business Day” means a day except a Saturday, a Sunday or other day on which banking institutions in the City of New York, New York are authorized or required by Law or executive order to be closed.

“Bempedoic Acid Milestone” means achievement of annual Net Sales of the Bempedoic Acid Products in the United States above three hundred million dollars ($300,000,000) attributable to the Bempedoic Acid Milestone Period, as finally determined following the expiration of the Bempedoic Acid Milestone Period in accordance with this Agreement.

“Bempedoic Acid Milestone Period” means the period commencing on (and including) January 1, 2027 and ending on (and including) December 31, 2027.

“Bempedoic Acid Products” means (a) the product known as NEXLETOL® (bempedoic acid as the sole active pharmaceutical ingredient) and that is the subject of NDA 211616, whether or not sold under the brand name NEXLETOL®, (b) the product known as NEXLIZET® (bempedoic acid and ezetimibe as the sole active pharmaceutical ingredients) and that is the subject of NDA 211617, whether or not sold under the brand name NEXLIZET®, and (c) a product containing as the sole active pharmaceutical ingredients bempedoic acid, ezetimibe and either of (i) atorvastatin or (ii) rosuvastatin.

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“Change in Control” means (a) a merger, consolidation or other business combination in which Parent is a constituent party and is not the surviving entity or (b) any other transaction involving Parent in which Parent is the surviving or continuing corporation but in which the holders of voting securities of Parent immediately prior to such transaction collectively beneficially own securities representing less than 50% of Parent’s voting power immediately after such transaction, in each case other than (x) a merger, consolidation, business combination or other transaction of Parent in which the holders of voting securities of Parent immediately prior to such merger, consolidation, business combination or other transaction will collectively beneficially own, directly or indirectly, securities representing at least 50% of the voting securities of the surviving or continuing corporation in such merger, consolidation, business combination or other transaction, as the case may be, immediately after such merger, consolidation, business combination or other transaction, and (y) any and all bona fide financing transactions that do not result in any Person or group of Persons beneficially owning 50% or more of Parent’s voting securities or internal reorganizations (including the change of place of incorporation or domicile of such entity).

“Closing Date Underwater Option” means each Company Option referred to in Section 2.3(a)(iv) of the Merger Agreement.

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Equity Award” means any Company Option that is outstanding and unexercised and any Company RSU that is outstanding, in each case as of immediately prior to the Effective Time.

“Company Option” means each option to purchase Shares, other than those Underwater Options that are canceled without any consideration being payable in respect thereof in accordance with Section 2.3(a)(v) of the Merger Agreement.

“Company RSU” means each restricted stock unit award with respect to Shares.

“CVRs” means the contingent rights of the Holders to receive one or more Milestone Payment Amounts pursuant to this Agreement.

“Diligent Efforts” means, with respect to a Product, those efforts of a Person commensurate with those efforts that a biopharmaceutical company of comparable size and resources as those of the Company and its Affiliates as of the date hereof would devote to the commercialization of a pharmaceutical product having similar market potential as the Product, at a similar stage of its development or product life, taking into account issues of market exclusivity, product and risk profile, including safety, tolerability and efficacy, the competitiveness of alternate products in the marketplace or under development, the availability of existing forms or dosages of the Product for other indications, the launch or sales of a generic product, the regulatory environment and the profitability of the Product (including pricing and reimbursement status achieved), and other technical, commercial, legal, scientific or medical factors; provided that such level of efforts and resources shall be determined without taking into account the fact of the potential Total Milestone Payments payable in accordance with, and subject to, the terms of this Agreement.

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“Enbumyst Milestone” means achievement of annual Net Sales of the Enbumyst Product in the United States of at least one hundred sixty million dollars ($160,000,000) attributable to any single calendar year of the Enbumyst Milestone Period, as finally determined following the end of each such calendar year in accordance with this Agreement.

“Enbumyst Milestone Period” means the period commencing on (and including) the Effective Time and ending on (and including) the earlier of (a) December 31 of the calendar year during which the Enbumyst Milestone is achieved and (b) December 31, 2030.

“Enbumyst Product” means (a) the nasal spray product known as ENBUMYST® (bumetanide as the sole active pharmaceutical ingredient) and that is the subject of NDA 219500, whether or not sold under the brand name ENBUMYST®, or (b) a subcutaneous injection product containing bumetanide (as the sole active pharmaceutical ingredient).

“Equity Award Holder” means a Holder of a CVR issued in accordance with the terms of the Merger Agreement with respect to a Company Equity Award.

“Excess Exercise Price” means, in the case of a CVR issued in respect of a Closing Date Underwater Option and with respect to a given Milestone, an amount equal to the excess, if any, of (a) the exercise price of such Closing Date Underwater Option over (b) the sum of (i) the Per Share Cash Consideration and (ii) the aggregate Milestone Payments, if any, that have been previously paid or that are earned and payable prior to the Milestone Payment Date for such Milestone, determined as though such CVR were not issued in respect of a Closing Date Underwater Option. For the avoidance of doubt, if the value of the foregoing clause (a) is less than or equal to the value of the foregoing clause (b), “Excess Exercise Price” shall be deemed zero dollars ($0) for purposes of such Milestone.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational, or any quasi-governmental or private body exercising any regulatory, taxing, importing, executive, legislative, judicial, or administrative powers or functions of or pertaining to any such government, or other governmental or quasi-governmental authority; any entity that contracts with a governmental entity to administer or assist in the administration of a governmental program when applicable rulemaking or policy making authority has been granted by statute or regulation to such entity; or any arbitrator with authority to bind a party at law.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Milestone” means the Bempedoic Acid Milestone or the Enbumyst Milestone, as applicable.

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“Milestone Payment Amount” means, for a given Holder and a given Milestone, a one-time payment equal to (a) in the case of CVRs held by such Holder other than CVRs issued in respect of Closing Date Underwater Options, the product of (i) the Milestone Payment for such Milestone and (ii) the number of such CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Achievement Notice for such Milestone and (b) in the case of CVRs held by such Holder issued in respect of Closing Date Underwater Options, the product of (i) the Underwater Option Milestone Payment for such Milestone and (ii) the number of such CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Achievement Notice for such Milestone. For the avoidance of doubt, no payment shall be made in respect of any Underwater Option CVR for any Milestone.

“Milestone Payment” means, with respect to a given Milestone, the quotient obtained by dividing (i) (A) the Total Milestone Payment for such Milestone, plus (B) the Aggregate Excess Exercise Price for such Milestone by (ii) the number of CVRs registered in the CVR Register as of the close of business on the date of the Milestone Achievement Notice for such Milestone (other than any Underwater Option CVRs with respect to such Milestone). The Milestone Payment shall be rounded up to the nearest whole cent.

“Milestone Payment Date” means, subject in all cases to Section 2.4(c)(i), with respect to a given Milestone, the date selected by Parent for the payment of the applicable Milestone Payment Amounts with respect to such Milestone, which shall be no later than (a) with respect to the Bempedoic Acid Milestone, March 15, 2028, and (b) with respect to the Enbumyst Milestone, March 15th of the calendar year immediately following the end of the calendar year in which the Enbumyst Milestone is achieved; provided that, if Milestone Payment Amounts become payable with respect to both Milestones, the applicable Milestone Payment Dates shall be different dates.

“Milestone Period” means the Bempedoic Acid Milestone Period or the Enbumyst Milestone Period, as applicable.

“Net Sales” means, without duplication, with respect to the applicable Product or Products with respect to a given Milestone, the first gross amount invoiced, and, with respect to Products delivered to the customer but for which an invoice has not yet been issued, the first gross amount to be invoiced, by Parent, the Company and their respective Affiliates (disregarding the proviso in the definition thereof), or any sublicensee, in each case in bona fide sales or other first commercial disposition of such Products to unrelated third parties in the United States, less the following deductions to the extent actually taken, incurred, paid, accrued, allocated or included in the gross sales prices or specifically allocated in its financial statements with respect to such sales:

(i)              trade, quantity, price, and cash discounts;

(ii)             discounts, refunds, rebates, chargebacks, price adjustments or other payments, retroactive or otherwise, imposed by, negotiated with or otherwise paid to Governmental Authorities or other payees and any other allowances granted to non-related parties (including to Governmental Authorities, purchasers, reimbursers, customers, distributors, wholesalers and managed care organizations (and other similar entities and institutions) which effectively reduce the net selling price or gross sales of the Product);

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(iii)            amounts repaid or credited by reason of rejections, defects, return goods allowances, recalls or returns, or because of retroactive price reductions, including rebates, shelf-stock adjustments or wholesaler charge backs, in each case, net of any applicable reserves to the extent previously deducted in calculating Net Sales;

(iv)            Taxes on sales (such as sales, value added or use taxes, other than income taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced and borne by such third party;

(v)             (A) freight, postage, shipping or transportation, (B) insurance, import/export and other transportation charges, to the extent added to the sale price and set forth separately as such in the total amount invoiced, for services provided by wholesalers and warehousing chains and (C) fees;

(vi)            any uncollected debts actually written off, to the extent not previously deducted hereunder (provided that any amounts deducted under this clause shall be included in Net Sales if later collected); and

(vii)           any other deductions which are in accordance with GAAP.

Such amounts shall be determined from the books and records of Parent, the Company or applicable Affiliate (disregarding the proviso in the definition thereof) or sublicensee, maintained in accordance with GAAP or, in the case of sublicensees, GAAP, International Financial Reporting Standards, or an applicable equivalent based on such sublicensee’s auditing standards, consistently applied. Parent and the Company further agree in determining such amounts, they will use the Company’s then current standard procedures and methodology or, in the case of a sublicensee, such sublicensee’s then current standard procedures and methodology, consistently applied. Net Sales shall not include any amounts invoiced or otherwise recognized for transfers of Products at or below cost (x) in connection with the research, development or testing of a Product, (y) for purposes of distribution as promotional samples, or (z) for indigent or similar public support, named patient, or compassionate use programs. If a Product is sold in combination or bundled with one or more other active pharmaceutical ingredients or products (whether packaged together or formulated in a fixed-dose combination), Net Sales for such Product shall be calculated by multiplying the Net Sales of such combination product by a fraction, the numerator of which is the gross invoice price of the Product if sold separately and the denominator of which is the sum of the gross invoice prices of each active component of such combination if sold separately, or, if such separate prices are not available, by such other reasonable and equitable method as Parent and the Acting Holders shall discuss in good faith and seek to agree in writing that takes into account, in the United States, variations in potency, the relative contribution of each therapeutically active ingredient or other component, and the relative value to the end user of each therapeutically active ingredient or other component. If Parent and the Acting Holders for any reason do not reach agreement with respect to such method within thirty (30) days after the end of any applicable calendar year, the matter shall be referred to an independent internationally recognized accounting firm or valuation expert mutually agreed by Parent and the Acting Holders (or, failing agreement for any reason, appointed by the American Arbitration Association), whose determination shall be final and binding. Such expert shall make such determination using a reasonable and equitable allocation methodology consistent with the foregoing. Pending such determination, Net Sales shall be calculated by Parent using such reasonable and equitable method as may be determined by Parent in good faith, subject to true-up following the expert’s determination.

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“Officer’s Certificate” means a certificate signed by the chief executive officer, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer (and not in any individual capacity), and delivered to the Rights Agent or any other person authorized to act on behalf of Parent.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for Parent or its Subsidiaries and who shall be reasonably acceptable to the Rights Agent.

“Party” shall mean each of the Rights Agent, Parent and the Company.

“Permitted Transfer” means a transfer of a CVR: (a) upon the death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) pursuant to a court order; (d) by operation of Law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case to the extent allowable by DTC; or (f) as permitted by Section 2.7.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Products” means the Bempedoic Acid Products or the Enbumyst Product, as applicable.

“Rights Agent” means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Specified Holder” means each Holder who was a member of the Board of Directors of the Company as of immediately prior to the Effective Time.

“Shares” means the shares of Company Common Stock.

“Significant Pharmaceutical Company” means a company that, together with its Affiliates, is in the pharmaceutical or biotechnology industry and that, based on its most recent fiscal year, had annual consolidated revenues (with its Affiliates) of at least $500 million, as reflected in such company’s consolidated audited financial statements.

“Supplemental Indenture” means the Second Supplemental Indenture, between Esperion Therapeutics, Inc. and U.S. Bank Trust Company, National Association, as Trustee, entered into in connection with the consummation of the Merger.

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“Tax” means any taxes, imposts, levies, withholdings, charges, duties, fees or other like assessments or charges, in each case in the nature of a tax (including taxes based upon or measured by gross receipts, estimated, privilege, fuel, ad valorem, customs, duties, license, environmental, alternative minimum, add-on minimum, utility, windfall profits, franchise, capital stock, real property, personal property, tangible withholding, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, workers’ compensation, value-added, and all other taxes of any kind), imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

“Total Milestone Payment” means: (a) with respect to the Bempedoic Acid Milestone, after Parent has finally determined the annual Net Sales of the Bempedoic Acid Products for the Bempedoic Acid Milestone Period in accordance with this Agreement, (i) if such annual Net Sales of the Bempedoic Acid Products in the United States during the Bempedoic Acid Milestone Period are greater than or equal to $350,000,000, then $40,000,000, (ii) if such annual Net Sales of the Bempedoic Acid Products in the United States during the Bempedoic Acid Milestone Period are greater than $300,000,000 but less than $350,000,000, then an amount between $0 and $40,000,000 determined by linear interpolation, based on the amount by which such annual Net Sales exceed $300,000,000 but are less than $350,000,000, and (iii) in all other cases, $0; and (b) with respect to the Enbumyst Milestone, after Parent has finally determined the annual Net Sales of the Enbumyst Product for a given calendar year within the Enbumyst Milestone Period, (i) if the Enbumyst Milestone is achieved for any such calendar year within the Enbumyst Milestone Period, then $60,000,000, and (ii) in all other cases, $0. For illustrative purposes, if annual Net Sales of the Bempedoic Acid Products for the Bempedoic Acid Milestone Period are determined to equal $320,000,000, then the Total Milestone Payment with respect to the Bempedoic Acid Milestone shall equal $40,000,000 x ($20,000,000/$50,000,000) or $16,000,000. The Total Milestone Payment shall be rounded up to the nearest dollar.

“Underwater Option CVR” means, with respect to a given Milestone, a CVR issued in respect of a Closing Date Underwater Option for which the Underwater Option Milestone Payment with respect to such Milestone would be $0.

“Underwater Option Milestone Payment” means, for a CVR issued in respect of a Closing Date Underwater Option and with respect to a given Milestone, the amount, if any, by which the Milestone Payment for such Milestone exceeds the Excess Exercise Price for such Milestone with respect to such CVR.

“United States” or “U.S.” means the United States of America or any of its possessions or territories.

Section 1.2             Additional Definitions. For purposes of this Agreement, each of the following terms shall have the meaning specified in the Section set forth opposite to such term:

Term	Section
Agreement	Preamble
Assignee	Section 6.10
Assignment Transaction Acquiror	Section 4.3(a)
Company	Preamble
CVR Register	Section 2.3(b)
DTC	Section 2.3(b)
Funds	Section 3.3
Losses	Section 3.2(h)
Merger	Recitals
Merger Agreement	Recitals
MergerCo	Recitals
Milestone Achievement Notice	Section 2.4(a)
Notice Holders	Section 4.4
Parent	Preamble
Rights Agent	Preamble

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Section 1.3             Other Definitional Provisions. Unless the context expressly otherwise requires:

(a)           the words “hereof,” “hereto,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)           the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)           the terms “Dollars” and “$” mean United States Dollars;

(d)           references herein to a specific Article, Section, or Annex shall refer, respectively, to Articles and Sections of, and Annexes to, this Agreement;

(e)           wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)            the term “or” will not be deemed to be exclusive;

(g)           references herein to any gender include the other gender; and

(h)           any Law defined or referred to herein will refer to such Law as amended and the rules and regulations promulgated thereunder.

Article II

Contingent Value Rights

Section 2.1              CVRs. Notwithstanding anything to the contrary, this Agreement shall only become effective as of, and contingent upon, the Effective Time and shall be void ab initio and of no effect upon the valid termination of the Merger Agreement prior to the Effective Time. The CVRs represent the contractual rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement, and no CVRs shall be issued other than as provided in the Merger Agreement. Subject to Section 2.7, Section 6.11 and any Permitted Transfers, the Holders shall be (a) holders of Shares that have been canceled and converted into the right to receive the Merger Consideration pursuant to Section 2.1(c) of the Merger Agreement, (b) holders of Company Equity Awards that have been canceled and converted pursuant to Section 2.3(a)(i), Section 2.3(a)(iii), or Section 2.3(a)(iv) of the Merger Agreement into the right to receive the consideration specified therein, (c) holders of Company Warrants that have elected to receive the Merger Consideration pursuant to Section 2.5 of the Merger Agreement and the terms of the applicable Warrant, and (d) holders of Convertible Notes that have converted such Convertible Notes into the Reference Property (as defined in the Convertible Notes Indenture) pursuant to the terms of the Convertible Notes Indenture, the Supplemental Indenture and the Convertible Notes. A list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 4.1 hereof and shall be updated thereafter in accordance with Section 4.1 hereof.

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Section 2.2              Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of the CVRs, in whole or in part, that is not a Permitted Transfer, will be null and void ab initio and of no effect. The CVRs will not be listed on any day quotation system or traded on any day securities exchange. The Rights Agent hereby acknowledges the restrictions on transfer contained in this Section 2.2 and agrees not to register a transfer which does not comply with this Section 2.2.

Section 2.3              No Certificate; Registration; Registration of Transfer; Change of Address.

(a)            The CVRs will not be evidenced by a certificate or other instrument.

(b)            The Rights Agent shall create and maintain a register (as updated from time to time in accordance with Section 4.1, the “CVR Register”) for the purpose of (i) identifying the Holders of the CVRs and (ii) registering CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all CVRs issued in respect of Book-Entry Shares held by The Depository Trust Company (“DTC”) on behalf of the street holders of Shares as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders or participants with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of the Shares by sending a lump sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders or participants. In the case of CVRs issued in respect of Book-Entry Shares held through the Company transfer agent (and not DTC) and Shares represented by Certificates, such CVRs shall initially be registered in the name and address of the holder thereof as set forth in the records of the Company’s transfer agent immediately prior to the Effective Time and in a denomination equal to the number of CVRs issued in respect of such Shares canceled and converted pursuant to Section 2.1(c) of the Merger Agreement in connection with the Merger. In the case of CVRs issued in respect of Company Equity Awards, such CVRs shall initially be registered in the name and address of the holder thereof as set forth in the records of the Company as of immediately prior to the Effective Time and in a denomination equal to the number of CVRs issued in respect of such Company Equity Awards canceled and converted pursuant to Section 2.3(a)(i), Section 2.3(a)(iii) or Section 2.3(a)(iv) of the Merger Agreement, as applicable, in connection with the Merger. In the case of CVRs issued in respect of Company Warrants and Convertible Notes, such CVRs shall initially be registered in the name and address of the holder thereof as set forth in the records of the Company as of immediately following (i) in the case of Company Warrants, the exercise of such Company Warrants in exchange for the receipt of the Merger Consideration in accordance with the Merger Agreement and the applicable Company Warrant or (ii) in the case of Convertible Notes, the conversion of such Convertible Notes into the Reference Property in accordance with the Convertible Notes Indenture, the Supplemental Indenture and the Convertible Notes, and in a denomination equal to the number of CVRs issued in respect of such Company Warrant or Convertible Note, as applicable; provided that, with respect to any Convertible Notes held by DTC on behalf of the street holders of such Convertible Notes, the CVR Register shall show one position for Cede & Co. representing all CVRs issued in respect of such Convertible Notes.

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(c)           In the case of an Equity Award Holder, a holder of Company Warrants or a holder of Convertible Notes, the CVRs held by such Holders in respect of their Company Equity Awards, Company Warrants or Convertible Notes, as applicable, shall be registered and tracked separately from those CVRs held by such Holders in respect of Shares referenced in Section 2.1(a); provided, that such registration and tracking will still be performed by the Rights Agent in accordance with Section 2.3(b). In the case of an Equity Award Holder, the CVRs held by such Equity Award Holder in respect of their Closing Date Underwater Options shall be registered and tracked separately from those CVRs held by such Equity Award Holder (if any) in respect of their Shares or any other Company Equity Awards.

(d)           Subject to the restrictions on transferability set forth in Section 2.2, every request to transfer a CVR must be made in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, which may include a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing or the Holder’s survivor (with written documentation evidencing such Person’s status as the Holder’s survivor), as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), notify Parent that it has received such written notice and register the transfer of such CVR in the CVR Register. Any transfer of CVRs will be without charge (other than the cost of any Tax imposed in connection with any such registration of transfer) to the applicable Holder. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and the Company, jointly and severally, and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register in accordance with this Agreement.

(e)           A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Rights Agent is hereby authorized to record, and shall promptly record, the change of address in the CVR Register.

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Section 2.4              Payment Procedures; Intended Tax Treatment.

(a)           If a Milestone is achieved at any time prior to the expiration of the applicable Milestone Period, as determined by Parent following the end of the applicable calendar year, then, at least ten (10) Business Days prior to the applicable Milestone Payment Date for such Milestone, Parent will deliver or cause to be delivered to the Rights Agent a written notice (the “Milestone Achievement Notice”) certifying the date of the achievement of such Milestone and that each Holder is entitled to receive the applicable Milestone Payment Amount payable to such Holder with respect to such Milestone. Following the delivery of the Milestone Achievement Notice, (i) Parent will deliver or cause to be delivered to the Rights Agent (A) instructions to solicit Tax forms or other information required to properly make Tax deductions or withholdings in accordance with Section 2.4(d), and (B) any letter of instruction reasonably required by the Rights Agent and requested by the Rights Agent at least five (5) Business Days prior to the Milestone Payment Date and (ii) Parent or the Company will deliver or cause to be delivered to the Rights Agent at least one (1) Business Day prior to the Milestone Payment Date, cash, by wire transfer of immediately available funds to an account designated by the Rights Agent, in an amount equal to the aggregate Milestone Payment Amount due to all Holders with respect to such Milestone pursuant to Section 4.2 other than Equity Award Holders with respect to CVRs issued in respect of Company Equity Awards (with respect to which any such amounts payable to Equity Award Holders shall be retained by Parent or the Company for payment pursuant to Section 2.4(c)). For the avoidance of doubt, each Milestone Payment Amount shall only be paid once, if at all, subject to the achievement of the applicable Milestone in accordance with this Agreement, and no Milestone Payment Amount shall become payable unless and until the applicable Milestone has been achieved prior to the expiration of the applicable Milestone Period.

(b)           Provided that the aggregate applicable Milestone Payment Amount has been delivered to the Rights Agent in accordance with Section 2.4(a)(ii), the Rights Agent will promptly, and in any event within five (5) Business Days of receipt of the applicable Milestone Achievement Notice and any letter of instruction from Parent reasonably required by the Rights Agent, send each Holder at its registered address a copy of such Milestone Achievement Notice and pay the Milestone Payment Amount, subject to any amounts deducted or withheld pursuant to Section 2.4(d), to each Holder (other than an Equity Award Holder with respect to a CVR issued in respect of a Company Equity Award) with respect to the CVRs held by such Holder (i) by check mailed to the address of such Holder as reflected in the CVR Register as of the close of business on the date of such Milestone Achievement Notice or (ii) with respect to any such Holder that is due an aggregate amount in excess of $100,000 and has provided the Rights Agent with wiring instructions, by wire transfer of immediately available funds to the account designated in such instruction.

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(c)

(i)             With respect to any Milestone Payment Amount that is payable to an Equity Award Holder in respect of such holder’s Company Equity Awards (including, for the avoidance of doubt, any amounts payable in respect of a Closing Date Underwater Option in accordance with the terms of this Agreement), Parent or the Company shall, or shall cause an Affiliate thereof to, pay, no later than the first regularly-scheduled payroll date that occurs more than five Business Days after the Milestone Payment Date, the aggregate Milestone Payment Amount due to such Equity Award Holder in respect of such holder’s Company Equity Awards (net of any withholding Taxes required to be deducted and withheld in accordance with Section 2.4(d)). Notwithstanding anything in this Agreement to the contrary, it is the intent of Parent and the Company that each Milestone shall be deemed to constitute a substantial risk of forfeiture within the meaning of Section 409A of the Code and that any Milestone Payment Amounts payable in respect of Company Equity Awards be exempt from Section 409A of the Code and in all events be paid no later than March 15 of the calendar year following the year in which the Milestone is achieved. For purposes of Section 409A of the Code, each Milestone Payment Amount in respect of a Company Equity Award shall be treated as a separate payment.

(ii)            Payment in accordance with this Section 2.4(c) shall be made through the applicable payroll system or payroll provider or, if payment cannot be made through payroll, then Parent or the Company will issue a check for such payment to such Equity Award Holder (less applicable withholding Taxes, if any), which check will be sent by overnight courier to the most recent address on the Company’s personnel records for such Equity Award Holder as soon as reasonably practicable following the Milestone Payment Date.

(iii)           For the avoidance of doubt, in the event an Equity Award Holder also received CVRs in respect of Shares held immediately prior to the Effective Time, such CVRs in respect of such Shares are not subject to the provisions of this Agreement relating to CVRs issued in respect of Company Equity Awards and payment will be made in respect thereof in accordance with Section 2.4(b).

(d)           Each of the Rights Agent, Parent, the Company and their respective Affiliates shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold by any applicable Tax Laws. Prior to making any such Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder (other than an Equity Award Holder, in its capacity as such), the applicable withholding agent shall, to the extent practicable, timely provide notice to the Holder of such potential withholding and, if applicable, a reasonable opportunity for the Holder to provide any necessary tax forms or other information in order to avoid or reduce such withholding amounts if such forms or information were not solicited pursuant to Section 2.4(a)(i); provided, however, that the time period for payment of a Milestone Payment Amount by the Rights Agent set forth in this Section 2.4 shall be extended by a period equal to any delay caused by the Holder providing such forms. Any amounts deducted or withheld and remitted to the appropriate Governmental Authority shall be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Parent shall deliver (or shall cause the Rights Agent, the Company or its applicable Affiliate to deliver) to the Person with respect to whom such withholding is made an IRS Form 1099 or other reasonably acceptable evidence of such deduction or withholding. Notwithstanding anything to the contrary herein, Parent shall direct and instruct the Rights Agent regarding the Tax information reporting with respect to any Milestone Payment Amount under any applicable Tax Law, and the Rights Agent will comply with any Tax reporting obligations in accordance with applicable Tax Laws and Parent’s instructions; provided, however, that the Rights Agent shall have no responsibilities with respect to tax withholding, reporting or payment except as specifically instructed in writing by Parent.

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(e)           Any portion of the aggregate Milestone Payment Amounts that remain undistributed to the Holders on the date that is twelve (12) months after the date of the applicable Milestone Achievement Notice shall be delivered by the Rights Agent to Parent and any Holder shall thereafter look only to Parent and the Company (subject to abandoned property, escheat and other similar applicable Law) for payment of such Holder’s applicable Milestone Payment Amount, without interest, but such Holder shall have no greater rights against Parent or the Company than those accorded to general unsecured creditors of Parent and the Company under applicable Laws.

(f)            None of Parent, the Company, the Rights Agent or any of their respective Affiliates shall be liable to any person in respect of any Milestone Payment Amounts delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If such Milestone Payment Amount has not been paid prior to the date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Authority, any such Milestone Payment Amount shall, to the extent permitted by applicable Laws, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent. The indemnification provided by this Section 2.4(f) shall survive the resignation, replacement or removal of the Rights Agent and the termination of this Agreement.

(g)           Except to the extent any portion of any Milestone Payment Amount is required to be treated as imputed interest pursuant to applicable Laws and except to the extent required by applicable Tax Laws, the Parties hereto intend to treat the Holder’s receipt of the CVRs as an open transaction for U.S. federal income tax purposes and the Milestone Payment Amounts made with respect to CVRs issued in exchange for Shares pursuant to the Merger Agreement for U.S. federal and applicable state and local income Tax purposes as additional consideration. Parent and the Company shall report imputed interest on the CVRs as required by applicable Laws.

(h)           The Parties intend, to the extent consistent with applicable Laws, to treat Milestone Payments made in respect to CVRs with respect to the Company Equity Awards pursuant to the Merger Agreement for all U.S. federal and applicable state and local income Tax purposes as compensation payments (and not to treat the issuance of the CVR to the Equity Award Holder as a payment itself).

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Section 2.5              No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or the Company. Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of being a Holder of a CVR, the right to receive dividends or other distributions or the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of Parent or the Company or any constituent company to the Merger or any of their respective Subsidiaries or Affiliates or any other matter, or any other rights of any kind or nature whatsoever as a stockholder of Parent or the Company or in any constituent company to the Merger or any of their respective Subsidiaries or Affiliates, either at law or in equity. The CVRs shall not represent any equity or ownership interest in Parent or the Company or in any constituent company to the Merger or any of their respective Subsidiaries or Affiliates. The rights of a Holder in respect of the CVRs are limited to those contract rights specifically expressed in this Agreement.

Section 2.6              Enforcement of Rights of Holders. Any Actions seeking the enforcement of the rights of Holders hereunder may be brought by or at the direction of the Acting Holders pursuant to and to the extent provided in Section 6.7.

Section 2.7              Ability to Abandon CVR. A Holder may, at any time and at such Holder’s option, abandon all of such Holder’s remaining rights in such Holder’s CVRs, by transferring such CVRs to Parent or any of its Affiliates without consideration therefor, which a Holder may effect by delivery of a written notice of such abandonment to Parent and the Rights Agent, and such rights will be canceled, with the Rights Agent being promptly notified in writing by Parent of such transfer and cancellation. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from any Holder, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definitions of “Acting Holders”, “Aggregate Excess Exercise Price”, “Milestone Payment” and “Milestone Payment Amount,” Article V and Section 6.3.

Article III

The Rights Agent

Section 3.1              Certain Duties and Responsibilities. Parent and the Company hereby appoint the Rights Agent to act as rights agent for Parent and the Company in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, willful misconduct, fraud or bad faith (each as determined by a final non-appealable judgment of a court of competent jurisdiction). The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action, default or breach by Parent or the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any Actions at law or otherwise or to make any demand upon Parent or the Company. All Parties shall be entitled to rely on any action by the Rights Agent as if such action is an action of the Holders, unless the Acting Holders have elected to take such action pursuant to Section 6.7.

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Section 3.2              Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a)           the Rights Agent may rely and shall be protected and held harmless by Parent and the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by the proper Party or Parties;

(b)           whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may request and rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, willful misconduct, fraud or bad faith by the Rights Agent, incur no liability and be held harmless by Parent and the Company for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(c)           the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection for the Rights Agent, and the Rights Agent shall be held harmless by Parent and the Company in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)           the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e)           the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the CVRs;

(f)            the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent and the Company with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent and the Company only;

(g)           the Rights Agent shall have no liability and shall be held harmless by Parent and the Company in respect of the validity of this Agreement and the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent and the Company), nor shall it be responsible for any breach by Parent or the Company of any covenant or condition contained in this Agreement;

(h)           Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, suit or expense (including the reasonable and documented out-of-pocket expenses and counsel fees and other disbursements) (collectively, “Losses”) arising out of or in connection with the Rights Agent’s preparation, delivery, negotiation, amendment and execution of this Agreement and the exercise and performance by the Rights Agent of its duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of counsel in defending the Rights Agent against any such Losses, unless such Losses have been determined by a final non-appealable judgment of a court of competent jurisdiction to be a result of the Rights Agent’s gross negligence, willful misconduct, bad faith or fraud;

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(i)            notwithstanding anything to the contrary herein, the Rights Agent shall not be liable for special, punitive, indirect, consequential or incidental losses or damages of any kind whatsoever (including, but not limited to, lost profits) arising under any provision of this Agreement, even if the Rights Agent has been advised of the likelihood of such loss or damage;

(j)            Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the Effective Time, and (ii) to reimburse the Rights Agent for (x) all Taxes other than withholding Taxes owed by Holders and Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes) and (y) governmental charges, reasonable and documented out-of-pocket expenses and other reasonable and documented out-of-pocket charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes); provided that, if the Rights Agent has received a refund or any Tax or governmental charge or other amounts borne by Parent pursuant to clause (x) or (y) of this sentence, then the Rights Agent shall promptly repay such refund to Parent. The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and documented necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(k)           no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(l)            other than for guarantees of signature as provided in Section 2.3(d), no Holder shall be obligated to indemnify the Rights Agent for, or hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement or to pay or reimburse the Rights Agent for any fees, costs or expenses incurred by the Rights Agent in connection with this Agreement or the administration of its duties hereunder, and the Rights Agent shall not be entitled to deduct any amount from any Milestone Payment Amount in any circumstance except as provided in Section 2.4(d);

(m)           the Rights Agent may exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers and employees) or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents, absent gross negligence, willful misconduct, fraud or bad faith (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof;

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(n)            notwithstanding anything to the contrary herein, the Rights Agent’s aggregate liability with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by Parent to the Rights Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought, absent gross negligence, willful misconduct, bad faith or fraud (each as determined by a final non-appealable judgment of a court of competent jurisdiction);

(o)           the Rights Agent shall act hereunder solely as agent for Parent and the Company and it shall not assume any obligations or relationship of agency or trust with any of the Holders;

(p)           the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing; and

(q)           the provisions of Section 2.4(f), Section 3.1 and this Section 3.2 shall survive the termination of this Agreement and the resignation, replacement or removal of the Rights Agent, and the payment, termination and the expiration of the CVRs.

Section 3.3              Funds Received All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: (a) short-term direct obligations of the U.S., (b) short-term obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest, (c) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (d) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by the Rights Agent in accordance with this Section 3.3, including any losses resulting from a default by any bank, financial institution or other third party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to Parent, any Holder or any other Party, other than as part of any repayment to Parent in accordance with Section 2.4(e).

Section 3.4              Resignation and Removal; Appointment of Successor.

(a)           The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified, and such resignation become effective on the earlier of (i) the date so specified, and (ii) the appointment of a successor Rights Agent. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect, but no such removal shall become effective until a successor Rights Agent has been appointed. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least thirty (30) days prior to the date so specified.

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(b)           If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent shall, as soon as is reasonably possible, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the Acting Holders may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.5, become the successor Rights Agent.

(c)           Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent through the facilities of DTC in accordance with DTC’s procedures or by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

(d)           The Rights Agent will cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent; provided, that such predecessor Rights Agent shall not be required to make any additional expenditure without compensation or reimbursement by Parent or assume any additional liability in connection with the foregoing.

Section 3.5              Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, duties and trusts of the retiring Rights Agent, except such rights which survive its resignation, replacement or removal under the terms hereunder.

Article IV

Covenants

Section 4.1              List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent, (a) promptly after the Effective Time and in no event later than ten (10) Business Days following the Effective Time, the names, addresses and CVR holdings of the Holders (i) other than Equity Award Holders, holders of Company Warrants and holders of Convertible Notes, in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), and (ii) with respect to Equity Award Holders, in such form as set forth in the records of the Company as of immediately prior to the Effective Time and (b) promptly following (i) in the case of Company Warrants, the exercise of a Company Warrant in exchange for the receipt of the Merger Consideration in accordance with the Merger Agreement and the applicable Company Warrant or (ii) in the case of Convertible Notes, the conversion of a Convertible Note into the Reference Property in accordance with the Convertible Notes Indenture, the Supplemental Indenture and the Convertible Notes, and in no event later than ten (10) Business Days following such date, the name, address and CVR holdings of the Holder with respect to such Company Warrant or Convertible Note, in such form as set forth in the records of the Company as of immediately prior to such time. The Rights Agent will reflect all such names and addresses on the CVR Register and confirm with Parent the write up of the CVR Register and list of initial and updated Holders to Parent, as applicable, promptly after Parent has furnished the information referenced in clause (a) and (b) hereof and, in any event, within thirty (30) days of the receipt of such names and addresses from Parent or the Company’s transfer agent, as the case may be.

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Section 4.2              Payment of Milestone Payments. All payment obligations with respect to the CVRs hereunder shall be the joint and several obligations of Parent and the Company. Parent or the Company will duly deposit or cause to be deposited with the Rights Agent, for payment to the Holders, when payable in accordance with the terms of this Agreement, the applicable Milestone Payment Amount to be made to each Holder in accordance with Section 2.4(a) hereof (other than Equity Award Holders, in respect of which any Milestone Payment Amount in respect of their Company Equity Awards shall be paid in accordance with Section 2.4(c) hereof). For the avoidance of doubt, Parent or the Company may designate a wholly-owned Subsidiary of Parent or the Company to deposit the aggregate Milestone Payment Amount for a given Milestone in accordance with the preceding sentence, and such deposit by such wholly-owned Subsidiary shall satisfy and discharge Parent’s and the Company’s obligations in the preceding sentence. Such amounts shall be considered paid on the applicable Milestone Payment Date if on such date the Rights Agent has received in accordance with this Agreement money sufficient to pay all such amounts then due. If a Milestone has not been achieved prior to the expiration of the applicable Milestone Period, then neither Parent nor the Company nor any of their respective Affiliates will be required to make any payment to the Rights Agent or the Holders pursuant to this Agreement with respect to such Milestone.

Section 4.3              Assignment Transactions; Change in Control.

(a)           Prior to the earlier of (x) the achievement of a given Milestone and (y) expiration of the applicable Milestone Period for such Milestone, Parent and the Company shall not, and shall cause their respective Affiliates not to, consummate any Assignment Transaction involving development, commercialization or regulatory rights or obligations with respect to the Products applicable to such Milestone in the United States or, in connection with such Assignment Transaction, elect to be released from any and all obligations hereunder to the extent relating to the applicable Products and corresponding Milestones, unless, as a condition to such Assignment Transaction or release, the acquiring Person (each such Person, an “Assignment Transaction Acquiror”), expressly assumes, by an assumption agreement, executed and delivered to the Rights Agent, substantially in the form attached as Annex A, the due and punctual payment of the Milestone Payment Amounts if and when payable in accordance with the terms of this Agreement, and the performance or observance of every covenant of this Agreement not yet performed or observed on the part of Parent or the Company (as applicable) to be performed or observed to the extent relating to the applicable Products and corresponding Milestone, the applicable Total Milestone Payment and the applicable Milestone Payment Amounts, in which case Parent shall not be liable for and shall be released from any and all obligations hereunder to the extent relating to the applicable Products and corresponding Milestones; provided, however that Parent and the Company shall remain liable following such Assignment Transaction for the performance by any Assignment Transaction Acquiror of the obligations hereunder unless such Assignment Transaction Acquiror is a Significant Pharmaceutical Company; and provided further that no such Assignment Transaction shall be structured or effected with the primary intent of avoiding the achievement of any Milestone or reducing the Milestone Payment Amounts.

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(b)           Notwithstanding Section 4.3(a), Parent may, in its sole discretion and without the consent of any other party, consummate any Change in Control (it being understood that the provisions of Section 4.3(a) shall not be applicable to a Change in Control); provided that Parent and the Company will reconfirm their respective obligations, duties and covenants under this Agreement and, solely in the event that the obligations set forth in this Agreement would not continue to be obligations of Parent, or would not have been assumed by operation of Law, Parent will cause the Person acquiring or succeeding to Parent in connection with such Change in Control (to the extent applicable pursuant to the structure of such Change in Control) to assume Parent’s obligations under this Agreement, effective as of the effective time of such Change in Control and in an instrument supplemental hereto executed and delivered by such Person to the Rights Agent. No later than thirty (30) days following the consummation of any such Change in Control, Parent will deliver to the Rights Agent an Officer’s Certificate, stating that such Change in Control complies with this Section 4.3(b). For the avoidance of doubt, any Change in Control of Parent shall have no impact on the Company’s obligations under this Agreement, which shall continue in full force and effect following such Change in Control.

Section 4.4              Books and Records; Updates. Parent and the Company shall, and shall cause their respective Affiliates to, keep records in sufficient detail to enable the Specified Holders to determine compliance with the terms of this Agreement, including the amounts payable hereunder. On a Product-by-Product basis, within ninety (90) days after the end of each calendar fiscal year of the Company during the applicable Milestone Period with respect to such Product, Parent and the Company will provide to the Specified Holders a written update describing in reasonable detail the status and amount of gross sales of all such Products sold during such calendar year and the calculation of Net Sales on such sales, including the amount of any deductions provided for in the definition of Net Sales for such applicable period; provided that no Specified Holder shall be entitled to receive such update unless such Specified Holder is subject to a confidentiality agreement with or for the benefit of Parent and the Company with respect to the contents thereof that is reasonably satisfactory to Parent (such Specified Holders, the “Notice Holders”). Each such report shall be provided to the Notice Holders at their respective addresses as reflected in the CVR Register in accordance with the procedures for giving notices under Section 6.3 or pursuant to any such other procedures as may be agreed by Parent and each such Notice Holder. Parent may direct the Rights Agent to deliver the updates described in this Section 4.4 and the Rights Agent shall deliver such update, provided that Parent prepares and delivers a copy of such update and the identity of the Notice Holders to the Rights Agent at least five (5) Business Days prior to the date of delivery specified by Parent. Upon the reasonable request of the Rights Agent or the Notice Holders, Parent will make available by telephone or videoconference the relevant personnel involved in the preparation of such update for the purpose of responding to the Rights Agent’s or the Notice Holders’ reasonable questions regarding the contents of each such update by no more than one (1) meeting by telephone or video conference, for each of the Rights Agent and all such requesting Notice Holders, for each such update. The Specified Holders shall have no liability to any of the Holders for any actions taken or not taken in connection with this Section 4.4.

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Section 4.5              Diligent Efforts.

(a)           Parent and the Company shall, and shall cause its (and their) Affiliates to, use Diligent Efforts to achieve each Milestone prior to the end of the applicable Milestone Period. Neither Parent, the Company nor any of their respective Affiliates shall take any action or fail to take any action whose primary purpose is to avoid the achievement of any Milestone or the payment of any Milestone Payment Amounts. Parent and the Company each hereby expressly disclaim any extra-contractual covenants, obligations or undertakings with respect to the Milestone or the Milestone Payment; provided, however, that nothing in this Agreement shall limit or exclude liability for intentional fraud. The Rights Agent hereby expressly acknowledges and agrees, and by virtue of their receipt of the CVRs the Holders will be deemed to expressly acknowledge and agree, that Parent and the Company each hereby expressly disclaim any extra-contractual covenants, obligations, undertakings, representations or warranties with respect to the Milestone or the Milestone Payment, and each expressly acknowledges and agrees that they have not relied upon any such covenant, obligation, undertaking, representation or warranty and the sole obligations of Parent, the Company and their respective Affiliates shall be solely the contractual obligations of Parent and the Company expressly set forth in this Agreement. For the avoidance of doubt, Parent and the Company may satisfy their obligations to use Diligent Efforts hereunder through one or more sublicensees, including distributors, contract manufacturers, contractors or other third parties; provided that Parent and the Company shall remain responsible for the performance of such obligations and shall use Diligent Efforts in selecting, contracting with and overseeing such Person in a manner consistent with the standard set forth in the definition of “Diligent Efforts.”

(b)           Parent and the Company’s obligations in Section 4.5(a) with respect to each Milestone shall terminate in full with respect to such Milestone on the earlier to occur of the achievement of such Milestone or the end of the applicable Milestone Period. The termination date is included solely to limit the time during which Parent and the Company are obligated to use Diligent Efforts and does not impose any obligation (express or implied) on Parent or the Company to achieve any Milestone by such termination date. Subject to the foregoing and with respect to Parent’s and the Company’s respective obligations to use Diligent Efforts as set forth in Section 4.5(a), (i) Parent and its Affiliates shall have the right, in their sole and absolute discretion, to direct and control the development, marketing, commercialization and sale of the Products in all respects and (ii) Parent (directly or through its Affiliates) shall not otherwise be required (expressly or implicitly) to achieve or undertake any level of efforts, and a failure to achieve a Milestone shall not, in and of itself, be deemed a breach of this Agreement.

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Article V

Amendments

Section 5.1              Amendments without Consent of Holders.

(a)           Without the consent of any Holders, Parent and the Company, at any time and from time to time, may enter into one or more amendments hereto with the Rights Agent, for any of the following purposes:

(i)             to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii)            to add to the covenants of Parent or the Company such further covenants, restrictions, conditions or provisions as Parent and the Company shall consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)           to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement, provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(iv)           as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” Laws; provided that such amendments do not materially adversely affect the interests of the Holders;

(v)            to cancel and reduce the number of CVRs, in the event any Holder (A) abandons such Holder’s rights to such CVRs in accordance with Section 2.7 (or is otherwise deemed to have abandoned such rights), (B) transfers such Holder’s CVRs to Parent or its Affiliates in accordance with Section 2.7, or (C) agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.11;

(vi)           subject to Section 4.3 and Section 6.10, to evidence the succession of another Person to Parent or the Company and the assumption by any such successor of the covenants of Parent or the Company contained herein;

(vii)          to evidence the assignment of this Agreement by Parent or the Company as provided in Section 4.3 or Section 6.10, as applicable; or

(viii)         any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Agreement of any such Holder.

(b)            Promptly after the execution and delivery by Parent, the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail or otherwise deliver (or cause the Rights Agent to mail or otherwise deliver) a notice thereof in accordance with Section 6.3 to the Holders, setting forth such amendment.

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Section 5.2              Amendments with Consent of Holders.

(a)           Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the prior consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent, the Company and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)           Promptly after the execution and delivery by Parent, the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail or otherwise deliver (or cause the Rights Agent to mail or otherwise deliver) a notice of such amendment to the Holders in accordance with Section 6.3.

Section 5.3              Execution of Amendments. As a condition precedent to the execution of any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by the Rights Agent, Parent and the Company. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, obligations, privileges, immunities, protections, covenants or duties under this Agreement or otherwise. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

Section 5.4              Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

Article VI

Miscellaneous and General

Section 6.1              Termination. This Agreement will be terminated and of no force or effect, the Parties will have no liability hereunder (other than pursuant to Section 3.2(q) and pursuant to any other provisions that expressly survive termination) and no payments will be required to be made, upon the earlier to occur of (i) the payment of all Milestone Payment Amounts required to be paid under the terms of this Agreement in accordance with Section 2.4(a), (b) and (c), and (ii) the date on which neither Milestone may thereafter be achieved (provided that in no event shall this Agreement terminate prior to Parent finally determining (A) the Net Sales of the Bempedoic Acid Products for the Bempedoic Acid Milestone Period in accordance with this Agreement, and (B) the Net Sales of the Enbumyst Product in accordance with this Agreement for the calendar year ending on December 31, 2030 in the event that the Enbumyst Milestone has not been achieved in any prior calendar year). For the avoidance of doubt (1) the termination of this Agreement will not affect or limit the right to receive a Milestone Payment Amount under Section 2.4 to the extent earned but not paid prior to termination of this Agreement, and in such case the provisions applicable thereto will survive the expiration or termination of this Agreement and (2) notwithstanding anything to the contrary set forth herein, the right of any Holder to receive a Milestone Payment Amount for a given Milestone, and all covenants and obligations of Parent, the Company and their respective Affiliates with respect to the Milestone Payment Amounts for such Milestone, shall be irrevocably terminated and extinguished if such Milestone is not achieved prior to the expiration of the applicable Milestone Period (after Parent has finally determined (x) the Net Sales of the Bempedoic Acid Products for the Bempedoic Acid Milestone Period in accordance with this Agreement, and (y) the Net Sales of the Enbumyst Product in accordance with this Agreement for the calendar year ending on December 31, 2030 in the event that the Enbumyst Milestone has not been achieved in any prior calendar year); provided that the termination of this Agreement shall not affect or limit the Holders’ right to pursue claims for breach of covenants or other obligations which occurred prior to the expiration of the applicable Milestone Period and, in each case, the provisions applicable thereto will survive the expiration or termination of this Agreement.

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Section 6.2              Notices to the Rights Agent and Parent or the Company. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon confirmed delivery if being sent by registered mail or by courier or overnight delivery or other express delivery service, (c) with respect to any Person other than the Rights Agent, if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) with respect to any Person other than the Rights Agent, if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

If to Parent or the Company:

Essence Parent Inc.

c/o ArchiMed SAS

Silex2

9 Rue des Cuirassiers

69003 Lyon

France

Attention: Justin Bateman

Email: [***]

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In each case, with a copy to (which shall not constitute notice):

Sidley Austin LLP

787 7th Avenue

New York, NY 10019

Attention: David D’Urso; Adam Cromie

Email: ddurso@sidley.com; adam.cromie@sidley.com

If to the Rights Agent:

[•]

Attention: [•]

Section 6.3              Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing provided through the facilities of DTC (if applicable) or by any of the means permitted under Section 6.2(a) through (c), mutatis mutandis, and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 6.4              Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a)            This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any Laws, rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Subject to Section 6.4(b), in any action or proceeding arising out of or relating to this Agreement (excluding, for clarity, any matter finally determined by an accounting firm or valuation expert as expressly set forth in the definition of Net Sales): (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the state and federal courts in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 6.4(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto); and (ii) each of the Parties irrevocably consents to service of process by any means permitted under Section 6.2 (provided that nothing in this Section 6.4(a) shall affect the right of any Party to serve legal process in any other manner permitted by applicable Laws). The Parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

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(b)           EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.5              No Waiver; Remedies Cumulative. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 6.6              Entire Agreement; Counterparts. As between Parent and the Company, on the one hand, and the Holders, on the other hand, this Agreement, the Merger Agreement and the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between such parties, with respect to the subject matter hereof and thereof. As between Parent and the Company, on the one hand, and the Rights Agent, on the other hand, this Agreement and any schedule or exhibit attached hereto constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between such parties, with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by DocuSign, PDF or similar means shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 6.7             Third-Party Beneficiaries; Action by Acting Holders.

(a)           Parent, the Company and the Rights Agent hereby agree that, subject to Section 6.7(b) below, the respective covenants and agreements set forth herein (except for the rights of the Rights Agent expressly granted to the Rights Agent herein) are intended to be for the benefit of, and shall be enforceable by, the Acting Holders, who (along with all other Holders) are intended to be a third-party beneficiary hereof. Parent, the Company and the Rights Agent further agree that, subject to Section 6.7(b) below, this Agreement and their respective covenants and agreements set forth herein are solely for the benefit of Parent, the Company, the Rights Agent, the Holders and their permitted successors and assigns hereunder in accordance with and subject to the terms of this Agreement, and nothing in this Agreement, express or implied, will confer upon any Person other than Parent, the Company, the Rights Agent, the Holders and their permitted successors and assigns hereunder any benefit or any legal or equitable right, remedy or claim hereunder.

(b)           Except for the rights of the Rights Agent expressly granted to the Rights Agent herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any Action at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights; provided that the foregoing shall not limit the ability of an individual Holder to seek a payment due from the applicable party pursuant to Section 2.4 solely to the extent that such payment has been finally determined to be due and payable under this Agreement and has not been paid when due; and provided, further, that only the Acting Holders (or, solely to the extent provided in the preceding proviso, an individual Holder) may enforce any such legal or equitable rights, remedies or claims under this Agreement against Parent and/or the Company and not the Rights Agent. In any such action (other than an action by an individual Holder to seek a payment due from the applicable party pursuant to Section 2.4), the Acting Holders shall be deemed to represent all Holders. Amounts collected by the Acting Holders in any action in which the Acting Holders are deemed to represent all Holders shall be paid first to reimburse the legal fees and other costs and expenses incurred by the Acting Holders and the balance shall be distributed to all Holders. The Acting Holders, in acting pursuant to this Section 6.7 on behalf of all Holders, shall have no liability to any other Holders for any such actions. Any Action brought by the Acting Holders (or by any individual holder to seek a payment due from the applicable party pursuant to Section 2.4) shall be subject to Section 6.4, the terms of which shall apply to the Acting Holders or such Holder, as applicable, and such Action mutatis mutandis.

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Section 6.8              Specific Performance. Parent, the Company and the Holders acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) Parent, the Company or Assignee (as such term is defined below), on the one hand, or the Acting Holders, on the other hand, will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to specific performance, or other non-monetary equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) such Parties will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement.

Section 6.9              Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties hereto will replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision; provided, however, that if an excluded or modified provision materially and adversely affects the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Parent.

Section 6.10           Assignment. This Agreement shall not be assignable by any of the Parties (whether by operation of Law or otherwise); provided, however, that (a) Parent or the Company may assign this Agreement, in whole or in part, to a Person (each such Person, an “Assignee”) (i) which is a wholly-owned Subsidiary of Parent or the Company (provided, that Parent or the Company, as applicable, remains jointly and severally liable), (ii) with the prior consent of the Acting Holders, whether evidenced in writing or by a vote taken at a meeting of the Holders, or (iii) in connection with a transaction involving an Assignment Transaction or a Change in Control conducted in compliance with Section 4.3 to the extent relating to the applicable Products and the corresponding Milestone and (b) the Rights Agent may assign this Agreement to a successor Rights Agent appointed in accordance with Section 3.4.

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Section 6.11           Renunciation of Rights. Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Parent may, in its sole discretion, at any time, offer consideration to any Holder, a group of Holders, or all Holders in exchange for their agreement to irrevocably renounce their rights hereunder. Any CVRs renounced by a Holder in writing in accordance with the foregoing shall be automatically deemed extinguished and no longer outstanding for purposes of the definitions of “Acting Holders”, “Aggregate Excess Exercise Price”, “Milestone Payment” and “Milestone Payment Amount,” Article V and Section 6.3.

Section 6.12           Legal Holidays. In the event that a Milestone Payment Date does not fall on a Business Day, then (notwithstanding any provision of this Agreement to the contrary) payment need not be made on such date, but may be made, without the accrual of any additional interest thereon on account of such Milestone Payment Date not being a Business Day, on the next succeeding Business Day with the same force and effect as if made on the Milestone Payment Date.

Section 6.13           Interpretation; Construction.

(a)           The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b)           The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.

ESSENCE PARENT INC.

By:
Name:
Title:

ESPERION THERAPEUTICS, INC.

By:
Name:
Title:

[RIGHTS AGENT],
as Rights Agent

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

Annex A

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT, made as of [•] (this “Agreement”), between [•], a [•] (“Assignor”) and [•], a [•] [•] (“Assignee”). Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings given to them in the CVR Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Assignor, [•], a [•], and [•], a [•] (the “Rights Agent”), are parties to a Contingent Value Rights Agreement dated as of [•] (the “CVR Agreement”); and

WHEREAS, Assignor and Assignee desire to execute and deliver this Agreement evidencing the transfer to Assignee of the due and punctual payment of the Milestone Payment Amounts, if any, that are not yet paid and may thereafter become payable, and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed and the assumption thereof of Assignee, in each case to the extent relating to the applicable Products and corresponding Milestone.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.              Assignment. Effective as of [•] (the “Assignment Date”), Assignor hereby assigns to Assignee, and Assignee hereby accepts the assignment of, the due and punctual payment of the Milestone Payment Amounts, if any, that are not yet paid to the Holders and may thereafter become payable, and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed, in each case to the extent relating to the applicable Products and corresponding Milestone.

2.              Assumption. Effective as of the Assignment Date, Assignee hereby assumes the due and punctual payment of the Milestone Payment Amounts, if any, that are not yet paid to the Holders and may thereafter become payable, and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed, in each case to the extent relating to the applicable Products and corresponding Milestone.

3.              Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto and their respective successors and assigns.

4.              Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware.

5.              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

A-1

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]